Registration No. 333-35799

      Filed with the Securities and Exchange Commission on November 10, 1997
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          Pre-Effective Amendment No. 2
                                       to
                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             UNION COMMUNITY BANCORP
             (Exact name of registrant as specified in its charter)

        Indiana                      6712                       35-2025237
    (State or other       (Primary Standard Industrial       (I.R.S. Employer
   jurisdiction of           Classification Code No.)        Identification No.)
   incorporation or
    organization)

             221 East Main Street                  Joseph E. Timmons
                 P.O. Box 151                  Union Federal Savings and
        Crawfordsville, Indiana  47933             Loan Association
                (765) 362-2400                   221 East Main Street
                                                     P.O. Box 151
                                            Crawfordsville, Indiana  47933
                                                    (765) 362-2400

                                    Copy to:
                             Claudia V. Swhier, Esq.
                               Barnes & Thornburg
                          1313 Merchants Bank Building
                            11 South Meridian Street
                           Indianapolis, Indiana 46204

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

=====================================================================================================================
                                          CALCULATION OF REGISTRATION FEE
                                                        Proposed              Proposed Maximum            Amount of
    Title of each Class of      Amount to be        Maximum Offering         Aggregate Offering         Registration
  Securities to be Registered    Registered          Price Per Unit               Price (1)                  Fee
---------------------------------------------------------------------------------------------------------------------
   Common Stock, without par value  3,041,750               $10.00                $30,417,500              $9,217.42(2)
=====================================================================================================================

(1)      Estimated solely for the purpose of computing the registration fee.
(2)      Previously  paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                              CROSS-REFERENCE SHEET
        Item in Form S-1                                           Caption in Prospectus

1.     Forepart of Registration Statement                              Forepart of Registration Statement and
       and Outside Front Cover Page of Prospectus                      and Outside Front Cover Page of Prospectus

2.     Inside Front and Outside Back Cover Pages                       Inside Front and Outside Back Cover Pages
       of Prospectus                                                   of Prospectus

3.     Summary Information, Risk Factors, and Ratio of                 "QUESTIONS AND ANSWERS ABOUT
       Earnings to Fixed Charges                                       THE STOCK OFFERING"; "SUMMARY"; "RISK
                                                                       FACTORS"

4.     Use of Proceeds                                                 "USE OF PROCEEDS"

5.     Determination of Offering Price                                 "THE CONVERSION - Stock Pricing"

6.     Dilution                                                        Not Applicable

7.     Selling Security Holders                                        Not Applicable

8.     Plan of Distribution                                            "SUMMARY"; "THE CONVERSION - Subscription
                                                                       Offering," "- Community Offering,"
                                                                       "-Marketing Arrangements," "- Selected Dealers"

9.     Description of Securities to be Registered                      "DESCRIPTION OF CAPITAL STOCK"

10.    Interests of Named Experts and Counsel                          Not Applicable

11.    Information with Respect to Registrant
       (a)    Description of Business                                  "UNION COMMUNITY BANCORP"; "UNION FEDERAL
                                                                       SAVINGS AND LOAN ASSOCIATION", "BUSINESS
                                                                       OF UNION FEDERAL SAVINGS AND LOAN
                                                                       ASSOCIATION"

       (b)    Description of Property                                  "BUSINESS OF UNION FEDERAL SAVINGS AND LOAN
                                                                       ASSOCIATION - Properties"

       (c)    Legal Proceedings                                        "BUSINESS OF UNION FEDERAL SAVINGS
                                                                       AND LOAN ASSOCIATION - Legal Proceedings"

       (d)    Market Price of and Dividends on the                     "MARKET FOR THE COMMON STOCK;"
              Registrant's Common Equity and Related                   "DIVIDENDS;" "PROPOSED PURCHASES
              Stockholder Matters                                      BY DIRECTORS AND EXECUTIVE OFFICERS";
                                                                       "DESCRIPTION OF CAPITAL STOCK"

       (e)    Financial Statements                                     "FINANCIAL STATEMENTS"; "PRO FORMA DATA"

       (f)    Selected Financial Data                                  "SELECTED CONSOLIDATED FINANCIAL
                                                                       DATA OF UNION FEDERAL SAVINGS AND LOAN
                                                                       ASSOCIATION AND SUBSIDIARY"

       (g)    Supplementary Financial Information                      Not Applicable

       (h)    Management's Discussion and Analysis of                  "MANAGEMENT'S  DISCUSSION AND
              Financial Condition and Results of Operations            ANALYSIS OF FINANCIAL  CONDITION
                                                                       AND RESULTS OF OPERATIONS OF UNION FEDERAL
                                                                       SAVINGS AND LOAN ASSOCIATION"

       (i)    Changes in and Disagreements with Accountants            Not Applicable
              on Accounting and Financial Disclosure



       (j)    Directors and Executive Officers                         "MANAGEMENT OF UNION COMMUNITY BANCORP";
                                                                       "MANAGEMENT OF UNION FEDERAL SAVINGS AND
                                                                       LOAN ASSOCIATION"
       (k)    Executive Compensation                                   "EXECUTIVE COMPENSATION
                                                                       AND RELATED TRANSACTIONS OF UNION FEDERAL"

       (l)    Security Ownership of Certain Beneficial                 "PROPOSED PURCHASES BY DIRECTORS AND
              Owners and Management                                    EXECUTIVE OFICERS"

       (m)                                                             Certain
                                                                       Relationships
                                                                       and
                                                                       Related
                                                                       Transactions
                                                                       "EXECUTIVE
                                                                       COMPENSATION
                                                                       AND
                                                                       RELATED
                                                                       TRANSACTIONS
                                                                       OF  UNION
                                                                       FEDERAL -
                                                                       -
                                                                       Transactions
                                                                       with
                                                                       Certain
                                                                       Related
                                                                       Persons"

12.    Disclosure of Commission Position on                            Not Applicable
       Indemnification for Securities Act Liabilities

PROSPECTUS
Up to 3,041,750 Shares of Common Stock
                                                         Union Community Bancorp
                                                              221 E. Main Street
                                                   Crawfordsville, Indiana 47933
                                                                  (765) 362-2400



         Union Federal Savings and Loan Association based in Crawfordsville, Indiana is converting from the mutual form to the stock form of organization. Upon completion of the conversion, Union Federal Savings and Loan Association will become a wholly-owned subsidiary of Union Community Bancorp, which was formed in September, 1997. The common stock of Union Community Bancorp is being offered to the public under the terms of a Plan of Conversion which must be approved by a majority of the votes eligible to be cast by members of Union Federal Savings and Loan Association and by the Office of Thrift Supervision. The offering will not go forward if Union Federal Savings and Loan Association does not receive these approvals. Union Community Bancorp has received conditional approval to have its common stock quoted on the National Association of Securities Dealers Automated Quotation National Market System under the symbol "UCBC."

                                TERMS OF OFFERING

         An independent appraiser has estimated the market value of the converted Union Federal Savings and Loan Association to be between $19,550,000 to $26,450,000, which establishes the number of shares to be offered. Subject to Office of Thrift Supervision approval, an additional 15% above the maximum number of shares, or a total of 3,041,750 shares, may be offered. Based on these estimates, we are making the following offering of shares of common stock.


                                                                        Minimum             Supermaximum
   o  Price Per Share:                                                       $10                      $10
   o  Number of Shares                                                 1,955,000                3,041,750
   o  Conversion Expenses                                               $636,097                 $789,673
   o  Net Proceeds to Union Community Bancorp                        $18,913,903              $29,627,827
   o  Net Proceeds per share to Union Community Bancorp                    $9.67                    $9.74


Please refer to Risk Factors beginning on page 13 of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Trident Securities, Inc. will use its best efforts to help Union Community Bancorp sell at least the minimum number of shares but does not guarantee this number will be sold. All funds received from subscribers will be held in an escrow savings account at Union Federal Savings and Loan Association until the completion or termination of the Conversion.

For information on how to subscribe, call the Stock Information Center at (765) 362-2428.


                            TRIDENT SECURITIES, INC.


                       Prospectus dated November 12, 1997

                                TABLE OF CONTENTS
                                                                           Page
Questions and Answers.....................................................     3
Summary...................................................................     5
Selected Consolidated Financial Data of
   Union Federal Savings and Loan Association and Subsidiary..............     7
Recent Developments of Union Federal Savings and Loan Association.........    10
Risk Factors..............................................................    13
Proposed Purchases by Directors and Executive Officers....................    16
Union Community Bancorp...................................................    16
Union Federal Savings and Loan Association................................    17
Market Area...............................................................    17
Use of Proceeds...........................................................    17
Dividends.................................................................    18
Market for the Common Stock...............................................    19
Competition...............................................................    19
Capitalization............................................................    19
Pro Forma Data............................................................    21
The Conversion............................................................    25
       Offering of Common Stock...........................................    28
       Subscription Offering..............................................    29
       Community Offering.................................................    31
       Limitation on Common Stock Purchases...............................    33
Management's Discussion and Analysis of Financial Condition
     and Results of Operations of
   Union Federal Savings and Loan Association.............................    37
Business of Union Federal Savings and Loan Association....................    51
Management of Union Community Bancorp.....................................    66
Management of Union Federal Savings and Loan Association..................    67
Executive Compensation and Related Transactions of  Union Federal.........    68
Regulation................................................................    72
Taxation..................................................................    78
Restrictions on Acquisition of the Holding Company........................    79
Description of Capital Stock..............................................    84
Transfer Agent............................................................    85
Registration Requirements.................................................    85
Legal and Tax Matters.....................................................    85
Experts...................................................................    85
Additional Information....................................................    85
Index to Consolidated Financial Statements................................   F-1
Glossary..................................................................   G-1

         This document contains forward-looking statements which involve risks and uncertainties. Union Community Bancorp's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 13 of this Prospectus.

         Please see the Glossary beginning on page G-1 for the meaning of capitalized terms that are used in this Prospectus.

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:       What is the purpose of the offering?


A: The offering means that you will have the opportunity to share in our future as a shareholder of the newly formed holding company named Union Community Bancorp which will own Union Federal Savings and Loan Association. The stock offering will increase our capital and the amount of funds available to us for lending and investment activities. This will give us greater flexibility to diversify operations and expand into other geographic markets if we choose to do so. As a stock savings association operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets. In addition, our shareholders might also receive dividends and benefit from any long-term appreciation of our stock price if our earnings are sufficient in the future.

Q:       How do I purchase the stock?

A: You must complete and return the Stock Order Form to us together with your payment, on or before December 10, 1997.

Q:       How much stock may I purchase?


A: The minimum purchase is 25 shares (or $250). Each person with subscription rights, in his capacity as such, may purchase up to 20,000 shares (or $200,000) in the Subscription Offering, subject to an overall maximum of 30,417 shares ($304,170). Joint account holders ordering through a single account may not collectively exceed these purchase limitations.

         Thus, for example, if you have more than one account at Union Federal Savings and Loan Association, each in the same name, you may purchase up to 20,000 shares in the Subscription Offering. If you have only one account at Union Federal Savings and Loan Association held jointly with your spouse, together you and your spouse may only purchase up to 20,000 shares in the Subscription Offering. If you have more than one account at Union Federal Savings and Loan Association in different names, you may subscribe for up to 20,000 shares with respect to either or both such accounts, subject to a combined limit of 30,417 shares.

         If we have a Community Offering, each purchaser may purchase up to 20,000 shares in that offering. However, your total purchases in the Conversion may not exceed 30,417 shares (or $304,170).

         In certain instances, your purchase may be grouped together with purchases by other persons who are associated with you. We may decrease or increase the maximum purchase limitation without notifying you. If the offering is oversubscribed, shares will be allocated based upon a formula.



Q:       What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription, the stock will be offered on a priority basis to the following persons:

         o Persons who had a deposit account with us on December 31, 1995. (Union Community Bancorp's employee stock ownership plan will have priority over such persons if more than 2,645,000 shares are sold, to the extent of any shares sold over 2,645,000 and up to the number of shares subscribed for by such plan). Any remaining shares will be offered to:

         o        The employee stock ownership plan of Union Community  Bancorp.
                  Any remaining shares will be offered to:

         o Persons who had a deposit account with us on September 30, 1997. Any remaining shares will be offered to:

         o Other depositors of ours, as of October 31, 1997, and our borrowers as of July 30, 1997 who remain borrowers on October 31, 1997.

         If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public in a Community Offering, with preference given to people who live in Montgomery County, Indiana.

Q: What particular factors should I consider when deciding whether or not to buy the stock?

A: Before you decide to purchase stock, you should read this Prospectus. In particular, you should read and consider the Risk Factors section on pages 13 to 16 of this document.

Q: As a depositor of Union Federal Savings and Loan Association, what will happen if I do not purchase any stock?

A: You presently have voting rights while we are in the mutual form; however, once we convert to the stock form you will lose your voting rights unless you purchase stock. Even if you do purchase stock, your voting rights will depend on the amount of stock that you own and not on your deposit account at Union Federal Savings and Loan Association. You are not required to purchase stock. Your deposit account, certificate accounts and any loans you may have with us will not be affected by the Conversion.

Q: Can I purchase stock on behalf of someone else who does not have an account or is not a borrower at Union Federal Savings and Loan Association?

A: No. You may not transfer the subscription rights that you have as a depositor or borrower at Union Federal Savings and Loan Association. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not honor orders for shares of the Common Stock by anyone known to us to be a party to such an agreement and we will pursue all legal remedies against any person who is a party to such an agreement.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. This section highlights selected information and may not contain all of the information that is important to you. If you have questions or need assistance, you should contact:


                            Stock Information Center
                   Union Federal Savings and Loan Association
                                  P.O. Box 627
                               221 E. Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-2428

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the consolidated financial statements and the notes to the consolidated financial statements of Union Federal Savings and Loan Association. References in this document to "we", "us", "our" and "Union Federal" refer to Union Federal Savings and Loan Association. In certain instances where appropriate, "us" or "our" refers collectively to Union Community Bancorp and Union Federal Savings and Loan Association. References in this document to "the Holding Company" refer to Union Community Bancorp.

The Companies

                             Union Community Bancorp
                               221 E. Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-2400

         Union Community Bancorp is not an operating company and has not engaged in any significant business to date. It was formed in September, 1997, as an Indiana corporation to be the holding company for Union Federal Savings and Loan Association. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page 16.

                   Union Federal Savings and Loan Association
                               221 E. Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-2400

         We are a community- and customer-oriented federal mutual savings and loan association. We provide financial services to individuals, families and small business. Historically, we have emphasized residential mortgage lending, primarily one- to four-family mortgage loans. On June 30, 1997, we had total assets of $84.3 million, deposits of $62.1 million, and retained earnings of $14.5 million. See page 17.

The Stock Offering

         Union Community Bancorp is offering for sale between 1,955,000 and 2,645,000 shares of its Common Stock at $10 per share. This offering may be increased to 3,041,750 shares without further notice to you if market or financial conditions change prior to the completion of this stock offering or if additional shares of stock are needed to fill the order of our employee stock ownership plan.

Stock Purchases

         Union Community Bancorp will offer shares of its Common Stock to our depositors who held deposit accounts as of certain dates and to our borrowers with outstanding loans as of certain dates. The shares will be offered first in a Subscription Offering and any remaining shares may be offered in a Community Offering to members of the general public with preference given to residents of Montgomery County. See pages 29 to 32. We have engaged Trident Securities, Inc. to assist in the marketing of the Common Stock.

Prohibition on Transfer of Subscription Rights

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the Office of Thrift Supervision.

The Offering Range and Determination of the Price Per Share

         The offering range is based on an independent appraisal of the pro forma market value of the Common Stock by RP Financial, LC., an appraisal firm experienced in appraisals of savings associations. RP Financial, LC. has estimated that, in its opinion, as of August 22, 1997, and as updated as of October 17, 1997, the aggregate pro forma market value of the Common Stock ranged between $19,550,000 and $26,450,000 (with a mid-point of $23,000,000).
The pro forma market value of the shares is our market value after taking into account the sale of shares in this offering. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of Common Stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings associations. If the pro forma market value of the Common Stock changes to either below $19,550,000 or above $30,417,500, we will notify you and provide you with the opportunity to modify or cancel your order. See pages 35 to 36.

Termination of the Offering


         The Subscription Offering will terminate at 12:00 noon, Crawfordsville time, on December 10, 1997. The Community Offering, if any, may terminate at any time without notice but no later than January 24, 1998, without approval by the OTS.


Benefits to Management from the Offering


         Our full-time employees will participate in our employee stock ownership plan, which is a form of retirement plan that will purchase shares of Union Community Bancorp's Common Stock. We also intend to implement a management recognition and retention plan and a stock option plan following completion of the Conversion, which will benefit our officers and directors. If we adopt the management recognition and retention plan, our executive officers and directors will be awarded shares of Common Stock at no cost to them. However, the management recognition and retention plan and stock option plan may not be adopted until at least six months after the Conversion and are subject to shareholder approval and compliance with OTS regulations. We also have entered into a three-year employment contract with Joseph E. Timmons, our President and Chief Executive Officer, in connection with the Conversion.
See pages 68 to 72.


Use of the Proceeds Raised from the Sale of Common Stock

         Union Community Bancorp intends to use a portion of the proceeds from the stock offering to make a loan to our employee stock ownership plan to fund its purchase of 8% of the Common Stock issued in the Conversion, up to a maximum of 184,000 shares. Union Community Bancorp will use 50% of the proceeds that remain after it pays expenses incurred in connection with the Conversion to purchase all of the capital stock to be issued by Union Federal Savings and Loan Association. Union Community Bancorp will retain the balance of the proceeds as a possible source of funds for the payment of dividends to shareholders, to repurchase shares of Common Stock in the future, to acquire one or more other financial institutions or for other general corporate purposes. On a short-term basis, the Holding Company may invest the net proceeds it retains in short-term investments. The Holding Company has no present plans to acquire another financial institution. See pages 17 to 18.

Dividends


         Management of Union Community Bancorp expects initially to pay quarterly cash dividends on the shares of Common Stock at an annual rate of 3% ($0.30 per share based on the $10.00 per share offering price) commencing after the quarter ended March 31, 1998. See pages 18 to 19.


Market for the Common Stock

         Union Community Bancorp has received conditional approval to have its Common Stock quoted on the National Association of Security Dealers Automated Quotation National Market System under the symbol "UCBC." Even though we expect that the shares of Common Stock will be sold on the Nasdaq National Market System, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. Investors should have a long-term investment intent. If you purchase shares, you may not be able to sell them when you want to at a price that is equal to or more than the price you paid. See page 19.

Important Risks in Owning the Holding Company's Common Stock

         Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages 13 to 16 of this document.

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
            UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

         The following selected consolidated financial data of Union Federal and its subsidiary is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Prospectus. Information at June 30, 1997 and for the six months ended June 30, 1997 and 1996 is unaudited but, in the opinion of management, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of and for such dates. The operating results for the six-months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.


                                                       AT JUNE 30,                       AT DECEMBER 31,
                                                          1997         1996     1995          1994       1993       1992
                                                          ----         ----     ----          ----       ----       ----
                                                                                         (In thousands)
Summary of Financial Condition Data:

Total assets.........................................     $84,291     $82,789  $73,631       $72,540     $66,833   $63,107
Loans, net...........................................      73,167      72,697   61,279        60,059      55,256    46,783
Cash and interest-bearing deposits in other banks (1)       2,258       1,465    1,993         1,329         963     1,999
Investment securities held to maturity...............       5,920       5,747    7,423         7,985       9,355    13,038
Deposits.............................................      62,055      60,436   57,407        54,886      55,076    52,802
Borrowings...........................................       7,073       7,880    2,642         4,943         ---       ---
Retained earnings - substantially restricted.........      14,473      13,910   13,024        12,033      10,878     9,719


(1)  Includes certificates of deposit in other financial institutions.


                                                            SIX MONTHS
                                                           ENDED JUNE 30,                      YEAR ENDED DECEMBER 31,
                                                        ------------------     --------------------------------------------------
                                                         1997        1996        1996       1995        1994      1993      1992
                                                         ----        ----        ----       ----        ----      ----      ----
                                                                                                    (In thousands)
Summary of Operating Data:
Total interest and dividend income...................   $3,275       $2,920     $6,112     $5,729       $5,249    $5,334    $5,507
Total interest expense...............................    1,822        1,627      3,424      3,148        2,507     2,594     3,006
                                                       -------      -------     ------    -------       ------    ------    ------
   Net interest income...............................    1,453        1,293      2,688      2,581        2,742     2,740     2,501
Provision for loan losses............................      111           24         48         24           24        15        12
                                                       -------      -------     ------    -------       ------    ------    ------
   Net interest income after provision
     for loan losses.................................    1,342        1,269      2,640      2,557        2,718     2,725     2,489
                                                       -------      -------     ------    -------       ------    ------    ------
Other income (losses):
   Equity in losses of limited partnership...........     (114)         (79)      (173)      (249)         (54)      ---       ---
   Investment securities gains.......................      ---          ---        ---        ---          ---       ---       306
   Other.............................................       19           21         57         32           14        13        22
                                                       -------      -------     ------    -------       ------    ------    ------
     Total other income (losses).....................      (95)         (58)      (116)      (217)         (40)       13       328
                                                       -------      -------     ------    -------       ------    ------    ------
Other expenses:
   Salaries and employee benefits....................      252          230        461        481          489       434       378
   Net occupancy expenses............................       16           12         39         66           44        57        90
   Equipment expenses................................       11           10         20         20           17        17        25
   Deposit insurance expense.........................       12           65        495        127          126        94       111
   Other.............................................      158          127        287        328          208       234       210
                                                       -------      -------     ------    -------       ------    ------    ------
     Total other expenses............................      449          444      1,302      1,022          884       836       814
                                                       -------      -------     ------    -------       ------    ------    ------
Income before income taxes and cumulative effect
   of change in accounting principle.................      798          767      1,222      1,318        1,794     1,902     2,003
Income taxes.........................................      235          231        336        326          639       755       797
Cumulative effective of change
   in accounting principle...........................      ---          ---        ---        ---          ---        12       ---
                                                       -------      -------     ------    -------       ------    ------    ------
   Net income........................................  $   563      $   536     $  886    $   992       $1,155    $1,159    $1,206
                                                       =======      =======     ======    =======       ======    ======    ======


                                                       SIX MONTHS
                                                     ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                  1997           1996      1996      1995       1994        1993      1992
                                                  ----           ----      ----      ----       ----        ----      ----

Supplemental Data:

Interest rate spread during period..............   2.62%          2.54%     2.54%     2.69%      3.25%       3.45%     3.22%
Net yield on interest-earning assets (1) (2)....   3.56           3.55      3.53      3.67       4.01        4.23      4.08
Return on assets (2) (3)........................   1.35           1.43      1.13      1.36       1.63        1.77      1.94
Return on equity (2) (4)........................   7.90           8.04      6.54      7.84      10.02       11.19     13.08
Other expenses to
   average assets (2)(5)........................   1.07           1.18      1.66      1.41       1.25        1.28      1.31
Equity to assets (6)............................  17.17          17.55     16.80     17.69      16.59       16.28     15.40
Average interest-earning assets to average
   interest-bearing liabilities................. 121.15         122.60    121.94    121.83     120.63      119.42    117.65
Non-performing assets to total assets (6).......    .24            .44       .59       .21        .20         .31       .50
Allowance for loan losses to total loans
   outstanding (6)..............................    .27            .20       .22       .18        .15         .11       .10
Allowance for loan losses to
   non-performing loans (6)..................... 162.30          39.36     32.52     71.15      60.84       30.88     15.05
Net charge-offs to average
   total loans outstanding .....................    .1             .---      .---      .---       .---        .---      .---
Number of full service offices (6)..............   1              1         1         1          1           1         1


(1)      Net interest income divided by average interest-earning assets.
(2) Information for six months ended June 30, 1997 and 1996, has been annualized. Interim results are not necessarily indicative of the results of operations for an entire year.
(3)      Net income divided by average total assets.
(4)      Net income divided by average total equity.
(5)      Other expenses divided by average total assets.
(6)      At end of period.

        RECENT DEVELOPMENTS OF UNION FEDERAL SAVINGS AND LOAN ASSOCIATION


         The following table sets forth selected consolidated financial condition data for Union Federal and its subsidiary at September 30, 1997, and December 31, 1996, and selected consolidated operating data for Union Federal and its subsidiary for the three months and nine months ended September 30, 1997 and 1996. Information at September 30, 1997 and for the three and nine months ended September 30, 1997 and 1996 is unaudited but, in the opinion of management, includes all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of and for such dates. The selected financial and other data of Union Federal set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the consolidated financial statements and related notes thereto, appearing elsewhere herein. The operating results for the three and nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.


                                                                       At September 30,             At December 31,
Summary of Financial Condition Data:                                        1997                          1996
                                                                                        (In Thousands)
   Total assets                                                           $85,734                        $82,789
   Loans, net                                                              75,422                         72,697
   Cash and interest-bearing deposits in other banks (1)                    1,459                          1,465
   Investment securities held to maturity                                   5,809                          5,747
   Deposits                                                                62,132                         60,436
   Borrowings                                                               8,073                          7,880
   Retained earnings-substantially restricted                              14,775                         13,910

(1)  Includes certificates of deposit in other financial institutions


                                                              Three Months Ended                 Nine Months Ended
                                                                 September 30,                      September 30,
Summary of Operating Data:                                   1997             1996              1997              1996
                                                                                   (In thousands)
Total interest and dividend income                          $1,655            $1,569           $4,930            $4,489
Total interest expense                                         930               885            2,752             2,512
                                                           -------           -------           ------           -------
Net interest income                                            725               684            2,178             1,977
Provision for loan losses                                       27                12              138                36
                                                           -------           -------           ------           -------
Net interest income after provision
   for loan losses                                             698               672            2,040             1,941
Other losses                                                     5                50              100               108
Other expenses                                                 245               583              694             1,027
                                                           -------           -------           ------           -------
Income before income taxes                                     448                39            1,246               806
Income taxes (benefit)                                         146               (28)             381               203
                                                           -------           -------           ------           -------
Net income                                                 $   302           $    67           $  865           $   603
                                                           =======           =======           ======           =======

                                                                             At or for the                       At or for the
                                                                           Three Months Ended                  Nine Months Ended
                                                                              September 30,                      September 30,
                                                                           -------------------             ------------------------
                                                                           1997           1996               1997             1996
                                                                           ----           ----               ----             ----
Supplemental Data:
Interest rate spread (average during period) (1).....................      2.54%           2.51%             2.59%           2.53%
Net yield on interest-earning assets (1)(2)..........................      3.52            3.49              3.55            3.53
Return on assets (ratio of net income to
   average total assets) (1).........................................      1.43             .33              1.38            1.05
Return on equity (ratio of net income to
   average total equity) (1).........................................      8.23            1.96              8.01            5.98
Other expenses to average assets (1).................................      1.16            2.90              1.10            1.78
Equity-to-assets, at end of period...................................     17.23           16.59             17.23           16.59
Average interest-earning assets to average
   interest-bearing liabilities (1)..................................    121.58          121.69            121.29          122.27
Non-performing assets to total assets, at end of period (3)..........       .16             .43               .16             .43
Allowance for loan losses to total loans outstanding.................       .30             .20               .30             .20
Allowance for loan losses to non-performing loans,
   at end of period..................................................    409.09           41.53            409.09           41.53
Net charge-offs to average total loans outstanding...................        ---             ---              .10               ---

(1)      Ratios are annualized.

(2)      Net interest income divided by average interest-earning assets.

(3) Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due, restructured loans and real estate owned.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Financial Condition at September 30, 1997 Compared to Financial Condition at December 31, 1996


         Our total consolidated assets increased by $2.9 million, or 3.6%, to $85.7 million at September 30, 1997 from $82.8 million at December 31, 1996. Our loans receivable increased $2.7 million, or 3.7%, while deposits increased $1.7 million or 2.8%. We funded the increase in loans primarily with the increase in our deposits. Capital increased $865,000 or 6.2%, to $14.8 million at September 30, 1997 from $13.9 million at December 31, 1996. At September 30, 1997, our tangible capital ratio was 17.2%, our core capital ratio was 17.2%, and our risk-based capital to risk-weighted assets ratio was 34.7%. Each of these capital levels exceeded applicable regulatory requirements.

Comparison of Operating Results for the Three Months Ended September 30, 1997 and 1996

         Net Income. Net income increased $235,000 to $302,000 for the three-month period ended September 30, 1997 from $67,000 for the same period in 1996. The increase in net income was impacted primarily by the $362,000 ($219,000 net of tax) one-time SAIF special assessment charged to expense in the three-month period ended September 30, 1996.


         Net Interest Income. Net interest income increased $41,000, or 6.0%, to $725,000 for the three-month period ended September 30, 1997, from $684,000 for the comparable period in 1996. This increase was due primarily to an increase of $3.9 million in average interest-earning assets to $82.3 million for the three-month period ended September 30, 1997 compared to $78.3 million for the three-month period ended September 30, 1996. Also, our interest rate spread increased to 2.54% for 1997 as compared to 2.51% for the same period in 1996.

         Provision for Loan Losses. Our provisions for loan losses for the three months ended September 30, 1997 and for the comparable period in 1996 were $27,000 and $12,000 respectively, an increase of $15,000. We did not have any charge-offs or recoveries on loans during the three-month periods ended September 30, 1997 and 1996. We increased our loan loss provision primarily to give consideration to the growth in loans and to individually large multi-family and non-residential real estate loans and the inherent risk associated with these types of loans.


         Other Losses. Our other losses decreased $45,000 for the three-month period ended September 30, 1997 as compared to the comparable period in 1996. This decrease was due primarily to the decrease in the loss from our investment in a low-income housing tax credit limited partnership.

         Other Expenses. Our non-interest expense decreased $338,000 to $245,000 in 1997 from $583,000 in 1996. This decrease was due largely to the one-time SAIF special assessment of $362,000 in 1996.

         Income Tax Expense. Our income tax expense increased $174,000 due to an increase in taxable income of approximately $400,000.

Comparison of Operating Results for the Nine Months Ended September 30, 1997 and 1996

         Net Income. Net income increased $262,000 to $865,000 in 1997 from $603,000 for 1996. This increase primarily resulted from our recognition of the one-time, non-recurring SAIF special assessment in the amount of $362,000 ($219,000 net of tax) during 1996. This decrease in expense was offset by an increase of $102,000 in our provision for loan losses in 1997 compared to 1996.

         Net Interest Income. Our net interest income increased $201,000 to $2.2 million in 1997 from $2.0 million in 1996. This increase primarily resulted from the growth in average interest-earning assets of $7.2 million to $81.8 million in 1997 from $74.7 million in 1996. Also, our interest rate spread increased to 2.59% for 1997 compared to 2.53% for 1996.

         Provision for Loan Losses. Our provisions for loan losses for 1997 and 1996 were $138,000 and $36,000, respectively. We increased our provision for 1997 due to an increase in outstanding loans and losses recorded in 1997 associated with a non-performing loan secured by multi-family real estate. In response to the loss experienced in 1997, we increased the risk factor used on multi-family and commercial real estate loans. Our allowance for loan losses as of September 30, 1997 was $225,000.

         Other Expenses. Our other expenses decreased $333,000 to $694,000 in 1997 from $1,027,000 in 1996. The decrease was primarily attributable to a one-time special SAIF assessment of $362,000.

         Income Tax Expense. Our income tax expense increased $178,000 to $381,000 for the nine-month period ended September 30, 1997 from $203,000 for the nine-month period ended September 30, 1996 due to an increase in income of $440,000.

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in the Common Stock.

Commercial Real Estate and Multi-Family Lending

         As of June 30, 1997, we had commercial real estate and multi-family loans of $3.5 million and $10.2 million, respectively, or 4.7% and 13.6%, respectively, of our total loan portfolio as of that date. Although commercial real estate and multi-family loans provide higher interest rates and shorter terms, these loans have higher credit risks than one- to four-family residential loans. Commercial real estate and multi-family loans often involve large loan balances to single borrowers or groups of related borrowers. In addition, payment experience on loans secured by such properties typically depends upon the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the real estate market or in the general economy. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate. Although none of our commercial real estate and multi-family loans were non-performing as of June 30, 1997, if a significant number of borrowers under these types of loans develop problems, we may be required to increase by a significant amount our allowance for loan losses because of the relatively large size of these loans. This, in turn, would reduce our net income. See "Business of Union Federal Savings and Loan Association--Lending Activities."

Dependence on President and Possible New Management

         Our successful operations depend to a considerable degree on our President, Joseph E. Timmons, who is 63 years of age. We have entered into a three-year employment agreement with Mr. Timmons. The employment agreement requires certain payments to Mr. Timmons if he is terminated without "just cause" by us or by an entity that acquires us, or if Mr. Timmons terminates the employment agreement "for cause." The loss of Mr. Timmons' services could adversely affect us. While the board of directors is seeking to attract and retain additional management either as a successor or supplement to Mr. Timmons, there is no assurance that such individuals will be attracted or retained. If such individuals are retained, their participation in our management could result in changes to our operating strategy which could affect our profitability. See "Management of Union Federal Savings and Loan Association" and "Executive Compensation and Related Transactions of Union Federal-- Employment Contract."

Geographic Concentration of Loans

         Substantially all of our real estate mortgage loans are secured by properties located in Indiana, mostly in Montgomery County. The economy in Montgomery County is based on a mixture of agricultural (primarily beans, wheat, oats, and livestock) and industrial (primarily automotive parts, commercial printing and various small industries), as well as a variety of service, wholesale and retail businesses. R.R. Donnelly & Sons, a commercial printer, is the county's largest employer with approximately 2,100 employees. A weakening in the local real estate market or in the local or national economy, or a reduction in the workforce at the manufacturing facilities in the area could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing the loans, which could reduce our earnings.

Allowance for Loan Losses

         We have established our allowance for loan losses based upon historic practice and in accordance with generally accepted accounting principles. We determine the adequacy of our allowance for loan losses based upon estimates that are particularly susceptible to significant changes in the economic environment and changes in market conditions. Thus, a weakening in the local or national economy would likely require us to increase our allowance for loan losses to account for the increased likelihood that we would experience losses from our loan portfolio. At June 30, 1997, our allowance for loan losses was $198,000, or .27% of total loans outstanding. This amount reflects our history of low loan losses and our low level of non-performing assets and, based upon information currently available to us, we believe that this amount is sufficient to absorb estimated loan losses. There can be no assurance, however, that regulators, when reviewing our loan portfolio in the future, will not require us to increase our allowance for loan losses. Any future increase in our allowance for loan losses would adversely affect earnings.

Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

         Provisions in the Holding Company's articles of incorporation, the corporation law of the state of Indiana, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt which our management opposes. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Holding Company, or the appointment of new directors to the Board, more difficult. For example, the Holding Company's Bylaws provide that directors must be residents of Montgomery County, Indiana, must have maintained a deposit or loan relationship with us for at least 12 months and, with respect to a non-employee director, must have served as a member of a civic or community organization in Montgomery County for at least 12 months in the five-year period prior to being nominated to the Board (or in the case of existing directors, prior to September 11, 1997). Further restrictions include: restrictions on the acquisition of the Holding Company's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to meetings of shareholders; denial of cumulative voting by shareholders in the election of directors; the issuance of preferred stock and additional shares of Common Stock without shareholder approval; and super majority provisions for the approval of certain business combinations. These provisions may reduce the trading price of our stock. See "Restrictions on Acquisition of the Holding Company."

Lack of Active Market for Common Stock

         Even though we expect that the Common Stock will be listed on the Nasdaq National Market System, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. The Common Stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

Decreased Return on Average Equity and Increased Expenses Immediately After Conversion

         Return on average equity (net income divided by average equity) is a ratio commonly used to compare the performance of a savings association to its peers. For the six-month periods ended June 30, 1997 and 1996, our returns on average equity (on an annualized basis) were 7.9% and 8.04%, respectively. A lower return on equity could reduce the trading price of our shares. As a result of the Conversion, our equity will increase substantially. Our expenses also will increase because of the costs associated with our employee stock ownership plan ("ESOP"), management recognition and retention plan ("RRP"), and the costs of being a public company. Because of the increases in our equity and expenses, our return on equity is likely to decrease as compared to our performance in previous years. Initially, Union Federal intends to use a portion of the proceeds of this offering to repay some or all of its short-term obligations owed to the Federal Home Loan Bank of Indianapolis ("FHLB of Indianapolis"). Union Federal may also use some of the proceeds to purchase loan participations and mortgage-backed securities on the secondary market and, on an interim basis, to invest in U.S. government securities and federal agency securities which generally have lower yields than residential mortgage loans. See "Use of Proceeds."

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment

         Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income we earn on our interest-earning assets (such as mortgage loans) and the interest expense we pay on our interest-bearing liabilities (such as deposits). As of June 30, 1997, approximately 72 percent of our mortgage loans have rates of interest which are fixed for the term of the loan ("fixed rate") and are originated generally with terms of 15 or 20 years, while deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there might be a lack of customer demand for loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Union Federal Savings and Loan Association -- Asset/Liability Management."

         Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Historically lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Intent to Remain Independent

         We have operated as an independent community oriented savings and loan association since 1913 and we intend to continue to operate in this manner following the Conversion. Accordingly, you are urged not to subscribe for shares of our Common Stock if you are anticipating a quick sale by us. See "Business of Union Federal Savings and Loan Association."

Possible Voting Control by Directors and Officers


         Our directors and executive officers intend to subscribe for 134,250 shares of Common Stock which, at the midpoint of the Estimated Valuation Range, would constitute 5.8% of the outstanding shares. When aggregated with the shares of Common Stock our executive officers and directors expect to acquire through the Stock Option Plan and RRP, our executive officers and directors would own approximately 387,250 shares of Common Stock, or 15.6% of the outstanding shares at the midpoint of the Estimated Valuation Range. This ownership of Common Stock by our management could make it difficult to obtain majority support for shareholder proposals which are opposed by management. See "Proposed Purchases by Directors and Executive Officers," "Executive Compensation and Related Transactions of Union Federal," "Description of Capital Stock," and "Restrictions on Acquisition of the Holding Company."


Possible Dilutive Effect of RRP and Stock Options

         If the Conversion is completed and shareholders approve the RRP and Stock Option Plan, we intend to issue shares to our officers and directors through these plans. If the shares for the RRP are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately 3.8% at the midpoint of the Estimated Valuation Range. If the shares for the Stock Option Plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately 2.9% at the midpoint of the Estimated Valuation Range. In either case, the trading price of our Common Stock may be reduced. See "Pro Forma Data" and "Executive Compensation and Related Transactions of Union Federal."

Financial Institution Regulation and Future of the Thrift Industry

         We are subject to extensive regulation, supervision, and examination by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). A bill has been introduced in the Congress that would consolidate the OTS with the Office of the Comptroller of the Currency. If this statute is approved we could be forced to become a state or national commercial bank, and become subject to regulation by a different government agency. If we become a commercial bank, our investment authority and the ability of the
Holding Company to engage in diversified activities may be limited or prohibited, which could affect our profitability. It is impossible at this time to predict the impact of any such legislation on our operations. See "Regulation."

Restrictions on Repurchase of Shares

         During the first year following the Conversion, the Holding Company may not generally repurchase its shares except in unusual circumstances as permitted by the OTS. During each of the second and third years following the Conversion, the Holding Company may repurchase up to 5% of its outstanding shares. During those periods, if we decide that repurchases above those limits would be a good use of funds, we would not be able to do so, without obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion -- Restrictions on Repurchase of Stock by the Holding Company."

Competition

         We experience strong competition in our local market area in both originating loans and attracting deposits, primarily from commercial banks, thrifts and credit unions. Such competition may limit our growth in the future. See "Competition."

Risk of Delayed Offering

         Although we expect to complete the Conversion within the time periods indicated in this Prospectus, it is possible that adverse market, economic or other factors could significantly delay the completion of the Conversion, which could significantly increase our Conversion costs. In this case, however, you would have the right to modify or rescind your subscription and to have your subscription funds returned to you promptly, with interest. In the event that the Conversion is not completed, we will remain a mutual savings and loan association, and all subscription funds will be promptly returned to subscribers, with interest. See "The Conversion."

Income Tax Consequences of Subscription Rights

         If the Internal Revenue Service were to determine that the subscription rights offered to you in connection with the Conversion have an ascertainable value, your exercise of your subscription rights could result in the recognition of taxable income. In the opinion of RP Financial, LC. ("RP Financial"), however, the subscription rights do not have an ascertainable fair market value. See "The Conversion -- Principal Effects of Conversion - Tax Effects."

             PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the intended purchases of Common Stock by each director and executive officer and their Associates in the Conversion. All directors and executive officers will pay the same Purchase Price as all subscribers and will be subject to the same terms and conditions. In addition, directors and executive officers may not re-sell the shares of Common Stock that they purchase for at least one year from the date that they purchase the shares. All shares will be purchased for investment purposes and not for purposes of resale. The table assumes that 2,300,000 shares (the midpoint of the Estimated Value Range) of the Common Stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions.

                                                          Aggregate           Total
                                                          Price of       Shares Proposed
                                                          Intended      to be Subscribed      Percent
Name                       Position                       Purchases          For (1)         of Shares
Philip L. Boots            Director                        $100,000          10,000               .435%
Marvin L. Burkett          Director                          10,000           1,000               .04
Phillip E. Grush           Director                         120,000          12,000               .52
Samuel H. Hildebrand       Director                         264,500          26,450              1.15
John M. Horner             Chairman                         225,000          22,500               .98
Harry A. Siamas            Director                         100,000          10,000               .435
Lester B. Sommer           Director Emeritus                170,000          17,000               .74
Joseph E. Timmons          Director, President and
                             Chief Executive Officer        300,000          30,000              1.30
All Other Executive
   Officers                                                  53,000           5,300               .23
                                                         ----------         -------              ----
All Directors and
   Executive Officers
   as a group (10 persons)(2)                            $1,342,500         134,250              5.83%
                                                         ==========         =======              ====

(1) Does not include shares subject to stock options which may be granted under the Stock Option Plan, or shares which may be awarded under the RRP.

(2) Assuming that all shares awarded under the RRP are purchased on the open market and all shares subject to stock options are issued from authorized but unissued shares, and upon (i) the full vesting of the restricted stock awards to directors and executive officers contemplated under the RRP and (ii) the exercise in full of all options expected to be granted to directors and executive officers under the Stock Option Plan, all directors and executive officers as a group would beneficially own 349,300 shares (16.5%), 387,250 shares (15.6%), 425,200 shares (14.9%), and 468,842 shares (14.3%) upon sales at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range, respectively. See "Executive Compensation and Related Transactions of Union Federal -- RRP," "-- Stock Option Plan."

                             UNION COMMUNITY BANCORP

         The Holding Company was formed in September, 1997 as an Indiana corporation to be the holding company for Union Federal. The Holding Company has not engaged in any significant business to date and, for that reason, its financial statements are not included herein. The Holding Company has received approval from the OTS to become a savings and loan holding company through the acquisition of all of the capital stock of Union Federal to be issued upon completion of the Conversion.

         The Holding Company will initially receive 50% of the net Conversion proceeds after payment of expenses incurred in connection with the Conversion. The holding company structure will provide the Holding Company with greater flexibility than Union Federal to diversify its business activities, either through newly-formed subsidiaries or through acquisitions. The Holding Company has no present plans regarding diversification, acquisitions or expansion, however. The Holding Company initially will not conduct any active business and does not intend to employ any persons other than its officers, although it may utilize our support staff from time to time.

         The office of the Holding Company is located at 221 East Main Street, P.O. Box 151, Crawfordsville, Indiana, 47933. The telephone number is (765) 362-2400.

                   UNION FEDERAL SAVINGS AND LOAN ASSOCIATION

         We were originally organized in 1913 as "Union Savings and Loan Association of Crawfordsville," a state-chartered savings association. We have operated since then as an independent, community-oriented savings association. In 1962, we converted to a federal charter and changed our name to "Union Federal Savings and Loan Association." We currently conduct our business from a full-service office located in Crawfordsville, which is located in Montgomery County, Indiana. We believe that we have developed a solid reputation among our loyal customer base because of our commitment to personal service and our strong support of the local community. We offer a variety of lending, deposit and other financial services to our retail and commercial customers.

         We attract deposits from the general public and originate mortgage loans, most of which are secured by one- to four-family residential real property in Montgomery County. We also offer multi-family loans, commercial real estate loans, construction loans, loans secured by deposits and home-improvement loans. We derive most of our funds for lending from deposits of our customers, which consist primarily of certificates of deposit, demand accounts and savings accounts.

         We have maintained a relatively strong capital position by focusing primarily on residential real estate mortgage lending in Montgomery County, Indiana and, to a limited extent, in other nearby counties. At June 30, 1997, we had total assets of $84.3 million, deposits of $62.1 million and retained earnings of $14.5 million, or 17.2% of assets. For the fiscal year ended December 31, 1996, we had net income of $886,000, a return on assets of 1.1% and a return on equity of 6.5%. We have historically experienced very few asset quality problems in our total loan portfolio, and at June 30, 1997, our ratio of non-performing assets to total assets was .24%. During the six months ended June 30, 1997, we charged off $72,000 of loans. During the fiscal year ended December 31, 1996, we did not charge off any loans.

                                   MARKET AREA

         Our primary market area is Montgomery County, Indiana. Crawfordsville, the county seat of Montgomery County, is located in central Indiana, approximately 45 miles west of Indianapolis. According to the U.S. Bureau of Census, in 1996 the city of Crawfordsville had a population of 16,096, and Montgomery County had a population of 35,888 residents. The Crawfordsville economy is based on a mixture of agriculture (primarily beans, wheat, oats and livestock) and industrial (primarily automotive parts, commercial printing and various small industries), as well as a variety of service, wholesale and retail businesses. R.R. Donnelley & Sons, Lithonia Hi-Tek Lighting and Raybestos Products are Crawfordsville's largest employers. Crawfordsville is also home to Wabash College which has a student population of 800.

         Most of our deposits and lending activities come from individuals residing in Montgomery County. Montgomery County had an unemployment rate of 3.0% as of June 30, 1997 compared to a nationwide unemployment rate of 5.2%. We think that our diverse economy will continue to provide for a stable market area.

                                 USE OF PROCEEDS


         The Holding Company will retain 50% of the net proceeds from the offering, after payment of expenses incurred in connection with the Conversion, and will use the balance of the proceeds to purchase all of the capital stock issued by Union Federal in connection with the Conversion. A portion of the net proceeds to be retained by the Holding Company will be loaned to our employee stock plan to fund its purchase of 8% of the shares of the Holding Company sold in the Conversion, up to a maximum of 184,000 shares. On a short-term basis, the balance of the net proceeds retained by the Holding Company initially may be invested in cash and short-term investments with laddered maturities. The Holding Company intends to develop prudent investment policies under which it will invest the proceeds in a manner that limits credit risk while maximizing yields, and which will provide a continuous source of cash to enhance operating flexibility. The Holding Company may also use the proceeds as a source of funds to acquire one or more other financial institutions, to pay dividends to shareholders or to repurchase shares of Common Stock. The Holding Company has no present plans to acquire another financial institution, however. The Holding Company will not take any action in furtherance of an extraordinary capital distribution during the year following the Conversion.


         Union Federal intends to use a portion of the net proceeds that it receives from the Holding Company to make adjustable- and fixed-rate mortgage loans and commercial real estate loans to the extent there is demand for such loans and subject to market conditions. Union Federal may also use a portion of the net proceeds to fund the purchase of up to 4% of the shares for the RRP which we anticipate will be adopted by our Board following the Conversion, subject to shareholder approval, and to repay some or all of its borrowings from the FHLB of Indianapolis. We anticipate that the balance of the proceeds may be used to purchase loan participations and possibly mortgage-backed securities in the secondary market. On an interim basis, we may use some of the net proceeds to invest in U.S. government securities and other federal agency securities. See "Business of Union Federal Savings and Loan Association -- Investments."

         The following table shows estimated gross and net proceeds based upon shares of Common Stock being sold in the Conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.


                                                                                                                       15% Above
                                                      Minimum,              Midpoint,            Maximum,              Maximum,
                                                      1,955,000             2,300,000            2,645,000             3,041,750
                                                       Shares                Shares               Shares                Shares
                                                    Sold at Price         Sold at Price        Sold at Price         Sold at Price
                                                      of $10.00             of $10.00            of $10.00           of $10.00(2)
                                                      ---------------------------------------------------------------------------
                                                                                      (in thousands)
Gross Proceeds..........................              $19,550               $23,000               $26,450               $30,418
Less:
   Estimated Underwriting Commissions
   and Other Expenses(1) (2)............                  636                   682                   732                   790
                                                       ------               -------               -------               -------
Estimated net Conversion
   proceeds(1)..........................               18,914                22,318                25,718                29,628

Purchase by Holding Company of
   100% of Capital Stock of
   Union Federal........................                9,457                11,159                12,859                14,814
                                                       ------               -------               -------               -------
Net proceeds retained by
   Holding Company......................               $9,457               $11,159               $12,859               $14,814
                                                       ======               =======               =======               =======


(1) In calculating estimated net Conversion proceeds, it has been assumed that no sales will be made through selected dealers, that all shares are sold in the Subscription Offering, that executive officers and directors of Union Federal and their Associates purchase 134,250 shares of Common Stock in the Conversion, and that the ESOP acquires 8% of the shares of Common Stock issued in the Conversion, up to a maximum of 184,000 shares.

(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering and the Community Offering, if any.

     The actual net proceeds may differ from the estimated net proceeds calculated above for various reasons, including variances in the actual amount of legal and accounting expenses incurred in connection with the Conversion, commissions paid for sales made through other dealers, and the actual number of shares of Common Stock sold in the Conversion. Any variance in the actual net proceeds from the estimates provided in the table above is not expected to be material.

                                    DIVIDENDS

         Upon Conversion, the Holding Company's board of directors will have the authority to declare dividends, subject to statutory and regulatory restrictions. The Holding Company expects initially to pay quarterly cash dividends on the shares at a rate of 3% per annum ($0.30 per share per annum based on the $10.00 per share offering price) commencing after the quarter ended March 31, 1998. However, declarations of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by the Holding Company in the Conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable laws and regulations. In addition, from time to time in an effort to manage capital at a desirable level, the board may determine to pay special cash dividends. Special cash dividends may be paid in addition to, or in lieu of, regular cash dividends. In any event, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Regulation -- Savings Association Regulatory Capital" and "--Dividend Limitations."

         The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends depend in part upon the receipt of dividends from us. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of Common Stock.

         In addition to the foregoing, the portion of our earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to the Holding Company without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and the Notes to the Consolidated Financial Statements at page F-19. The Holding Company does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.

                           MARKET FOR THE COMMON STOCK

         The Holding Company has never issued Common Stock to the public. Consequently, there is no established market for the Common Stock. The Holding Company has received conditional approval to have the Common Stock quoted on the NASDAQ National Market System under the symbol "UCBC" upon the successful closing of the offering, subject to certain conditions which we believe will be met. Trident Securities has advised us that it intends to act as a market maker for the Common Stock. In order for the Common Stock to be traded on the NASDAQ National Market System, there must be at least three market makers for the Common Stock. We anticipate that we will be able to secure two other market makers to enable the stock to be quoted on the NASDAQ National Market System.

         The existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Holding Company nor any broker or dealer has control. Although the shares issued in the Conversion are expected to be traded on the Nasdaq National Market System, it is unlikely that an active or liquid trading market for the Common Stock will be developed and be maintained.
Further, the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price of the Common Stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby.

         The aggregate price of the Common Stock is based upon an independent appraisal of the pro forma market value of the Common Stock. However, there can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at or above the Purchase Price.

                                   COMPETITION

         We originate most of our loans to and accept most of our deposits from residents of Montgomery County, Indiana. We are subject to competition from various financial institutions, including state and national banks, state and federal savings associations, credit unions, and certain nonbanking consumer lenders that provide similar services in Montgomery County with significantly larger resources than are available to us. In total, there are 13 other financial institutions located in Montgomery County, including nine banks, two credit unions and two other savings associations. We also compete with money market funds with respect to deposit accounts and with insurance companies with respect to individual retirement accounts.

         The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. We compete for loan originations primarily through the efficiency and quality of the services that we provide borrowers and through interest rates and loan fees charged. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that we cannot readily predict.

                                 CAPITALIZATION

         The following table presents our historical capitalization at June 30, 1997, and the pro forma consolidated capitalization of the Holding Company as of that date, giving effect to the sale of Common Stock offered by this Prospectus based on the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, and subject to the other assumptions set forth below. The pro forma data set forth below may change significantly at the time the Holding Company completes the Conversion due to, among other factors, a change in the Estimated Valuation Range or a change in the current estimated expenses of the Conversion. If the Estimated Valuation Range changes so that between 1,955,000 and 3,041,750 shares are not sold in the Conversion, subscriptions will be returned to subscribers who do not affirmatively elect to continue their subscriptions during the offering at the revised Estimated Valuation Range.



                                                                                     Pro Forma Holding Company
                                                                                  Capitalization Based on Sale of
                                                                   1,955,000        2,300,000         2,645,000        3,041,750
                                                                    Shares           Shares            Shares           Shares
                                                                    Sold at          Sold at           Sold at          Sold at
                                               Union Federal       Price of         Price of          Price of         Price of
                                                Historical          $10.00           $10.00            $10.00         $10.00 (6)
                                                ----------          ------           ------            ------         ----------
                                                                                 (In thousands)
Deposits (1).....................................   $62,055          $62,055          $62,055           $62,055          $62,055
                                                    =======          =======          =======           =======          =======
Federal Home Loan Bank advances..................  $  5,873         $  5,873         $  5,873          $  5,873         $  5,873
                                                    =======          =======          =======           =======          =======
Note payable.....................................  $  1,200         $  1,200         $  1,200          $  1,200         $  1,200
                                                    =======          =======          =======           =======          =======
Capital and retained earnings:
  Preferred stock, without par
   value, 2,000,000 shares
   authorized, none issued.......................$       ---     $       ---      $       ---       $       ---      $       ---
  Common Stock, without par
   value, 5,000,000 shares
   authorized; indicated number
   of shares assumed outstanding (2) ............                     18,914           22,318            25,718           29,628
  Retained earnings  (3).........................    14,473           14,473           14,473            14,473           14,473
Common Stock acquired by ESOP(4) ................                     (1,564)          (1,840)           (1,840)          (1,840)
  Common Stock acquired by the RRP (5)...........                       (782)            (920)           (1,058)          (1,217)
                                                    -------          -------          -------           -------          -------
Total capital and retained earnings..............   $14,473          $31,041          $34,031           $37,293          $41,044
                                                    =======          =======          =======           =======          =======

(1) Excludes accrued interest. Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Such withdrawals will reduce pro forma deposits by the amount thereof.

(2) The number of shares to be issued in the Conversion may be increased or decreased based on market and financial conditions prior to the completion of the Conversion. Assumes estimated expenses of $636,000, $682,000, $732,000 and $790,000 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. See "Use of Proceeds."

(3) Retained earnings are substantially restricted. See Notes to Union Federal's Consolidated Financial Statements. See also "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights." Retained earnings do not reflect the federal income tax consequences of the restoration to income of Union Federal's special bad debt reserve for income tax purposes which would be required in the unlikely event of a liquidation or if a substantial portion of retained earnings were otherwise used for a purpose other than absorption of bad debt losses and will be required as to post-1987 reserves under a recently enacted law.
     See "Taxation -- Federal Taxation."

(4) Assumes purchases by the ESOP of a number of shares equal to 8% of the shares issued in the Conversion up to a maximum of 184,000 shares. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. See "Use of Proceeds." Union Federal intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The Common Stock acquired by the ESOP is reflected as a reduction of shareholders' equity. See "Executive Compensation and Related Transactions of Union Federal -- Employee Stock Ownership Plan and Trust."

(5) Assuming the receipt of shareholder approval, the Holding Company intends to implement the RRP. Assuming such implementation, the RRP will purchase an amount of shares equal to 4% of the Common Stock sold in the Conversion for issuance to directors and officers of the Holding Company and Union Federal. Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market. Under the terms of the RRP, assuming it is adopted within one year of the Conversion, shares will vest at the rate of 20% per year. The Common Stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma shareholders' equity. As shares of the Common Stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired, the interests of existing shareholders will be diluted. Assuming that 2,300,000 shares of Common Stock, the midpoint of the Estimated Valuation Range, are issued in the Conversion and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Stock would be diluted $.56 per share, or 3.79% on a pro forma basis as of June 30, 1997 at the midpoint of the Estimated Valuation Range. The dilution would be $.60 per share (3.78%) and $.53 per share (3.76%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis at June 30, 1997.

(6) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering and Community Offering, if any.

                                 PRO FORMA DATA

         The following table sets forth the pro forma combined consolidated net income of the Holding Company for the six months ended June 30, 1997 and for the year ended December 31, 1996 as though the Conversion offering had been consummated at the beginning of those periods, respectively, and the investable net proceeds had been invested at 5.86% for the six months ended June 30, 1997 and 5.13% for the year ended December 31, 1996 (the yield on one-year U.S. government securities). OTS regulations specify that the pro forma yield on net proceeds be calculated as the arithmetic average of the average yield on Union Federal's interest-earning assets and the average cost of deposits. Union Federal did not use this methodology to calculate pro forma yield, however, and instead assumed a yield based on one-year U.S. government securities. This latter methodology more accurately reflects Union Federal's and the Holding Company's intent to invest the net proceeds initially in U.S. government securities. The pro forma after-tax return for the Holding Company on a consolidated basis is assumed to be 3.52% for the six months ended June 30, 1997 and 3.08% for the year ended December 31, 1996, after giving effect to (i) the yield on investable net proceeds from the Conversion offering and (ii) adjusting for taxes using a federal statutory tax rate of 34% and a net state statutory income tax rate of 6%. Historical and per share amounts have been calculated by dividing historical amounts and pro forma amounts by the indicated number of shares of Common Stock assuming that such number of shares had been outstanding during each of the entire periods.

         Book value represents the difference between the stated amount of consolidated assets and consolidated liabilities of the Holding Company computed in accordance with generally accepted accounting principles. Book value does not necessarily reflect current market value of assets and liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights." Book value also does not reflect the federal income tax consequences of the restoration to income of our special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation or if a substantial portion of retained earnings were otherwise used for a purpose other than absorption of bad debt losses. See "Taxation -- Federal Taxation." Pro forma book value includes only net proceeds from the Conversion offering as though it occurred as of the indicated dates and does not include earnings on the proceeds for the periods then ended.

         The pro forma net income derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such periods and the assumptions regarding investment yields should not be considered indicative of the actual yield expected to be achieved during any future period. The pro forma book values at the dates indicated should not be considered as reflecting the potential trading value of the Holding Company's stock. There can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at prices within the range of the pro forma book values of the Common Stock or at or above the Purchase Price.

                                   1,955,000 Shares           2,300,000 Shares           2,645,000 Shares       3,041,750 Shares (1)
                                         Sold at                    Sold at                   Sold at                   Sold at
                                    $10.00 Per Share           $10.00 Per Share          $10.00 Per Share          $10.00 Per Share
                                  Six Months    Year        Six Months    Year       Six Months      Year      Six Months    Year
                                     ended      ended          ended      ended         ended        ended        ended      ended
                                    6/30/97   12/31/96        6/30/97   12/31/96       6/30/97     12/31/96      6/30/97   12/31/96
                                    -------   --------        -------   --------       -------     --------      -------   --------
                                                                (In thousands, except share data)
Gross proceeds.....................   $19,550     $19,550     $23,000    $ 23,000       $26,450    $26,450      $30,418     $30,418
Less offering expenses.............      (636)       (636)       (682)       (682)         (732)      (732)        (790)       (790)
                                    ---------   ---------   ---------   ---------     ---------   ---------   ---------   ---------
Estimated net conversion
  proceeds (2).....................    18,914      18,914      22,318      22,318        25,718     25,718       29,628      29,628
  Less:
   Common Stock acquired
     by ESOP (3)...................    (1,564)     (1,564)     (1,840)     (1,840)       (1,840)    (1,840)      (1,840)     (1,840)
   Common Stock acquired
     by the RRP (4)................      (782)       (782)       (920)       (920)       (1,058)    (1,058)      (1,217)     (1,217)
                                    ---------   ---------   ---------   ---------     ---------   ---------   ---------   ---------
Investable net proceeds............   $16,568     $16,568     $19,558    $ 19,558       $22,820    $22,820      $26,571     $26,571
                                    =========   =========   =========   =========     =========   =========   =========   =========
Consolidated net income:
  Historical ......................   $   563   $     886   $     563  $      886      $    563  $     886     $    563   $     886
  Pro forma income on investable
   net proceeds (5)................       292         510         344         602           402        703          468         818
  Pro forma ESOP adjustment (3)....       (19)        (38)        (22)        (44)          (22)       (44)         (22)        (44)
  Pro forma RRP adjustment (4) ....       (47)        (94)        (55)       (110)          (63)      (127)         (73)       (146)
                                    ---------   ---------   ---------   ---------     ---------   ---------   ---------   ---------
  Pro forma net income ............   $   789    $  1,264   $     830   $   1,334      $    880   $  1,418     $    936   $   1,514
                                    =========   =========   =========   =========     =========   =========   =========   =========
Consolidated earnings per share (7) (8):
  Historical ......................    $ 0.31    $   0.49   $    0.27   $    0.42      $   0.23  $    0.36     $   0.20   $    0.31
  Pro forma income on investable
   net proceeds....................      0.16        0.28        0.16        0.28          0.16       0.28         0.16        0.29
  Pro forma ESOP adjustment (3)....     (0.01)      (0.02)      (0.01)      (0.02)        (0.01)     (0.02)       (0.01)      (0.02)
  Pro forma RRP adjustment (4).....     (0.03)      (0.05)      (0.03)      (0.05)        (0.03)     (0.05)       (0.03)      (0.05)
                                    ---------   ---------   ---------   ---------     ---------   ---------   ---------   ---------
  Pro forma earnings per share.....   $  0.43    $   0.70   $    0.39    $   0.63      $   0.35   $   0.57     $   0.32   $    0.53
                                    =========   =========   =========   =========     =========   =========   =========   =========
Consolidated book value (6) :
  Historical.......................   $14,473     $13,910     $14,473     $13,910       $14,473    $13,910      $14,473   $  13,910
  Estimated net conversion
    proceeds (2)...................    18,914      18,914      22,318     22,318         25,718     25,718       29,628      29,628
  Less:
   Common Stock acquired
     by ESOP (3)...................    (1,564)     (1,564)     (1,840)     (1,840)       (1,840)    (1,840)      (1,840)     (1,840)
   Common Stock acquired
     by the RRP (4)................      (782)       (782)       (920)       (920)       (1,058)    (1,058)      (1,217)     (1,217)
                                    ---------   ---------   ---------   ---------     ---------   ---------   ---------   ---------
  Pro forma book value.............   $31,041     $30,478     $34,031     $33,468       $37,293    $36,730      $41,044   $  40,481
                                    =========   =========   =========   =========     =========   =========   =========   =========
Consolidated book
  value per share (7)(8):
  Historical ......................   $  7.40   $    7.12   $    6.29   $    6.05      $   5.47  $    5.26     $   4.76   $    4.57
  Estimated net conversion proceeds
   per share ......................      9.67        9.67        9.70        9.70          9.72       9.72         9.74        9.74
  Less:
   Common Stock acquired
     by the ESOP (3)...............     (0.80)      (0.80)      (0.80)      (0.80)        (0.70)     (0.70)       (0.60)      (0.60)
   Common Stock acquired
     by the RRP (4)................     (0.40)      (0.40)      (0.40)      (0.40)        (0.40)     (0.40)       (0.40)      (0.40)
                                    ---------   ---------   ---------   ---------     ---------   ---------   ---------   ---------
  Pro forma book value per share...   $ 15.87   $   15.59   $   14.79   $   14.55      $  14.09   $  13.88     $  13.50   $   13.31
                                    =========   =========   =========   =========     =========   =========   =========   =========
Offering price as a percentage of
  pro forma book value per share...     63.01%      64.14%      67.61%      68.73%        70.97%     72.05%       74.07%      75.13%
                                    =========   =========   =========   =========     =========   =========   =========   =========
Ratio of offering price to pro
  forma earnings
  per share (annualized)...........     11.63x      14.29x      12.82x      15.87x        14.29x     17.54x       15.63x      18.87x
                                    =========   =========   =========   =========     =========   =========   =========   =========
Number of shares used in
  calculating earnings
  per share (7).................... 1,804,856   1,804,856   2,123,360   2,123,360     2,468,360   2,468,360   2,865,110   2,865,110
                                    =========   =========   =========   =========     =========   =========   =========   =========
Number of shares used in
  calculating book value........... 1,955,000   1,955,000   2,300,000   2,300,000     2,645,000   2,645,000   3,041,750   3,041,750
                                    =========   =========   =========   =========     =========   =========   =========   =========

(Footnotes on following page.)

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any.

(2) See "Use of Proceeds" for assumptions utilized to determine the investable net proceeds of the sale of Common Stock.

(3) It is assumed that 8% of the shares of Common Stock issued in the Conversion, up to a maximum of 184,000 shares, will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed by the ESOP from the Holding Company (see "Use of Proceeds"). Union Federal intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirements on the debt. Union Federal's total annual expense in payment of the ESOP debt is based upon 25 equal annual installments of principal with an assumed tax benefit of 40%. The pro forma net income assumes: (i) Union Federal's total contributions are equivalent to the debt service requirement for the year, and (ii) the effective tax rate applicable to the debt was 40%. Expense for the ESOP will be based on the number of shares committed to be released to participants for the year at the average market value of the shares during the year. Accordingly, Union Federal's total annual expense in payment of the ESOP for such years may be higher than that discussed above. The loan to the ESOP is reflected as a reduction of shareholders' equity.

(4) Assuming the receipt of shareholder approval, the Holding Company intends to implement the RRP. Assuming such implementation, the RRP will purchase an amount of shares equal to 4% of the Common Stock sold in the Conversion for issuance to directors and officers of the Holding Company and Union Federal. Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market, and the estimated net Conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. Under the terms of the RRP, if it is adopted within one year of the Conversion, shares will vest at the rate of 20% per year. A tax benefit of 40% has been assumed. The Common Stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma shareholders' equity. As shares of the Common Stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired by the RRP, the interests of existing shareholders will be diluted. Assuming that 2,300,000 shares of Common Stock are issued in the Conversion, the midpoint of the Estimated Valuation Range, and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Stock would be diluted $.56 per share, or 3.79% on a pro forma basis as of June 30, 1997, at the midpoint of the Estimated Valuation Range. The dilution would be $.60 per share (3.78%) and $.53 per share (3.76%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis as of June 30, 1997.

(5) Assuming investable net proceeds had been invested since the beginning of the period at 3.52% for the six months ended June 30, 1997 and 3.08% for the year ended December 31, 1996 (the yield on one-year U.S. government securities) and an assumed effective tax rate of 40%.

(6) Book value represents the excess of assets over liabilities. The effect of the liquidation account is not reflected in these computations. (For additional information regarding the liquidation account, see "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights.")

(7) The number of shares used in calculating earnings per share was calculated using the indicated number of shares sold reduced by the assumed number of ESOP shares that would be unallocated at the end of the first allocation period. Allocation of ESOP shares is assumed to occur on the first day of the fiscal year.

(8) Assuming the receipt of shareholder approval, the Holding Company intends to implement the Stock Option Plan. Assuming such implementation, Common Stock in an aggregate amount equal to 10% of the shares issued in the Conversion will be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. No effect has been given to the shares of Common Stock reserved for issuance under the Stock Option Plan. Upon the exercise of stock options granted under the Stock Option Plan, the interest of existing shareholders will be diluted. The Holding Company estimates that the per share book value for the Common Stock would be diluted $.43 per share, or 2.91% on a pro forma basis as of June 30, 1997, assuming the issuance of 2.3 million shares in the Conversion, the midpoint, of the Estimated Valuation Range and the exercise of 230,000 options at an exercise price of $10.00 per share. This dilution further assumes that the shares will be issued from authorized, but unissued, shares. The dilution would be $.53 per share (3.34%) and $.36 per share (2.56%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis as of June 30, 1997.

Regulatory Capital Compliance

     The following table compares our historical and pro forma regulatory capital levels as of June 30, 1997 to our capital requirements after giving effect to the Conversion.

                                                                                At June 30, 1997
                                                                                Pro Forma Capital Based on Sale of
                                                   1,955,000 Shares     2,300,000  Shares   2,645,000  Shares     3,041,750 Shares
                              Union Federal        Sold at Price of     Sold at Price of    Sold at Price of      Sold at Price of
                               Historical               $10.00               $10.00              $10.00              $10.00 (1)
                            Amount   Ratio (2)  Amount (4) Ratio (2)  Amount (4)Ratio (2)   Amount (4)Ratio (2) Amount (4) Ratio (2)
                            --------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Equity capital based upon
   generally accepted
   accounting principles.   $14,473    17.2%     $21,584     23.6%    $22,872      24.7%     $24,434    25.9%     $26,230     27.3%
                            =======    ====      =======     ====     =======      ====      =======    ====      =======     ====
Tangible capital :
   Historical or
     pro forma...........   $14,473    17.2%     $21,584     23.6%    $22,872      24.7%     $24,434    25.9%     $26,230     27.3%
   Required..............     1,264     1.5        1,371      1.5       1,390       1.5        1,414     1.5        1,441      1.5
                            -------    ----      -------     ----     -------      ----      -------    ----      -------     ----
     Excess..............   $13,209    15.7%     $20,213     22.1%    $21,482      23.2%     $23,020    24.4%     $24,789     25.8%
                            =======    ====      =======     ====     =======      ====      =======    ====      =======     ====
Core capital :
   Historical or
     pro forma ..........   $14,473    17.2%     $21,584     23.6%    $22,872      24.7%     $24,434    25.9%     $26,230     27.3%
   Required..............     2,529     3.0        2,742      3.0       2,781       3.0        2,828     3.0        2,881      3.0
                            -------    ----      -------     ----     -------      ----      -------    ----      -------     ----
     Excess..............   $11,944    14.2%     $18,842     20.6%    $20,091      21.7%     $21,606    22.9%     $23,349     24.3%
                            =======    ====      =======     ====     =======      ====      =======    ====      =======     ====
Risk-based capital (3):
   Historical or
     pro forma ..........   $14,671    34.6%     $21,782     49.7%    $23,070      52.4%     $24,632    55.5%     $26,428     59.1%
   Required..............     3,390     8.0        3,504      8.0       3,525       8.0        3,550     8.0        3,579      8.0
                            -------    ----      -------     ----     -------      ----      -------    ----      -------     ----
     Excess..............   $11,281    26.6%     $18,278     41.7%    $19,545      44.4%     $21,082    47.5%     $22,849     51.1%
                            =======    ====      =======     ====     =======      ====      =======    ====      =======     ====

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any.

(2) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(3) Pro forma risk-based capital amounts and percentages assume net proceeds have been invested in 20% risk-weighted assets. Computations of ratios are based on historical adjusted total assets of $84,291,000 and risk-weighted assets of $42,384,000.


(4) Capital levels are increased for contribution of 50% of the net proceeds of the Offering by the Holding Company and reduced for charges to capital resulting from the ESOP and RRP. See notes (4) and (5) on page 20.

                                 THE CONVERSION

         THE BOARDS OF DIRECTORS OF UNION FEDERAL AND THE HOLDING COMPANY AND THE OTS HAVE APPROVED THE PLAN SUBJECT TO THE PLAN'S APPROVAL BY OUR MEMBERS AT A SPECIAL MEETING OF MEMBERS, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

General

         On June 2, 1997, our Board of Directors adopted a Plan of Conversion (the "Plan") pursuant to which we will convert from a federal mutual savings and loans association to a federal stock savings and loan association, and become a wholly-owned subsidiary of the Holding Company. The Conversion will include adoption of the proposed Federal Stock Charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to the Holding Company and the Common Stock of the Holding Company is being offered to our customers and, if necessary, to the general public, with a preference given to residents of Montgomery County, Indiana. The Plan has also been approved by the OTS, subject to approval of the Plan by our members. A Special Meeting of Members (the "Special Meeting") has been scheduled for that purpose on December 15, 1997. The approval of the Plan by the OTS does not constitute a recommendation or endorsement of the Plan by the OTS.

         We have mailed to each person eligible to vote at the Special Meeting a proxy statement (the "Proxy Statement"). The Proxy Statement contains information concerning the business purposes of the Conversion and the effects of the Plan and the Conversion on voting rights, liquidation rights, the continuation of our business and existing savings accounts, FDIC insurance and loans. The Proxy Statement also describes the manner in which the Plan may be amended or terminated.

         The following is a summary of all of the material aspects of the Plan, the Subscription Offering, and the Community Offering. The Plan should be consulted for a more detailed description of its terms.

Reasons for Conversion

         As a stock  institution,  we will be  structured  in the  form  used by commercial banks, most business entities, and a growing number of savings associations. Converting to the stock form is intended to have a positive effect on our future growth and performance by: (i) affording our depositors and employees the opportunity to become shareholders of the Holding Company and thereby participate more directly in our future and the Holding Company's future; (ii) providing the Holding Company with the flexibility to grow through mergers and acquisitions by permitting the offering of equity participations to the shareholders of acquired companies; (iii) providing substantially increased net worth and equity capital for investment in our business, thus enabling management to pursue new and additional lending and investment opportunities and to expand operations; and (iv) providing future access to capital markets through the sale of stock of the Holding Company in order to generate additional capital to accommodate or promote future growth. We believe that the increased capital and operating flexibility will enhance our competitiveness with other types of financial services organizations. Although our current members will, upon Conversion, lose the voting and liquidation rights they presently have as members (except to the limited extent of their rights in the liquidation account established in the Conversion), they are being offered a priority right to purchase shares in the Conversion and thereby obtain voting and liquidation rights in the Holding Company.

         The net proceeds to us from the sale of Common Stock offered hereby, after retention by the Holding Company of 50% of the net proceeds after payment of expenses incurred in connection with the Conversion, will increase our existing net worth and thus provide an even stronger capital base to support our lending and investment activities. This increase in our net worth, when combined with the extra expenses we will incur as a publicy-traded company, will also, however, likely cause our return on equity to decrease in comparison with our performance in previous years. The net proceeds will also enable us to take advantage of new opportunities that may arise, including the possible acquisition of another financial institution, although we have no such present plans. In addition, the Conversion will provide us with new opportunities to attract and retain talented and experienced personnel by offering stock incentive programs.

         Our Board of Directors believes that the Conversion to a holding company structure is the best way to enable us to diversify our business activities should we choose to do so. Currently, there are no plans, written or oral, for the Holding Company to engage in any material activities apart from holding our shares of stock that it acquires in connection with the Conversion, although the Board may determine to further expand the Holding Company's activities after the Conversion.

         The additional Common Stock of the Holding Company being authorized in the Conversion will be available for future acquisitions (although the Holding Company has no current discussions, arrangements or agreements with respect to any acquisition) and for issuance and sale to raise additional equity capital, subject to market conditions and generally without shareholder approval. The Holding Company's ability to raise additional funds through the sale of debt securities to the public or institutional investors should also be enhanced by the increase in its equity capital base provided by the Conversion. Although the Holding Company currently has no plans with respect to future issuances of equity or debt securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist us in competing aggressively with other financial institutions in our market area.

         The Conversion will also permit our members who subscribe for shares of Common Stock to become shareholders of the Holding Company, thereby allowing members to indirectly own stock in the financial institution in which they maintain deposit accounts. Such ownership may encourage shareholders to promote us to others, thereby further contributing to our growth.

Principal Effects of Conversion

         General. Each savings depositor in a mutual savings and loan association such as Union Federal has both a savings account and a pro rata ownership in the net worth of that institution, based upon the balance in his or her savings account. This ownership interest has no tangible market value separate from the savings account. Upon conversion to stock form, the ownership of our net worth will be represented by the outstanding shares of stock to be owned by the Holding Company. Certificates are issued to evidence ownership of the capital stock. These stock certificates are transferable and, therefore, the shares may be transferred with no effect on any account the seller may hold with us.

         Continuity. While the Conversion is being accomplished, we will continue without interruption our normal business of accepting deposits and making loans. After the Conversion, we will continue to provide services for account holders and borrowers under current policies carried on by our present management and staff.

         Our directors at the time of Conversion will continue to serve as our directors after the Conversion until the expiration of their current terms, and thereafter, if reelected. All of our executive officers at the time of Conversion will retain their positions after the Conversion.

         Effect on Deposit Accounts. Under the Plan, each of our depositors at the time of the Conversion will automatically continue as a depositor after the Conversion, and each deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each account will also continue to be insured by the FDIC in exactly the same way as before. Depositors will continue to hold their existing certificates, passbooks and other evidence of their accounts.

         Effect on Loans of Borrowers. None of our loans will be affected by the Conversion. The amount, interest rate, maturity and security for each loan will be unchanged.

         Effect on Voting Rights of Members. Currently in our mutual form, our depositor and certain borrower members have voting rights and may vote for the election of directors. Following the Conversion, depositors and borrowers will cease to have voting rights. All voting rights in Union Federal will be vested in the Holding Company as our sole shareholder. Voting rights in the Holding Company will be vested exclusively in its shareholders, with one vote for each share of Common Stock. Neither the Common Stock to be sold in the Conversion nor the capital stock of Union Federal will be insured by the FDIC or by any other government entity.

         Effect on Liquidation Rights. Current federal regulations and the Plan of Conversion provide for the establishment of a "liquidation account" by us for the benefit of our deposit account holders with balances of no less than $50.00 on December 31, 1995 ("Eligible Account Holders"), and our deposit account holders with balances of no less than $50.00 on September 30, 1997
("Supplemental Eligible Account Holders"), who continue to maintain their accounts with us after the Conversion. The liquidation account will be credited with our net worth as reflected in the latest statement of financial condition in the final prospectus used in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the balance of the liquidation account. This inchoate interest is referred to in the Plan as a "subaccount balance." In the event of a complete liquidation of us after the Conversion (and only in such event), Eligible Account Holders and Supplemental Eligible Account Holders would be entitled to a distribution from the liquidation account in an amount equal to the then current adjusted subaccount balance then held, before any liquidation distribution would be made to the Holding Company as our sole shareholder. We believe that a liquidation of Union Federal is unlikely.

         Each Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of December 31, 1995 (the "Eligibility Record Date"). Each Supplemental Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of September 30, 1997 (the "Supplemental Eligibility Record Date"). Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the liquidation account by a fraction, the numerator of which is the amount of the qualifying deposit (a deposit of at least $50 as of December 31, 1995 , or September 30, 1997, respectively) of such deposit account, and the denominator of which is the total of all qualifying deposits on that date. If the amount in the deposit account on any subsequent annual closing date of Union Federal is less than the balance in such deposit account on any other annual closing date, or the balance in such account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, this interest in the liquidation account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's, as well as a Supplemental Eligible Account Holder's, interest in the liquidation account will cease to exist if the deposit account is closed. The liquidation account will never increase and will be correspondingly reduced as the interests in the liquidation account are reduced or cease to exist. In the event of liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied will be distributed to the Holding Company as our sole shareholder.

         A merger, consolidation, sale of bulk assets, or similar combination or transaction in which we are not the surviving entity would not be considered to be a "liquidation" under which distribution of the liquidation account could be made, provided the surviving institution is an FDIC-insured institution. In such a transaction, the liquidation account would be assumed by the surviving institution. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not an FDIC-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then-remaining balance in the liquidation account.

         The creation and maintenance of the liquidation account will not restrict the use of or application of any of the net worth accounts, except that we may not declare or pay a cash dividend on or repurchase our capital stock if the effect of such dividend or repurchase would be to cause our net worth to be reduced below the aggregate amount then required for the liquidation account.

         Tax Effects. We intend to proceed with the Conversion on the basis of an opinion from our special counsel, Barnes & Thornburg, Indianapolis, Indiana, as to all tax matters that are material to the Conversion. The opinion is based, among other things, on certain representations made by us, including the representation that the exercise price of the subscription rights to purchase the Common Stock will be approximately equal to the fair market value of the stock at the time of the completion of the Conversion. With respect to the subscription rights, we have received an opinion of RP Financial which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Community Offering takes place, and Barnes & Thornburg's opinion is given in reliance thereon. Barnes & Thornburg's opinion provides substantially as follows:

1. Our change in form from a mutual savings and loan association to a stock savings and loan association will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to us in either our mutual form or our stock form by reason of the Conversion.

2. No gain or loss will be recognized by the converted savings association upon receipt of money from the Holding Company for the converted savings association's capital stock, and no gain or loss will be recognized by the Holding Company upon the receipt of money for Common Stock of the Holding Company.

3. The basis of the assets of the converted savings and loan association will be the same as the basis in our hands prior to the Conversion.

4. The holding period of the assets of the converted savings and loan association will include the period during which the assets were held by us in our mutual form prior to Conversion.

5. No gain or loss will be realized by our deposit account holders or borrowers, upon the constructive issuance to them of withdrawable deposit accounts of the converted savings association immediately after the Conversion, interests in the liquidation account, and/or on the distribution to them of nontransferable subscription rights to purchase Common Stock.

6. The basis of an account holder's deposit accounts in the converted savings and loan association after the Conversion will be the same as the basis of his or her deposit accounts with us prior to the Conversion.

7. The basis of each account holder's interest in the liquidation account will be zero. The basis of the non-transferable subscription rights will be zero.

8. The basis of the Holding Company Common Stock to its shareholders will be the actual purchase price ($10.00) thereof, and a shareholder's holding period for Common Stock acquired through the exercise of subscription rights will begin on the date on which the subscription rights are exercised.

9. No taxable income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights.

10. The converted savings association in its stock form will succeed to and take into account our earnings and profits or deficit in earnings and profits, in our mutual form, as of the date of Conversion.

         The opinion also concludes in effect that:

1.       No  taxable   income  will  be  realized  by  us  on  the  issuance  of
         subscription rights to eligible subscribers to purchase shares of Common Stock at fair market value.

2. The converted savings and loan association will succeed to and take into account the dollar amounts of those accounts of Union Federal in its mutual form which represent bad debt reserves in respect of which Union Federal in its mutual form has taken a bad debt deduction for taxable years on or before the date of the transfer.

3. The creation of the liquidation account will have no effect on our taxable income, deductions, or additions to bad debt reserves or distributions to shareholders under Section 593 of the Code.

         Barnes & Thornburg has also issued an opinion stating in essence that the Conversion will not be a taxable transaction to the Holding Company or to us under any Indiana tax statute imposing a tax on income, and that our depositors and borrowers will be treated under such laws in a manner similar to the manner in which they will be treated under federal income tax law.

         The opinions of Barnes & Thornburg and RP Financial, unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Service and the conclusions expressed herein may be challenged at a future date. The Service has issued favorable rulings for transactions substantially similar to the proposed Conversion, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

Offering of Common Stock


         Under the Plan of Conversion, up to 2,645,000 shares of Common Stock are being offered for sale, initially through the Subscription Offering (subject to a possible increase to 3,041,750 shares). See "-- Subscription Offering." The Plan of Conversion requires, with certain exceptions, that a number of shares equal to at least 1,955,000 be sold in order for the Conversion to be completed. Shares may also be offered to the public in a Community Offering which is expected to commence after the Subscription Offering terminates, but may begin at any time during the Subscription Offering. The Community Offering may expire at any time when orders for at least 1,955,000 shares have been received in the Subscription Offering and Community Offering, but no later than January 24, 1998, unless extended by us and the Holding Company. The offering may be extended, subject to OTS approval, until 24 months following the members' approval of the Plan of Conversion, or until December 15, 1999. The actual number of shares to be sold in the Conversion will depend upon market and financial conditions at the time of the Conversion, provided that no fewer than 1,955,000 shares or more than 3,041,750 shares will be sold in the Conversion. The per share price to be paid by purchasers in the Community Offering, if any, for any remaining shares will be $10.00, the same price paid by subscribers in the Subscription Offering. See "-- Stock Pricing."

         The Subscription Offering expires at 12:00 noon, Crawfordsville time, on December 10, 1997. OTS regulations and the Plan of Conversion require that we complete the sale of Common Stock within 45 days after the close of the Subscription Offering. This 45-day period expires on January 24, 1998. In the event we are unable to complete the sale of Common Stock within this 45-day period, we may request an extension of this time period from the OTS. No single extension granted by the OTS, however, may exceed 90 days. No assurance can be given that an extension would be granted if requested. The OTS has, however, granted extensions due to the inability of mutual financial institutions to complete a stock offering as a result of the development of adverse conditions in the stock market. If an extension is granted, we will promptly notify subscribers of the granting of the extension of time and will promptly return subscriptions unless subscribers affirmatively elect to continue their subscriptions during the period of extension. Such extensions may not be made beyond December 15, 1999.


         As permitted by OTS regulations, the Plan of Conversion provides that if, for any reason, purchasers cannot be found for an insignificant residue of unsubscribed shares of the Common Stock, our Board of Directors will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS. If such other purchase arrangements cannot be made, the Plan of Conversion will terminate. In the event that the Conversion is not completed, we will remain a mutual savings and loan association, all subscription funds will be promptly returned to subscribers with interest earned thereon at our passbook rate, which is currently 4.0% per annum, or 4.06% APY (except for payments to have been made through withdrawal authorizations which will have continued to earn interest at the contractual account rates), and all withdrawal authorizations will be canceled.

Subscription Offering

         In accordance with OTS regulations, nontransferable rights to subscribe for the purchase of the Holding Company's Common Stock have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) our Eligible Account Holders; (2) the ESOP; (3) our Supplemental Eligible Account Holders; and (4) our members other than Eligible Account Holders and Supplemental Eligible Account Holders, at the close of business on October 31, 1997, the voting record date for the Special Meeting, including holders of deposit accounts on October 31, 1997 and borrowers of Union Federal on July 30, 1997, who remain borrowers on October 31, 1997 ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion (and described below). The December 31, 1995, date for determination of Eligible Account Holders and the September 30, 1997 date for determination of Supplemental Eligible Account Holders were selected in accordance with federal regulations applicable to the Conversion.

         Category I: Eligible Account Holders. Each Eligible Account Holder, in his capacity as such (counting all persons on a joint account as one Eligible Account Holder), is permitted to subscribe for up to 20,000 shares of the Holding Company's Common Stock, provided that each Eligible Account Holder may not subscribe for more than 30,417 shares in the Conversion including shares subscribed for by such person's Associates or persons acting in concert as a group.

         If sufficient shares are not available in this Category I, shares will be allocated in a manner that will allow each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders.

         The "qualifying deposits" of an Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts, including demand deposit accounts, as of the close of business on December 31, 1995. Subscription rights received by directors and officers in this category based upon their increased deposits in Union Federal during the year preceding December 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders. Notwithstanding the foregoing, shares of Common Stock with a value in excess of $26,450,000, the maximum of the Estimated Valuation Range, may be sold to the ESOP before satisfying the subscriptions of Eligible Account Holders.

         Category II: The ESOP. The Holding Company's tax-qualified ESOP is permitted to subscribe for up to 10% of the total number of shares of the Holding Company's Common Stock sold in the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders for up to $26,450,000. The ESOP intends to subscribe for a number of shares equal to 8% of the Holding Company's Common Stock sold in the Conversion; provided, however, that such number shall in no event exceed 184,000 shares. If the ESOP is unable to purchase all or part of the shares of Common Stock for which it subscribes, the ESOP may purchase such shares on the open market or may purchase authorized but unissued shares of the Holding Company. Any purchase by the ESOP of authorized but unissued shares could dilute the interests of the Holding Company's shareholders.

         Category III: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder, in his capacity as such (counting all persons on a joint account as one Supplemental Eligible Account Holder), is permitted to subscribe for up to 20,000 shares of the Holding Company's Common Stock, provided that each Supplemental Account Holder may not subscribe for more than 30,417 shares in the Conversion including shares subscribed for by such person's Associates or person acting in concert as a group, to the extent that shares of the Holding Company's Common Stock remain available for purchase after satisfaction of the subscription rights of all Eligible Account Holders and the ESOP. Any subscription rights received by a person as a result of his or her status as an Eligible Account Holder will reduce to the extent thereof the subscription rights granted to such person as a result of his or her status as a Supplemental Eligible Account Holder.

         If sufficient shares are not available in this Category III, shares will be allocated in a manner that will allow each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders.

         The "qualifying deposits" of a Supplemental Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50) in his or her deposit accounts, including demand deposit accounts, as of the close of business on September 30, 1997.

         Category IV: Other Members. Each Other Member, in his capacity as such (counting all persons on a joint account as one Other Member), is permitted to subscribe for up to 20,000 shares of the Holding Company's Common Stock, provided that each Other Member may not subscribe for more than 30,417 shares in the Conversion, including shares subscribed for by such person's Associates or persons acting in concert as a group, to the extent that shares remain available for purchase after satisfaction of the subscription rights of all Eligible Account Holders, the ESOP and all Supplemental Eligible Account Holders.

         If sufficient shares are not available in this Category IV, shares will be allocated pro rata among subscribing Other Members in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.


         Timing of Offering and Method of Payment. The Subscription Offering will expire at 12:00 noon, Crawfordsville time, on December 10, 1997 (the "Expiration Date"). The Expiration Date may be extended by Union Federal and the Holding Company for successive 90-day periods, subject to OTS approval, to December 15, 1999.


         Subscribers must, before the Expiration Date, or such date to which the Expiration Date may be extended, return an original Order Form to us, properly completed, together with checks or money orders in an amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares for which subscription is made. Payment for stock purchases can also be accomplished through authorization on the original Order Form of withdrawals from accounts with us (including a certificate of deposit). Funds must actually be in the account when an order for the purchase of Common Stock is submitted. We have the right to reject any orders transmitted by facsimile or on copies of Order Forms and any payments made by wire transfer.

         In the event an Order Form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee,
(ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed Order Form within the time period specified. We may, but will not be required to, waive any irregularity on any Order Form within the time period specified. We may, but will not be required to, waive any irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an Order Form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, Order Form. Waivers will be considered on a case by case basis. Photocopies of Order Forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the Order Forms will be final. We have the right to investigate any irregularity on any Order Form.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a prospectus.

         Until completion or termination of the Conversion, subscribers who elect to make payment through authorization of withdrawal from accounts with us will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the Conversion. Interest at the passbook rate, which is currently 4.0% per annum, for an APY of 4.06%, will be paid on amounts submitted by check. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of such accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts at the effective date of the Conversion, and the remaining balance will earn interest at the passbook savings rate. Stock subscriptions received and accepted by us are final and may not be revoked by the purchaser. Subscriptions may be withdrawn only in the event that we extend the Expiration Date of the Subscription Offering as described above.

         Members in Non-Qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, no person will be offered or sold or receive any stock pursuant to the Subscription Offering if such person resides in a foreign country or resides in a state in the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; (ii) the granting of subscription rights or the offer or sale of Common Stock to such persons would require us or the Holding Company or our respective officers and directors, under the securities laws of such state, to register as a broker, dealer, salesman or selling agent, or to register or otherwise qualify the Common Stock for sale in such state; and (iii) such registration, qualification or filing in our judgment or in the judgment of the Holding Company would be impracticable or unduly burdensome for reasons of cost or otherwise.

         To assist in the Subscription Offering and the Community Offering, if any, the Holding Company has established a Stock Information Center that you may contact at (765) 362-2428. Callers to the Stock Information Center will be able to request a Prospectus and other information relating to the offering.

Community Offering

         To the extent shares remain available for purchase after filling all orders received in the Subscription Offering, we may offer shares of the Common Stock in a Community Offering to the general public, with preference given to residents of Montgomery County, the county in which our sole banking office is located. The right of any person to purchase shares in the Community Offering is subject to our right to accept or reject such purchase in whole or in part. We may terminate the Community Offering as soon as we have received orders for at least the minimum number of shares available for purchase in the Conversion.


         The Community Offering may expire at any time when orders for at least 1,955,000 shares have been received in the Subscription Offering and Community Offering (but no later than January 24, 1998, unless extended by us and the Holding Company). Persons wishing to purchase stock in the Community Offering, if conducted, should return the Order Form to us, properly completed, together with a check or money order in the amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares which that person desires to purchase. However, as noted above, we may terminate the Community Offering as soon as we receive orders for at least the minimum number of shares available for purchase in the Conversion.


     The maximum number of shares of Common Stock which may be purchased in the Community Offering by any person (including such person's Associates) or persons acting in concert is 20,000 in the aggregate. A member who, together with his
Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for a number of additional shares in the Community Offering that does not exceed the lesser of (i) 20,000 shares or (ii) the number of shares which, when added to the number of shares subscribed for by the member (and his Associates and persons acting in concert) in the Subscription Offering, would not exceed 30,417. We reserve the right to reject any orders received in the Community Offering in whole or in part.

         If all the Holding Company Common Stock offered in the Subscription Offering is subscribed for, no Holding Company Common Stock will be available for purchase in the Community Offering. Purchase orders received during the Community Offering will be filled up to a maximum of 2% of the total number of shares of Common Stock issued in the Conversion, with any remaining unfilled purchase orders to be allocated on an equal number of shares basis. If the Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. All sales of Holding Company Common Stock in the Community Offering will be at the same price per share as the sales of Holding Company Common Stock in the Subscription Offering.

         Cash and checks received in the Community Offering will be placed in a special savings account with us, and will earn interest at the passbook rate, which is currently 4.0% per annum, for an APY of 4.06%, from the date of deposit until completion or termination of the Conversion. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

Delivery of Certificates

         Certificates representing shares issued in the Subscription Offering and in the Community Offering, if any, pursuant to Order Forms will be mailed to the persons entitled to them at the addresses of such persons specified in properly completed Order Forms as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Holding Company until claimed by the person legally entitled to them or otherwise disposed of in accordance with applicable law.

Marketing Arrangements

         To assist us and the Holding Company in marketing the Common Stock, we have retained the services of Trident Securities as our financial advisor. Trident Securities is a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Trident Securities will assist us in the Conversion as follows: (1) in training and educating our employees regarding the mechanics and regulatory requirements of the conversion process; (2) in keeping records of all stock subscriptions; (3) in obtaining proxies from our members with respect to the Special Meeting; and (4) in assisting with the Community Offering. For providing these services, we have agreed to pay Trident Securities commissions in an amount equal to 1.45% of the aggregate dollar amount of shares of Common Stock sold in the Conversion other than shares sold to executive officers and directors and their Associates or to the ESOP. Trident Securities will also be reimbursed for out-of-pocket expenses, which are not to exceed $28,000 without our consent (including legal fees and disbursements). Offers and sales in the Subscription Offering and the Community Offering will be on a best efforts basis and, as a result, Trident Securities is not obligated to purchase any shares of the Common Stock. Trident Securities intends to make a market in the Common Stock, although it is under no obligation to do so.

         We have also agreed to indemnify Trident Securities, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Trident Securities' engagement by us, including liabilities under the Securitities Act of 1933 (the "1933 Act").

Selected Dealers

         Trident Securities may enter into an agreement with certain dealers chosen by Union Federal and Trident Securities (together, the "Selected Dealers") to assist in the sale of shares in the Community Offering. Selected Dealers will receive commissions at an agreed upon rate for all shares sold by such Selected Dealers. During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if the Holding Company, Union Federal and Trident Securities believe that enough indications of interest and orders have been received in the Subscription Offering and the Community Offering, if any, to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to us. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by us from Selected Dealers, funds will earn interest at the passbook rate, which is currently 4.0% per annum, for an APY of 4.06%, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

Limitations on Common Stock Purchases

         The Plan includes a number of limitations on the number of shares of Common Stock which may be purchased during the Conversion. These are summarized below:

   (1) No fewer than 25 shares may be purchased by any person purchasing shares of Common Stock in the Conversion (provided that sufficient shares are available).

   (2) No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, in his capacity as such (including all persons on a joint account as one member), may subscribe for more than 20,000 shares. Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be purchased in the Conversion by any Eligible Account Holder, Supplemental Eligible Account Holder or Other Member (including such person's Associates or group acting in concert and counting all persons on a joint account as one member) shall be 30,417 shares in the aggregate, except that the ESOP may purchase in the aggregate not more than 10% of the total number of shares offered in the Conversion. The maximum number of shares of Common Stock which may be purchased in the Community Offering, if any, by any person (including such person's Associates or persons acting in concert) is 20,000 in the aggregate. A member who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for a number of additional shares in the Community Offering that does not exceed the lesser of (i) 20,000 shares or (ii) the number of shares which, when added to the number of shares subscribed for by the member (and his
   Associates and persons acting in concert) in the Subscription Offering (including all persons on a joint account), would not exceed 30,417. The ESOP expects to purchase a number of shares equal to 8% of the total number of shares sold in the Conversion; provided, however, that it will subscribe for no more than 184,000 shares. Union Federal's and the Holding Company's Boards of Directors may, however, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of Common Stock sold in the Conversion, provided that orders for shares exceeding 5% of the shares of Common Stock sold in the Conversion may not exceed, in the aggregate, 10% of the shares sold in the Conversion. The maximum purchase limitation likely would be increased only if an insufficient number of subscriptions is received to sell the number of shares of Common Stock at the minimum of the Estimated Valuation Range. If the Boards of Directors decide to increase the purchase limitation, all persons who subscribe for shares of Common Stock offered in the Conversion will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. Subscribers will be notified in writing delivered to the address indicated on their respective Stock Order Forms. The overall purchase limitation may be reduced in the sole discretion of the Boards of Directors of the Holding Company and Union Federal.

   (3) No more than 34.0% of the shares of Common Stock may be purchased in the Conversion by directors and officers of Union Federal and the Holding Company and their Associates. This restriction does not apply to shares purchased by the ESOP.

         OTS regulations define "acting in concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and Union Federal may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

         The term "Associate" of a person is defined to mean (i) any corporation or organization (other than Union Federal or its subsidiaries or the Holding Company) of which such person is a director, officer, partner or 10%
shareholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Holding Company or Union Federal in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Union Federal or its subsidiaries or the Holding Company. Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the Common Stock. For a further discussion of limitations on purchases of the Common Stock during and subsequent to the Conversion, see "-- Restrictions on Sale of Stock by Directors and Officers," "-- Restrictions on Purchase of Stock by Directors and Officers Following Conversion," and "Restrictions on Acquisition of the Holding Company."

Restrictions on Repurchase of Stock by the Holding Company

         Repurchases of its shares by the Holding Company will be restricted for a period of three years from the date of the Conversion. OTS regulations currently prohibit the Holding Company from repurchasing any of its shares within one (1) year following the Conversion except in exceptional circumstances. So long as we continue to meet certain capitalization requirements, the Holding Company may repurchase shares in an open-market repurchase program (which cannot exceed 5% of its outstanding shares in a twelve-month period except in exceptional circumstances) during the second and third year following the Conversion by giving appropriate prior notice to the OTS. The OTS has authority to waive these restrictions under certain circumstances. Unless repurchases are permitted under the foregoing regulations, the Holding Company may not, for a period of three years from the date of the Conversion, repurchase any of its capital stock from any person, except in the event of an offer to purchase by the Holding Company on a pro rata basis from all of its shareholders which is approved in advance by the OTS, except in exceptional circumstances established to the satisfaction of the OTS, or except for purchases of shares required to fund the RRP. The Holding Company may use some of the net proceeds received from the sale of the Common Stock offered by this Prospectus to repurchase such Common Stock, subject to OTS requirements.

         Under Indiana law, the Holding Company will be precluded from repurchasing its equity securities if, after giving effect to such repurchase, the Holding Company would be unable to pay its debts as they become due or the Holding Company's assets would be less than its liabilities and obligations to preferential shareholders.

Restrictions on Sale of Stock by Directors and Officers

         All shares of the Common Stock purchased by directors and officers of Union Federal or the Holding Company in the Conversion will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or
(ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the Common Stock by the Holding Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation -- Federal Securities Laws" and "Description of Capital Stock."

         Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Holding Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

Restrictions on Purchase of Stock by Directors and Officers Following Conversion

         OTS regulations provide that for a period of three years following the Conversion, without prior written approval of the OTS, neither directors nor officers of Union Federal or the Holding Company nor their Associates may purchase shares of the Common Stock of the Holding Company, except from a dealer registered with the SEC. This restriction does not, however, apply to negotiated transactions involving more than one percent of the Holding Company's outstanding Common Stock, to shares purchased pursuant to stock option or other incentive stock plans approved by the Holding Company's shareholders, or to shares purchased by employee benefit plans maintained by the Holding Company which may be attributable to individual officers or directors.

Restrictions on Transfer of Subscription Rights and Common Stock

         Prior to the completion of the Conversion, OTS regulations and the Plan of Conversion prohibit any person with subscription rights, including our Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion. We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS and/or the SEC.

Stock Pricing

         The aggregate purchase price of the Holding Company Common Stock being sold in the Conversion will be based on the appraised aggregate pro forma market value of the Common Stock, as determined by an independent valuation. We retained RP Financial, which is experienced in the valuation and appraisal of financial institutions, including savings associations involved in the conversion process, to prepare an appraisal. RP Financial will receive a fee of $17,500 for its appraisal, plus out-of-pocket expenses. RP Financial has also prepared a business plan for us for a fee of $5,000, plus out-of-pocket expenses. We have agreed to indemnify RP Financial, under certain circumstances, against liabilities and expenses (including legal fees) arising out of RP Financial's engagement by us.

         RP Financial has prepared an appraisal that establishes the Estimated Valuation Range of the pro forma market value of the Common Stock as of August 22, 1997, as updated as of October 17, 1997, from a minimum of $19,550,000 to a maximum of $26,450,000, with a midpoint of $23,000,000. A copy of the appraisal is on file and available for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606. The appraisal has also been filed as an exhibit to the Holding Company's Registration Statement with the SEC, and may be reviewed at the SEC's public reference facilities. See "Additional Information." The appraisal involved a comparative evaluation of our operating and financial statistics with those of other financial institutions. The appraisal also took into account such other factors as the market for savings associations generally, prevailing economic conditions, both nationally and in Indiana, which affect the operations of savings associations, the competitive environment within which we operate, and the effect of our becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of Union Federal's and the Holding Company's assets and liabilities was performed in connection with the evaluation. The Board of Directors reviewed with management RP Financial's methods and assumptions and accepted RP Financial's appraisal as reasonable and adequate. The Holding Company, in consultation with Trident Securities, has determined to offer the Common Stock in the Conversion at a price of $10.00 per share. The Holding Company's decision regarding the Purchase Price was based solely on its determination that $10.00 per share is a customary purchase price in conversion transactions. The Estimated Valuation Range may be increased or decreased to reflect market and financial conditions prior to the completion of the Conversion.

         Promptly after the completion of the Subscription Offering and the Community Offering, if any, RP Financial will confirm to us that, to the best of RP Financial's knowledge and judgment, nothing of a material nature has occurred which would cause RP Financial to conclude that the amount of the aggregate proceeds received from the sale of the Common Stock in the Conversion was incompatible with its estimate of our total pro forma market value at the time of the sale. If, however, the facts do not justify such a statement, a new Estimated Valuation Range and price per share may be set. Under such circumstances, the Holding Company will be required to resolicit subscriptions.

In that event, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if our pro forma market value upon Conversion has increased to an amount which does not exceed $30,417,500 (15% above the maximum of the Estimated Valuation Range), the Holding Company and Union Federal do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

         Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. A change in the number of shares to be issued in the Conversion will not affect subscription rights, which are based on the 2,300,000 shares being offered in the Subscription Offering. In the event of an increase in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such increase and of their right to purchase additional shares. Conversely, in the event of a decrease in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such decrease and of the accompanying reduction in the number of shares for which subscriptions may be made. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. The Holding Company will be required to resolicit if the price per share is changed such that the total aggregate purchase price is not within the minimum and 15% above the maximum of the Estimated Valuation Range.

         THE INDEPENDENT VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE CONVERSION OR OF PURCHASING THE SHARES OF THE COMMON STOCK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO THE AMOUNT OF NET PROCEEDS AND THE EARNINGS THEREON), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL THE SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE.

Number of Shares to be Issued

         It is anticipated that the total offering of Common Stock (the number of shares of Common Stock issued in the Conversion multiplied by the Purchase Price of $10.00 per share) will be within the current minimum and 15% above the maximum of the Estimated Valuation Range. Unless otherwise required by the OTS, no resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions so long as the change in the number of shares to be issued in the Conversion, in combination with the Purchase Price, results in an offering within the minimum and 15% above the maximum of the Estimated Valuation Range.

         An increase in the total number of shares of Common Stock to be issued in the Conversion would decrease both a subscriber's ownership interest and the Holding Company's pro forma net worth and net income on a per share basis while increasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Holding Company's pro forma net worth and net income on a per share basis while decreasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by Union Federal and the Holding Company will be final. The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Holding Company and Union Federal, the Plan may be substantively amended by the Boards of Directors, as a result of comments from regulatory authorities or otherwise, with the concurrence of the OTS. Moreover, if the Plan of Conversion is so amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the OTS.

Conditions and Termination

         Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting and the sale of all shares of the Common Stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated and we will continue business in the mutual form of organization. The Plan may be terminated by the Boards of Directors of Union Federal and the Holding Company at any time prior to the Special Meeting and, with the approval of the OTS, by such Boards of Directors at any time thereafter. Furthermore, OTS regulations and the Plan of Conversion require that the Holding Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. The OTS may grant an extension of this time period if necessary, but no assurance can be given that an extension would be granted. See "-- Offering of Common Stock."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  OF UNION FEDERAL SAVINGS AND LOAN ASSOCIATION

General

         Union Community Bancorp was recently formed as an Indiana corporation on September 11, 1997, for the purpose of issuing the Common Stock and owning all of the capital stock of Union Federal issued in the Conversion. As a newly formed corporation, the Holding Company has no operating history. All information in this section should be read in conjunction with the consolidated financial statements and notes thereto included within this document.

         Our principal business has historically consisted of attracting deposits from the general public and making loans secured by residential real estate. Our earnings primarily depend upon our net interest income, which is the difference between our interest income and interest expense. Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. Our earnings are also affected by provisions for loan losses, service charges, operating expenses and income taxes.

         We are also affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. See "Regulation." Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and levels of personal income and savings within our market. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for our lending activities include deposits, payments on loans, borrowings and income provided from operations.

Current Business Strategy

         Our business strategy is to operate a well-capitalized, profitable and independent community savings and loan association dedicated primarily to residential lending with an emphasis on personal service. We have sought to implement this strategy by (i) emphasizing the origination of one- to four-family residential mortgage loans in our market area, (ii) investing in high-quality investment securities and loans, and (iii) maintaining high levels of capital.

         The highlights of our business strategy are as follows:

         o Profitability. Although no assurance can be made regarding future profitability, we have been profitable in each of the past five fiscal years. We had net income of $886,000 in fiscal 1996, $992,000 in fiscal 1995, and $1.2 million in fiscal 1994. Our net income for the six months ended June 30, 1997, was $563,000. Our average return on average assets for the five years ended December 31, 1996, was 1.6%. Our returns on average assets for the year ended December 31, 1996, and the six months ended June 30, 1997 (on an annualized basis) were 1.1% and 1.4%, respectively. Our net income for the fiscal year ended December 31, 1996 would have been $1.1 million, and our annualized return on average assets would have been 1.4% if not for our recognition during that period of the one-time, non-recurring special assessment of approximately $362,000 ($219,000 net of tax) to replenish the Savings Association Insurance Fund ("SAIF") of the FDIC. See "--Comparison of Operation Results for the Six Months ended June 30, 1997 and 1996."

         o Origination of One- to Four-Family Loans. Our primary lending activity is the origination of one- to four- family residential loans secured by property in our primary market area. As of June 30, 1997, more than 90% of the loans in this category in our portfolio were secured by property located in Montgomery County.

         o Asset Quality. Due largely to our conservative loan underwriting standards, we have been successful in maintaining a high level of asset quality. At June 30, 1997, only
                  $203,000, or .24% of our total assets were included in nonperforming assets. At the same date, $269,000, or .32% of our total assets were delinquent more than 30 days but less than 90 days. See "Business of Union Federal--Non-Performing and Problem Assets."

         o Capital Position. At June 30, 1997, we exceeded all of our regulatory capital requirements, and our equity capital was $14.5 million, or 17.2% of total assets. Assuming net proceeds at the midpoint of the Estimated Valuation Range, our pro forma equity to assets ratio (excluding $11.2 million of net proceeds to be retained by the Holding Company) at such date would have been 24.7%. Assuming net proceeds at the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, our pro forma equity to assets ratio (excluding the proceeds to be retained by the Holding Company) at such date would have been 23.6%, 25.9% and 27.3%, respectively.

         o Use of Proceeds. We assume that most of the Common Stock purchased in the Conversion will be purchased with funds that are not currently on deposit with us. Thus, the sale of the Common Stock will significantly increase the amount of funds available to us that we may invest. In order for us to invest these funds in a prudent manner, we anticipate that in the short term we will use most of the Conversion proceeds we receive to invest in low-risk securities, such as Treasury bills or other government obligations, and to repay a portion of our advances from the FHLB-Indianapolis. In the long term, we intend to invest the net conversion proceeds in mortgage loans and in other assets that are consistent with our normal investment activities, which we anticipate should improve our net interest margin and have a positive impact on our operations.

Asset/Liability Management

         An important component of our asset/liability management policy includes examining the interest rate sensitivity of our assets and liabilities and monitoring the expected effects of interest rate changes on our net portfolio value.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of our earnings to material and prolonged changes in interest rates.

         Because of the lack of customer demand for adjustable rate loans in our market area, we primarily originate fixed-rate real estate loans which accounted for approximately 72% of our loan portfolio at June 30, 1997. To manage the interest rate risk of this type of loan portfolio, we limit maturities of fixed-rate loans to no more than 20 years. In addition, we continue to offer and attempt to increase our volume of adjustable rate loans when market interest rates make these type loans more attractive to customers. Following the Conversion, we believe there will be sufficient demand in our market area to continue our policy of emphasizing lending in the one- to four-family real estate loan area. In addition, we hope to increase our non-residential mortgage, consumer and commercial loan portfolios by modest amounts. There is no assurance, however, that we will be able to do so. See "Business of Union Federal Savings and Loan Association--Lending Activities."

         We believe it is critical to manage the relationship between interest rates and the effect on our net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. We manage assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by our Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

         The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. As we do not meet either of these requirements, we are not required to file Schedule CMR, although we do so voluntarily. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease
(whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

         Presented below, as of June 30, 1997, is an analysis performed by the OTS of our interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points. At June 30, 1997, 2% of the present value of our assets was approximately $1.7 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $3.8 million at June 30, 1997, we would have been required to deduct $1.05 million from our total capital available to calculate our risk based capital requirement if we had been subject to the OTS' reporting requirements under this methodology. Our exposure to interest rate risk results from the concentration of fixed rate mortgage loans in our portfolio.

      Change              Net Portfolio Value                      NPV as % of PV of Assets
     In Rates       $ Amount              $ Change    % Change      NPV Ratio      Change
-----------------------------------------------------------------------------------------
                              (Dollars in thousands)

   + 400 bp *    $ 8,112            $(8,134)            (50)%          10.62%        (821)bp
   + 300 bp       10,243             (6,003)            (37)%          12.97%        (585)bp
   + 200 bp       12,427             (3,819)            (24)%          15.23%        (359)bp
   + 100 bp       14,425             (1,821)            (11)%          17.17%        (166)bp
       0 bp       16,246                ---             --- %          18.83%         --- bp
   - 100 bp       17,611              1,365               8%           19.19%         116bp
   - 200 bp       18,299              2,053              13%           20.51%         168bp
   - 300 bp       18,816              2,570              16%           20.86%         204bp
   - 400 bp       19,667              3,422              21%           21.50%         268bp



*  Basis points (1 basis point equals .01%).

         This chart illustrates, for example, that a 200 basis point (or 2%) increase in interest rates would result in a $3.8 million (or 24%) decrease in the net portfolio value of our assets. This hypothetical increase in interest rates would also result in a 359 basis point (or 3.59%) decrease in the ratio of the net portfolio value to the present value of our assets.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

Average Balances and Interest Rates and Yields

         The following tables present the balances and interest rates at June 30, 1997, and for the six-month periods ended June 30, 1997, and 1996, and the years ended December 31, 1996, 1995 and 1994, the average monthly balances, of each category of our interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts. Our management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.

                                              At June 30,                            Six Months Ended June 30,
                                                 1997                         1997                             1996
                                         -------------------      Average              Average       Average              Average
                                         Balance  Yield/Cost      Balance Interest(1) Yield/Cost     Balance Interest(1) Yield/Cost
                                         -------  ----------      ------- --------    ----------     ------- ----------- ----------
                                                                                (Dollars in thousands)
Assets:
Interest-earning assets:

   Interest-earning deposits.......... $   2,220     5.60%        $ 2,213  $    50       4.52%     $ 1,206  $     40      6.63%
   Mortgage-backed securities
     held to maturity.................     2,424     8.41           2,583      111       8.59        3,241       139      8.58
   Other investment securities
     held to maturity.................     3,496     5.76           3,411       96       5.63        3,328        93      5.59
   Loans receivable (2)...............    73,365     8.17          72,732    2,994       8.23       64,484     2,626      8.14
   FHLB Stock.........................       708     7.76             644       25       7.76         571         22      7.71
                                           -----                    -----    -----                   -----     -----
     Total interest-earning assets....    82,213     8.00          81,583    3,276       8.03       72,830     2,920      8.02
                                                                   ------                            -----
Non-interest earning assets, net of
   allowance for loan losses .........     2,078                    2,042                            2,180
                                           -----                    -----                            -----
     Total assets.....................  $ 84,291                 $ 83,625                         $ 75,010
                                        ========                 ========                         ========
Liabilities and retained earnings:
Interest-bearing liabilities:
   Savings deposits...................$    3,821     4.00      $    3,817       76       3.98        3,674        73      3.97
Interest-bearing demand...............     9,966     4.29           9,903      186       3.76        8,720       160      3.67
   Certificates of deposit............    47,882     5.84          47,666    1,392       5.84       45,528     1,359      5.97
   FHLB advances......................     5,873     5.76           5,956      169       5.67        1,483        35      4.72
                                           -----                    -----                            -----
     Total interest-bearing liabilities   67,542     5.49          67,342    1,823       5.41       59,405     1,627      5.48
Other liabilities.....................     2,276                    2,022                            2,269
                                           -----                    -----                            -----
     Total liabilities................    69,818                   69,364                           61,674
Retained earnings.....................    14,473                   14,261                           13,336
                                          ------                   ------                           ------
     Total liabilities and
         retained earnings............  $ 84,291                 $ 83,625                         $ 75,010
                                        ========                 ========                         ========
Net interest-earning assets...........  $ 14,285                 $ 14,241                         $ 13,425
                                        ========                 ========                         ========
Net interest income...................                                      $1,453                            $1,293
Interest rate spread (3)..............               2.51%                               2.62%                            2.54%
                                                     ====                                ====                             ====
Net yield on weighted average
   interest-earning assets (4)........                                                   3.56%                            3.55%
Average interest-earning assets to
   average interest-bearing liabilities                                  121.15  %                        122.60   %

(1) Interest income on loans receivable includes loan fee income of $59,000 and $51,000 for the six months ended June 30, 1997 and 1996, respectively.

(2)  Total loans less loans in process.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield amount is presented at June 30, 1997, because the computation of net yield is applicable only over a period rather than at a specific date.


                                                                           Year Ended December 31,
                                                    1996                            1995                          1994
                                        Average               Average   Average               Average  Average              Average
                                        Balance Interest (1)Yield/Cost  BalanceInterest (1) Yield/Cost BalanceInterest (1)Yield/Cost
                                        ------------------------------  ------------------------------------------------------------
                                                                            (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-earning deposits............$   959   $   67      6.99%    $ 1,089  $     71      6.52%     $1,408   $   61     4.33%
   Mortgage-backed securities
     held to maturity...................  3,061      263      8.59       3,777       321      8.50        4,553     390     8.57
   Other investment securities
     held to maturity...................  3,169      175      5.52       3,918       227      5.79        3,805     233     6.12
   Loans receivable (2)................. 68,346    5,562      8.14      60,950     5,066      8.31       58,098   4,533     7.80
   FHLB Stock...........................    576       45      7.81         562        44      7.83           547      32    5.85
     Total interest-earning assets...... 76,111    6,112      8.03      70,296     5,729      8.15      68,411    5,249     7.67
Non-interest earning assets, net of
   allowance for loan losses............  2,152                          2,391                           2,463
     Total assets.......................$78,263                        $72,687                         $70,874
Liabilities and retained earnings:
Interest-bearing liabilities:
   Savings deposits.....................$ 3,754      148      3.94     $ 3,650       146      4.00     $ 4,616      159     3.44
   Interest-bearing demand..............  9,061      369      4.07       8,594       385      4.48      10,122      364     3.60
   Certificates of deposit.............. 46,035    2,716      5.90      43,597     2,505      5.75      40,713    1,925     4.73
   FHLB advances........................  3,566      191      5.36       1,857       112      6.03       1,261       59     4.68
     Total interest-bearing liabilities. 62,416    3,424      5.49      57,698     3,148      5.46      56,712    2,507     4.42
Other liabilities.......................  2,303                          2,333                           2,640
     Total liabilities.................. 64,719                         60,031                          59,352
Retained earnings....................... 13,544                         12,656                          11,522
     Total liabilities and
         retained earnings..............$78,263                       $ 72,687                         $ 70,874
Net interest-earning assets.............$13,695                       $ 12,598                         $ 11,699
Net interest income.....................          $2,688                          $2,581                         $2,742
Interest rate spread (3)................                     2.54%                           2.69%                         3.25%
Net yield on weighted average
   interest-earning assets (4)..........                     3.53%                           3.67%                         4.01%
Average interest-earning assets to
   average interest-bearing liabilities. 121.94%                        121.83%                         120.63%

(1) Interest income on loans receivable includes loan fee income of $97,000, $101,000 and $112,000 for the years ended December 31, 1996, 1995 and 1994.

(2)  Total loans less loans in process.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield amount is presented at June 30, 1997, because the computation of net yield is applicable only over a period rather than at a specific date.

Interest Rate Spread

         Our results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Our net interest income is determined by the interest rate spread between the yields we earn on interest-earning assets and the rates we pay on interest-bearing liabilities, and by the relative amounts of interest-earning assets and interest-bearing liabilities.

         The following table sets forth the weighted average effective interest rate that we earned on our loan and investment portfolios, the weighted average effective cost of our deposits and advances, the interest rate spread, and net yield on weighted average interest-earning assets for the periods and as of the dates shown. Average balances are based on average month-end balances. Our management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.


                                                                     Six Months Ended
                                                  At June 30,            June 30,                   Year Ended December 31,
                                                     1997            1997         1996        1996           1995         1994
                                                     -------------------------------------------------------------------------
Weighted average interest rate earned on:
   Interest-earning deposits....................      5.60%          4.52%        6.63%       6.99%         6.52%         4.33%
   Mortgage-backed securities held to maturity..      8.41           8.59         8.58        8.59          8.50          8.57
   Other investment securities held to maturity.      5.76           5.63         5.59        5.52          5.79          6.12
   Loans receivable.............................      8.17           8.23         8.14        8.14          8.31          7.80
   FHLB stock...................................      7.76           7.76         7.71        7.81          7.83          5.85
     Total interest-earning assets..............      8.00           8.03         8.02        8.03          8.15          7.67
Weighted average interest rate cost of:
   Savings deposits.............................      4.00           3.98         3.97        3.94          4.00          3.44
   Interest-bearing demand......................      4.29           3.76         3.67        4.07          4.48          3.60
   Certificates of deposit......................      5.84           5.84         5.97        5.90          5.75          4.73
   FHLB advances................................      5.76           5.67         4.72        5.36          6.03          4.68
     Total interest-bearing liabilities.........      5.49           5.41         5.48        5.49          5.46          4.42
Interest rate spread (1)........................      2.51           2.62         2.54        2.54          2.69          3.25
Net yield on weighted average
   interest-earning assets (2)..................       N/A           3.56         3.55        3.53          3.67          4.01

(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at June 30, 1997 because the computation of net yield is applicable only over a period rather than at a specific date.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected our interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by prior period volume) and (2) changes in volume (changes in volume multiplied by prior period rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                                       Increase (Decrease) in Net Interest Income
                                                                                                                 Total
                                                                    Due to                Due to                  Net
                                                                     Rate                 Volume                Change
                                                                                      (In thousands)
Six months ended June 30, 1997 compared
to six months ended June 30, 1996
   Interest-earning assets:
     Interest-earning deposits..................................     $ (34)                  $ 44                   $10
     Mortgage-backed securities held to maturity................         1                    (29)                  (28)
     Other investment securities held to maturity...............         1                      2                     3
     Loans receivable...........................................        29                    339                   368
     FHLB stock.................................................                                3                     3
                                                                    ------                   ----                 -----
       Total....................................................        (3)                   359                   356
                                                                    ------                   ----                 -----
   Interest-bearing liabilities:
     Savings deposits...........................................       ---                      3                     3
     Interest-bearing demand....................................         4                     22                    26
     Certificates of deposit....................................       (70)                   103                    33
     FHLB advances..............................................         8                    126                   134
                                                                    ------                   ----                 -----
       Total....................................................       (58)                   254                   196
                                                                    ------                   ----                 -----
   Net change in net interest income............................    $   55                   $105                 $ 160
                                                                    ======                   ====                 =====
Year ended December 31, 1996 compared
to year ended December 31, 1995
   Interest-earning assets:
     Interest-earning deposits..................................     $   5                 $   (9)               $   (4)
     Mortgage-backed securities held to maturity................         3                    (61)                  (58)
     Other investment securities held to maturity...............       (10)                   (42)                  (52)
     Loans receivable...........................................      (108)                   604                   496
     FHLB stock.................................................       ---                      1                     1
                                                                    ------                   ----                 -----
       Total....................................................      (110)                   493                   383
                                                                    ------                   ----                 -----
   Interest-bearing liabilities:
     Savings deposits...........................................        (2)                     4                     2
     Interest-bearing demand....................................       (36)                    20                   (16)
     Certificates of deposit....................................        68                    143                   211
     FHLB advances..............................................       (14)                    93                    79
                                                                    ------                   ----                 -----
       Total....................................................        16                    260                   276
                                                                    ------                   ----                 -----
   Net change in net interest income............................    $ (126)                  $233                  $107
                                                                    ======                   ====                 =====
Year ended December 31, 1995 compared
to year ended December 31, 1994
   Interest-earning assets:
     Interest-earning deposits..................................    $   26                  $ (16)               $   10
     Mortgage-backed securities held to maturity................        (3)                   (66)                  (69)
     Other investment securities held to maturity...............       (13)                     7                    (6)
     Loans receivable...........................................       304                    229                   533
     FHLB stock.................................................        11                      1                    12
                                                                    ------                   ----                 -----
       Total....................................................       325                    155                   480
                                                                    ------                   ----                 -----
   Interest-bearing liabilities:
     Savings deposits...........................................        23                    (36)                  (13)
     Interest-bearing demand....................................        81                    (60)                   21
     Certificates of deposit....................................       436                    144                   580
     FHLB advances..............................................        20                     33                    53
                                                                    ------                   ----                 -----
       Total....................................................       560                     81                   641
                                                                    ------                   ----                 -----
   Net change in net interest income............................     $(235)                 $  74              $   (161)
                                                                    ======                   ====                 =====

Financial Condition at June 30, 1997 Compared to Financial Condition at December 31, 1996

         Total assets increased $1.5 million, or 18.1% at June 30, 1997, compared to December 31, 1996. The largest increases were primarily in cash and cash equivalents which increased $793,000, or 54.1%, and net loans which increased $470,000, or .6%. The increase in cash and cash equivalents was principally in short-term interest-bearing deposits. Funds were retained in short-term interest-bearing deposits to meet the liquidity demands of short-term public funds deposits and to provide additional liquidity for Federal Home Loan Bank ("FHLB") advances maturing in the third quarter of 1997. The increase in net loans was principally in real estate mortgage loans, and a result of increased customer demand. An increase of $1.6 million, or 2.7%, in deposits funded this growth.

         Average assets increased $5.3 million from $78.3 million for the period ended December 31, 1996, to $83.6 million for the period ended June 30, 1997, an increase of 6.8%. Average interest-earning assets represented 97.3% of average assets for the period ended December 31, 1996 compared to 97.6% for the period ended June 30, 1997. Although the average of most interest-earning assets increased during the period ended June 1997, average loans experienced the largest increase amounting to $4.4 million, or 6.4%, compared to the December 1996 period. The percentage of average interest-earning assets to average interest-bearing liabilities was 121.9% for the period ended December 31, 1996 and 121.2% for the period ended June 30, 1997.

         Average balances of mortgage-backed securities held to maturity decreased $478,000, or 15.6%, from December 31, 1996 to June 30, 1997 as a result of principal repayments, while other investment securities held to maturity increased $242,000, or 7.6%, from $3.2 million for the period ended December 31, 1996 to $3.4 million for the period ended June 30, 1997 due to purchases. Although we have not purchased any mortgage-backed securities for several years, mortgage-backed securities have been purchased on occasion and are considered for purchase on an ongoing basis because such instruments offer liquidity and lower credit risk than other types of investments. The primary risk associated with these instruments is that in a declining interest rate environment the prepayment level of the loans underlying these securities will accelerate, which reduces the effective yield and exposes the association to interest rate risk on the prepaid amounts. In an increasing rate environment, the primary risk associated with these securities is that the fixed-rate portion of such securities will not adjust to market rates which reduces our spread. See "Business -- Lending Activities -- Mortgage-Backed Securities."

         Loans and Allowance for Loan Losses. Average loans increased $4.4 million, or 6.4%, from the period ended December 31, 1996, to June 30, 1997. The growth in loans was funded by increased average deposits of $2.5 million and increased average FHLB advances of $2.4 million. Average loans were $68.3 million for the December 1996 period and $72.7 million for the June 1997 period. The average rates on loans were 8.14% for the December, 1996 period and 8.23% for the June 1997 period, an increase of 9 basis points. The allowance for loan losses as a percentage of total loans increased from .22% to .27% due to an increase in the allowance for loan losses from $159,000 at December 31, 1996 to $198,000 at June 30, 1997. The increase in our allowance for loan losses was a result of a $111,000 provision for loan losses for the period ending June 30, 1997 offset by a $72,000 of a charge-off taken during that same period . The ratio of the allowance for loan losses to non-performing loans was 32.5% at December 31, 1996 compared to 162.3% at June 30, 1997. Nonperforming loans decreased from $489,000 at December 31, 1996 to $122,000 at June 30, 1997. Nonperforming loans of $203,000 transferred to foreclosed real estate during the period ended June 30, 1997 consisted of two loans secured by single-family residences in the amounts of $36,000 and $45,000 and a loan secured by a multi-family residence in the amount of $122,000. No losses are expected on the two single-family residences as their current estimated fair value exceeds their carrying amounts less estimated selling expense. We did chargeoff $72,000 relating to the multi-family loan at the time of the transfer to foreclosed real estate. Although we consider this charge-off to be an isolated and unusual occurrence based on our history of little or no loan losses, we increased the risk factor used to calculate the necessary allowance for loan losses related to loans secured by multi-family and commercial real estate. We have experienced minimum residential loan losses in the past with no losses recorded in over five years and do not expect our experience in this area to change in future years; therefore, we have not adjusted the risk factor used on the residential loan portfolio.

         Premises and Equipment. Premises and equipment decreased slightly from December 31, 1996 to June 30, 1997 due to depreciation for the period exceeding purchases. We have no branches and lease to other businesses a portion of our main office and parking lot. See "Business -- Properties."

         Deposits. Deposits increased $1.6 million to $62.1 million during the period from December 31, 1996 to June 30, 1997, an increase of 2.6%. Increased deposits were utilized to fund loan growth and resulted in an increase in cash and short-term interest-bearing deposits. Interest-bearing demand and savings deposits increased $792,000, or 5.9%, between December 31, 1996 and June 30, 1997. Certificates of deposits also increased $827,000, or 1.8%, during this period. Average total deposits increased $2.5 million, or 4.2%, from $58.9 million for the period ended December 31, 1996 compared to $61.4 million for the period ended June 30, 1997.

         Borrowed Funds. Borrowed funds decreased $807,000, or 10.2%, from December 31, 1996 to June 30, 1997. The decline in total borrowed funds was comprised of a decrease in FHLB advances of $609,000, or 9.4%, and a decrease in the note payable to Pedcor Investments - 1993-XVI, LP ("Pedcor"), a limited partnership organized to build, own and operate a 48-unit apartment complex, of $198,000, or 14.2%. The note to Pedcor was used to fund our investment in the Pedcor low-income housing income tax credit limited partnership and bears no interest so long as there exists no event of default. Average FHLB advances increased to $6.0 million for the June 1997 period compared to $3.6 million for the December 1996 period, an increase of $2.4 million, or 66.7%.

         Retained Earnings. Retained earnings increased $563,000, or 4.1%, from $13.9 million at December 31, 1996 to $14.5 million at June 30, 1997. The increase was due to net income during the period.

Financial Condition at December 31, 1996 Compared to Financial Condition at December 31, 1995

         Total assets increased $9.2 million, or 12.4%, at December 31, 1996, compared to December 31, 1995. The largest increase was in net loans which increased $11.4 million, or 18.6%. This increase was funded in part by an increase in deposits of $3.0 million, or 5.3%, and an increase in FHLB advances of $5.4 million, or 508.6%. The increase in net loans of $11.4 million was primarily in one-to-four family loans and resulted from a strong local demand for residential financing.

         Average assets increased from $72.7 million for the period ended December 31, 1995, to $78.3 million for the period ended December 31, 1996, an increase of $5.6 million, or 7.7%. Average interest-earning assets represented 97.3% of average assets for the period ended in 1996 compared to 96.7% for the period ended in 1995. The increase in average earning assets was primarily in the loan portfolio. Average interest-bearing assets as a percentage of average interest-bearing liabilities was 121.9% and 121.8% for 1996 and 1995, respectively.

         Average balances of mortgage-backed securities held to maturity decreased $716,000, or 19.0%, for the year ended December 31, 1996 as a result of principal repayments, while other investment securities held to maturity decreased $749,000, or 19.1%, from $3.9 million for the period ended December 31, 1995 to $3.2 million for the period ended December 31, 1996 due to maturities.

         Loans and Allowance for Loan Losses. The increase in our net loans of $11.4 million, or 18.6% from December 31, 1995 to December 31, 1996 was primarily in real estate mortgage loans. Average loans increased from $61.0 million to $68.3 million while the average rates earned on such loans decreased 17 basis points to 8.14%. The allowance for loan losses as a percentage of total loans increased to 0.22% from 0.18% as a result of an increase in loans and no charge-offs. The allowance for loan losses as a percentage non-performing loans was 32.5% and 71.15% at December 31, 1996 and 1995 respectively. Non-performing loans were $489,000 and $156,000 at each date, respectively. Included in non-performing loans at December 31, 1996 was an impaired loan of $112,000. A provision for loss of $37,000 had been recorded on this loan.

         Premises and Equipment. Premises and equipment decreased slightly from December 31, 1995 to December 31, 1996 due to depreciation for the period exceeding purchases.

         Deposits. Deposits increased approximately $3.0 million, or 5.3%, during the period ended December 31, 1996. Interest-bearing demand and savings deposits increased $1.2 million, or 10.2%, while certificates of deposit increased $1.8 million, or 3.9%. Average deposits increased $3.0 million, or 5.4%, during the period ended December 31, 1996. Average interest-bearing demand and savings deposits increased $571,000, or 4.7% while certificates of deposits increased $2.4 million, or 5.6%. Although we did not offer any special deposit programs during 1996, we increased our deposits by offering rates that were competitive with the rates offered by other institutions in the area. The rates paid on interest-bearing demand and saving deposits decreased 41 and 6 basis points, respectively, while the rate paid on certificates of deposits increased 15 basis points.

         Borrowed Funds. The growth in loans was partially funded by the increase in FHLB advances of $5.4 million, or 508.6% from December 31, 1995 to December 31, 1996. We elected to utilize FHLB advances available at rates comparable to the cost of acquiring local deposits to partially fund the increase in loans. The majority of these FHLB advances matured in less than one year. Average FHLB advances increased from $1.9 million at December 31, 1995 to $3.6 million at December 31, 1996.

         Retained Earnings. Retained earnings increased $886,000, or 6.8%, from $13.0 million at December 31, 1995 to $13.9 million at December 31, 1996. The increase was due to net income during the period.

Comparison of Operating Results For Six Months Ended June 30, 1997 and 1996

         General. Net income increased $27,000, or 5.0%, from $536,000 for the six months ended June 30, 1996 to $563,000 for the six months ended June 30, 1997. Net interest income after provision for losses on loans increased $73,000, or 5.8%, for the 1997 period compared to the 1996. The increase in net interest income after provision for loan losses more than offset the $37,000 decrease in other income, the $5,000 increase in other expenses and the $4,000 increase in income taxes. Annualized return on average assets was 1.35% and 1.43 % for the six months ended June 30, 1997 and 1996, respectively.

         Interest Income. Our total interest income was $3.3 million for the 1997 period compared to $2.9 million for the 1996 period. The increase in interest income was due primarily to an increase in volume. Average earning assets increased $8.8 million, or 12.1%, from $72.8 million for the 1996 period compared to $81.6 for the 1997 period. The average yield on interest-earning assets increased slightly from 8.02% for the six months ended June 30, 1996 to 8.03% for the comparable period in 1997.

         Interest Expense. Interest expense increased $195,000, or 12.0%, for the six month period ended June 30, 1997 compared to the 1996 period. Average interest-bearing liabilities increased $7.9 million, or 13.4%, from $59.4 million for the 1996 period to $67.3 million during the 1997 period. The average balance of each deposit type increased from the 1996 period to the 1997 period with a $3.5 million, or 6.0%, increase in total average deposits. Average FHLB advances increased $4.5 million, or 300.0%, from $1.5 million for the 1996 period to $6.0 million during the 1997 period. We continued to use FHLB advances to partially fund loan growth.

         Net Interest Income. Net interest income increased $160,000, or 12.4%, for the 1997 period compared to the 1996 period. The increase was primarily due to the $105,000 increase due to volume increases while the lower cost of interest-bearing liabilities was primarily responsible for the $55,000 increase due to rate. The interest spread was 2.62% for the six months ended June 30, 1997 compared to 2.54% for the comparable 1996 period.

         Provision for Loan Losses. The provision for loan losses for the period ended June 30, 1997 was $111,000 compared to $24,000 for the same period in 1996. We increased the provision for loan losses due to the increase in outstanding loans and the losses recorded in 1997 associated with non-performing loans secured by multi-family real estate. In response to the loss experienced in 1997, we increased the risk factor used on multi-family and commercial real estate loans.

         Other Income (Losses). Other income (losses) decreased $37,000 , or 63.8%, for the 1997 period compared to the 1996 period primarily due to increased losses of $35,000 from our investment in a low-income housing income tax credit limited partnership. Our investment in the limited partnership represents a 99% equity in Pedcor. In addition to recording our equity in the losses of Pedcor, we recorded the benefit of low income housing income tax credits in the amount of $89,000 for both six-month periods.

         Salaries and Employee Benefits. Salaries and employee benefits were $252,000 for the six-month period ended June 30, 1997 compared to $230,000 for the 1996 period, and increase of $22,000, or 9.6%. This increase resulted from the addition of a full-time teller, bookkeeper and receptionist to our staff and normal increases in employee compensation and related payroll taxes.

         Net Occupancy and Equipment Expenses. Occupancy expenses increased $4,000, or 33.3%, and equipment expenses increased $1,000, or 10.0%, during the 1997 period compared to the 1996 period.

         Deposit Insurance Expense. Deposit insurance expense decreased $53,000, or 81.5%, from $65,000 for the six months ended June 30, 1996 to $12,000 for the same period in 1997. This decrease was due to the recapitalization of the Savings Association Insurance Fund ("SAIF") which ultimately resulted in a decline in our assessment. Prior to the recapitalization of SAIF, we paid an assessment of $.23 per $100 of deposits. Subsequent to the recapitalization, the assessment was reduced to $.0644 per $100 of deposits.

         Other Expense. Other expenses, consisting primarily of expenses related to service center fees, advertising, directors' fees, professional fees, supervisory examination fees, supplies, and postage increased $31,000, or 24.4% for the 1997 period compared to the 1996 period. The increase resulted from nominal increases in a variety of expense categories.

         Income Tax Expense. Income tax expense increased $4,000, or 1.7%, during the six months ended June 30, 1997 compared to the 1996 period. The increase was directly related to the increase in taxable income for the period. The effective tax rate was 29.4% and 30.1% for the respective 1997 and 1996 periods.

Comparison of Operating  Results For Years Ended  December 31, 1996,  1995,  and
1994

         General. Net income for the year ended December 31, 1996 decreased $106,000, or 10.7%, to $886,000 compared to $992,000 for 1995. Net income for
1994 was  $1,155,000,  $163,000,  or 14.1%,  greater  than the 1995 net  income.
Return on average assets for the years ended December 31, 1996, 1995 and 1994 was 1.13%, 1.36% and 1.63%, respectively. Return on average equity was 6.54% for 1996, 7.84% for 1995 and 10.02% for 1994.

         Interest  Income.  Total  interest  income  was $6.1  million  for 1996 compared to $5.7 million for 1995. Average earning assets increased $5.8 million, or 8.3%, from $70.3 million to $76.1 million from 1995 to 1996. Volume increases, primarily from loans, accounted for $493,000 of the increase while lower interest rates offset the increase by $110,000. Total interest income increased $480,000, or 9.1%, from 1994 to 1995 due to an increase in the average earning assets accompanied by an increase in the average yields. Average earning assets increased $1.9 million, or 2.8%, during this period while the average yield on earning assets increased 48 basis points to 8.15% from 7.67%. The increase in average loans and the increased loan yield were the primary factors contributing to these increases.


         Interest Expense. Interest expense increased $276,000, or 8.8%, during 1996 compared to 1995. The increase in interest expense was primarily the result of an increase in average interest-bearing liabilities of $4.7 million, or 8.1%, from $57.7 million to $62.4 million. The growth in average interest-bearing liabilities was primarily attributable to the growth in certificates of deposit and FHLB advances. The average balance of certificates of deposit increased $2.4 million, or 5.6%, while average FHLB advances increased $1.7 million, or 92.0%. We utilized the deposit growth and increased borrowings from the FHLB to fund loan growth. Interest expense increased $641,000, or 25.6%, in 1995 compared to 1994 reflecting increases in interest rates of $560,000 and volume increases of $81,000. The average cost of interest-bearing liabilities increased from 4.42% in 1994 to 5.46% in 1995.

         Net Interest Income. Net interest income increased $107,000, or 4.1%, from $2.6 million for 1995 to $2.7 million for 1996. Net interest income decrease $161,000, or 5.9%, in 1995 from 1994. Our interest rate spread was 2.54%, 2.69% and 3.25% for 1996, 1995 and 1994, respectively.

         Provision for Loan Losses. Our provision for loan losses for the year ended December 31, 1996 was $48,000. The 1996 provision and the related increase in the allowance for loan losses was considered adequate, based on growth, size, condition and components of the loan portfolio. The provision of $24,000 for both 1995 and 1994 reflected the more moderate growth of the loan portfolio.

         Other Income (Losses). Other income (losses) increased $101,000, or 46.5%, from 1995 to 1996 primarily due to a decrease in losses of $76,000 from our investment in a limited partnership. Other income (losses) decreased $177,000 from 1994 to 1995 primarily due to increased losses of $195,000 from our investment in the limited partnership.

         Salaries and Employee Benefits. Salaries and employee benefits were $461,000 for 1996 compared to $481,000 for 1995, a decrease of $20,000, or 4.2%.
This decrease was primarily a result of a $5,000 decrease in retirement plan contributions and a $13,000 increase loan origination costs which are deferred over the lives of the related loans. Salaries and employee benefits decreased $8,000, or 1.6%, from 1994 to 1995.

         Net Occupancy and Equipment Expenses. Occupancy expenses decreased $27,000, or 40.9%, and equipment expenses remained constant during 1996 as compared to 1995. The decrease in occupancy expenses was primarily attributable to an additional $32,000 of repairs and maintenance expenses in 1995 as compared to 1996. Occupancy expenses for 1994 were $22,000, or 50.0%, less than the 1995 expenses and equipment expenses were $3,000, or 17.6%, less than the 1995 expenses. Once again, additional repairs and maintenance expense was the primary reason for the increase in 1995.

         Deposit Insurance Expense. Deposit insurance expense increased $368,000, or 289.8%, from $127,000 for 1995 to $495,000 for 1996 due to the one time SAIF special assessment of approximately $362,000. Deposit insurance expense for 1994 was $126,000, $1,000 less than the 1995 expense.

         Other Expense. Other expenses, consisting primarily of expenses related to service center fees, advertising, directors' fees, professional fees, supervisory examination fees, supplies, and postage decreased $41,000, or 12.5%, from 1995 to 1996. The decrease resulted from decreases in a variety of expense categories. Other expenses increased $120,000, or 57.7%, from 1994 to 1995. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense increased $10,000, or 3.1%, from 1995 to 1996. Income tax expense decreased $313,000, or 49.0%, from 1994 to 1995. The decrease in 1995 was directly related to the decrease in taxable income for the year and the increase in tax credits from $75,000 in 1994 to $178,000 in 1995. The effective tax rate was 27.5%, 24.7% and 35.6% for 1996,
1995 and 1994, respectively.

Liquidity and Capital Resources

         The following is a summary of our cash flows, which are of three major types. Cash flows from operating activities consist primarily of net income generated by cash. Investing activities generate cash flows through the origination and principal collection on loans as well as purchases and sales of securities. Investing activities will generally result in negative cash flows when we experience loan growth. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each of the six-month periods ended June 30, 1997 and 1996 and each year in the three-year period ended December 31, 1996.


                                                   Six Months Ended
                                                        June 30,                          Year Ended December 31,
                                                   1997         1996                  1996         1995          1994
                                                   ----         ----                  ----         ----          ----
                                                                        (In thousands)
Operating activities........................         $ 934        $ 796               $ 1,088       $1,160         $941
                                                    ------     --------               -------      -------      -------
Investing activities:                                                                                              $941
Investment securities
     Proceeds from maturities and
     paydowns of mortgage-backed
     securities held to maturity............           330          341                   676          663        1,769
     Purchases of other investment
       securities held to maturity..........          (700)        (494)                 (994)        (100)        (799)
     Proceeds from maturities of other
       investment securities
       held to maturity.....................           200        1,500                 2,000          ---          400
     Purchase of loans......................          (500)      (1,000)               (1,350)        (742)      (1,523)
     Proceeds from loan sales...............           ---          ---                   ---          ---          171
     Other net change in loans..............          (162)      (5,687)              (10,116)        (502)      (3,475)
     Purchase of FHLB of
       Indianapolis Stock...................          (128)         (18)                  (18)          (1)         (59)
     Purchases of premises
       and equipment........................            (7)         ---                    (3)         (38)         (36)
                                                    ------     --------               -------      -------      -------
     Net cash used by
       investing activities.................          (967)      (5,358)               (9,805)        (720)      (3,552)
                                                    ------     --------               -------      -------      -------
Financing activities:
   Net change in
   Interest-bearing
     demand and savings deposits............           791          635                 1,243       (1,375)        (572)
   Certificates of deposits.................           827          476                 1,786        3,896          382
   Proceeds from borrowings.................         1,000        2,000                10,500        2,500        3,200
   Repayment of borrowings..................        (1,807)        (261)               (5,261)      (4,801)         (67)
   Net change in advances by borrowers
       for taxes and insurance..............            15           97                   (79)           4           34
                                                    ------     --------               -------      -------      -------
     Net cash provided by financing
       activities...........................           826        2,947                 8,189          224        2,977
                                                    ------     --------               -------      -------      -------
Net increase(decrease) in cash
   and cash equivalents.....................        $  793     $ (1,615)              $  (528)     $   664      $   366
                                                    ======     ========               =======      =======      =======

         Federal regulations require FHLB-member savings associations to maintain an average daily balance of liquid assets equal to a monthly average of not less than a specified percentage of their net withdrawable savings deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first lien residential mortgage loans. This liquidity requirement may be changed from time-to-time by the OTS to any amount within the range of 4% to 10%, and is currently 5%, although the OTS has proposed a reduction of the percentage to 4%. Also, a savings association currently must maintain short-term liquid assets constituting at least 1% of its average daily balance of net withdrawable deposit accounts and current borrowings, although the OTS has proposed eliminating this requirement. Monetary penalties may be imposed for failure to meet these liquidity requirements. As of June 30, 1997, we had liquid assets of $5.5 million, and a regulatory liquidity ratio of 8.7%, of which 56% constituted short-term investments. It is our belief that upon completion of the Conversion our liquidity ratios will increase.

         Pursuant to OTS capital regulations, savings associations must currently meet a 1.5% tangible capital requirement, a 3% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At June 30, 1997, our tangible capital ratio was 17.2%, our core capital ratio was 17.2%, and our risk-based capital to risk-weighted assets ratio was 34.6%. Therefore, at June 30, 1997, our capital levels exceeded all applicable regulatory capital requirements currently in effect. The following table provides the minimum regulatory capital requirements and our capital ratios as of June 30, 1997:

                              At June 30, 1997
                              OTS Requirement                      Union Federal's Capital Level
                           % of                               % of                              Amount
Capital Standard          Assets            Amount          Assets(1)          Amount          of Excess
----------------          ------            ------          ---------          ------          ---------
                             (Dollars in thousands)
Tangible capital....        1.5%             $1,264          17.2%             $14,473           $13,209
Core capital (2)....        3.0               2,529          17.2               14,473            11,944
Risk-based capital..        8.0               3,390          34.6               14,671            11,281

(1) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) The OTS has proposed and is expected to adopt a core capital requirement for savings associations comparable to that recently adopted by the OCC for national banks. The new regulation, as proposed, would require at least 3% of total adjusted assets for savings associations that received the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. The final form of such new OTS core capital requirement may differ from that which has been proposed. Union Federal expects to be in compliance with such new requirements. See "Regulation -- Regulatory Capital."


         For definitions of tangible capital, core capital and risk-based capital, see "Regulation -- Savings Association Regulatory Capital."

         As of June 30, 1997, management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on our liquidity, capital resources or results of operations.

Current Accounting Issues

         In November 1993, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6, "Employer's Accounting for Employee Stock Ownership Plans." The SOP, among other things, changed the measure of compensation expense recorded by employers from the cost of employee stock ownership plan shares allocated to employees during the period to the fair value of employee stock ownership plan shares allocated. Assuming the acquisition of shares of stock by the ESOP, the application of SOP 93-6 is likely to result in fluctuations in compensation expense due to changes in the fair value of the stock.

         In October, 1995, the FASB issued SFAS No. 123 entitled "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting and disclosing the amount of stock-based compensation paid to employees. Historically, Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" has measured compensation cost using the method based on the award's intrinsic value. Those electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, when presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. The disclosure provisions of SFAS No. 123 will be adopted by management upon completion of the Conversion. We do not believe that adoption of SFAS No. 123 disclosure provisions will have a material adverse effect on our consolidated financial position or results of operations.

         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations and transfers of receivables with recourse. An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract. A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value. SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligation for the liability or is legally released from being the primary obligor. SFAS No. 125 is effective for applicable transactions occurring after December 31, 1996, and is to be applied prospectively. Retroactive application is not permitted. We do not believe that adoption of SFAS No. 125 will have a material adverse effect on our financial position or results of operations.

         In February 1997, the FASB issued SFAS No. 128, Earnings per Share, establishing standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock, such as the shares issuable under our proposed stock option plan, as well as any other entity that chooses to present EPS in its financial statements.

         This Statement simplifies the current standards of APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It eliminates the presentation of primary EPS and requires presentation of basic EPS (the principal difference being that common stock equivalents are not considered in the computation of basic EPS). It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

         Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if the potential common shares were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to that of fully diluted EPS pursuant to Opinion No. 15. We do not expect the adoption of SFAS No. 128 to have a material impact on our financial position or results of operations.

         The Statement is effective for our financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Statement requires restatement of all prior-period EPS data presented.

         In  February  1997,  the  FASB  issued  SFAS  No.  129,  Disclosure  of
Information about Capital Structure, continuing the current requirements to disclose certain information about an entity's capital structure found in APB Opinion No. 10, Omnibus Opinion--1966, Opinion No. 15, and SFAS No. 47, Disclosure of Long-Term Obligations. It consolidates specific disclosure requirements from those standards. SFAS No. 129 is effective for our financial statements issued for periods ending after December 15, 1997, including interim periods. We do not expect the adoption of SFAS No. 129 to have a material impact on our financial position or results of operations.

         In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, establishing standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         SFAS No. 130 will also require us to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

         The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. We do not expect the adoption of SFAS No. 130 to have a material impact on our financial condition or results of operations.

         In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishing standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business
Enterprise, but retains the requirement to report information about major customers. It amends SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. This Statement does not apply to nonpublic business enterprises or to not-for-profit organizations.

         SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

         This Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. This Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

         SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This Statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. We do not expect the adoption of SFAS No. 131 to have a material impact on our financial condition or results of operations.

Impact of Inflation

     The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.


             BUSINESS OF UNION FEDERAL SAVINGS AND LOAN ASSOCIATION

General

         We were organized as a state-chartered savings and loan association in 1913. Since then, we have conducted our business from our full-service office located in Crawfordsville, Indiana. Our principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Our deposit accounts are insured up to applicable limits by the SAIF of the FDIC.

         We believe that we have developed a solid reputation among our loyal customer base because of our commitment to personal service and because of strong support of the local community. We offer a number of financial services, including: (i) residential real estate loans; (ii) multi-family loans; (iii) commercial real estate loans; (iv) construction loans; (v) home improvement loans (vi) money market demand accounts ("MMDAs") (vii) passbook savings accounts; and (viii) certificates of deposit.

Lending Activities

         We have historically concentrated our lending activities on the origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one- to four-family residential real property. One- to four-family residential mortgage loans continue to be the major focus of our loan origination activities, representing 77.9% of our total loan portfolio at June 30, 1997. We also offer multi-family mortgage loans, commercial real estate loans, construction loans, and, to a limited extent, consumer loans consisting of loans secured by deposits and home improvement loans. Mortgage loans secured by multi-family properties and commercial real estate totaled approximately 13.6% and 4.7%, respectively, of our total loan portfolio at June 30, 1997. Construction loans totaled approximately 3.7% of our total loans as of June 30, 1997. Consumer loans, which consist of home improvement loans and passbook loans, constituted approximately .2% of our total loan portfolio at June 30, 1997.

     Loan Portfolio Data. The following table sets forth the composition of our loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and loans in process.

                                 At June 30,                                       At December 31,
                                    1997               1996            1995             1994             1993             1992
                              -----------------   ---------------  --------------- ---------------- ---------------  ---------------
                                        Percent           Percent          Percent          Percent         Percent          Percent
                               Amount  of Total   Amount of Total  Amount of Total  Amount of Total Amount of Total  Amount of Total
                               -----------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)

TYPE OF LOAN Real estate mortgage loans:
   One-to-four-family........ $58,664    77.90%  $57,031  77.46%  $48,295  76.64% $47,299   76.44%  $45,258  80.20% $38,819  81.38%
   Multi-family..............  10,212    13.56    10,920  14.83     9,617  15.26    8,641   13.96     6,651  11.79    4,309   9.03
   Commercial................   3,513     4.66     3,593   4.88     2,814   4.46    3,000    4.85     3,079   5.45    2,565   5.38
Real estate construction
     loan....................   2,782     3.69     1,740   2.36     2,107   3.34    2,748    4.44     1,286   2.28    1,748   3.66
Consumer loans: .............     143      .19       346    .47       191    .30      192     .31       156    .28      260    .55
                              -------   ------   ------- ------   ------- ------  -------  ------   ------- ------  ------- ------
     Gross loans receivable.. $75,314   100.00%  $73,630 100.00%  $63,024 100.00% $61,880  100.00%  $56,430 100.00% $47,701 100.00%
                              =======   ======   ======= ======   ======= ======  =======  ======   ======= ======  ======= ======
TYPE OF SECURITY
   One-to-four-family
     real estate............. $60,936    80.91%  $58,271  79.14%  $49,762  78.96% $48,225   77.93%  $45,719  81.02% $39,034  81.83%
   Multi-family real estate..  10,812    14.36    11,520  15.65    10,367  16.45   10,319   16.68     7,331  12.99    5,305  11.12
   Commercial real estate....   3,513     4.66     3,593   4.88     2,814   4.46    3,236    5.23     3,315   5.87    3,210   6.73
   Deposits..................      53      .07       246    .33        81    .13      100     .16        65    .12      152    .32
                              -------   ------   ------- ------   ------- ------  -------  ------   ------- ------  ------- ------
     Gross loans receivable.. $75,314   100.00%  $73,630 100.00%  $63,024 100.00% $61,880  100.00%  $56,430 100.00% $47,701 100.00%
                              =======   ======   ======= ======   ======= ======  =======  ======   ======= ======  ======= ======
Deduct:
Allowance for loan losses....     198      .26       159    .22       111    .18       87     .14        63    .11       48    .10
Deferred loan fees...........     329      .44       356    .48       379    .60      405     .65       378    .67      227    .48
Loans in process.............   1,620     2.15       418    .57     1,255   1.99    1,329    2.15       733   1.30      643   1.35
                              -------   ------   ------- ------   ------- ------  -------  ------   ------- ------  ------- ------
   Net loans receivable...... $73,167    97.15%  $72,697  98.73%  $61,279  97.23% $60,059   97.06%  $55,256  97.92% $46,783  98.07%
Mortgage Loans:
   Adjustable-rate........... $21,282    28.31%  $24,238  33.07%  $27,057  43.06% $26,601   43.12%  $22,220  39.49% $17,348  36.57%
   Fixed-rate................  53,889    71.69    49,046  66.93    35,776  56.94   35,087   56.88    34,054  60.51   30,093  63.43
                              -------   ------   ------- ------   ------- ------  -------  ------   ------- ------  ------- ------
     Total................... $75,171   100.00%  $73,284 100.00%  $62,833 100.00% $61,688  100.00%  $56,274 100.00% $47,441 100.00%
                              =======   ======   ======= ======   ======= ======  =======  ======   ======= ======  ======= ======

     The following table sets forth certain information at December 31, 1996, regarding the dollar amount of loans maturing in our loan portfolio based on the contractual terms to maturity. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. We expect that prepayments will cause actual maturities to be shorter.

                                        Balance                         Due During Years Ended December 31,
                                    Outstanding at                                           2000       2002      2007       2012
                                     December 31,                                             to         to        to         and
                                         1996                 1997       1998       1999     2001       2006      2011     following
                                        -------             ------       ----      -----    ------    -------    -------    -------
                                                                                    (In thousands)
Real estate mortgage loans:
   Residential loans..................  $57,031             $  194       $435      $ 277   $   936    $13,554    $22,985    $18,650
Multi-family loans....................   10,920                ---          4        ---       480      3,398      6,163        875
   Commercial loans...................    3,593                  5        ---        ---        23      1,473      1,204        888
Construction loans....................    1,740                600        321        ---       ---        306         98        415
Loans secured by deposits.............      246                246        ---        ---       ---        ---        ---        ---
Home improvement loans................      100                  3         14         11        38         34        ---        ---
                                        -------             ------       ----      -----    ------    -------    -------    -------
     Total............................  $73,630             $1,048       $774      $ 288    $1,477    $18,765    $30,450    $20,828
                                        =======             ======       ====      =====    ======    =======    =======    =======

         The following table sets forth, as of December 31, 1996, the dollar amount of all loans due after one year that have fixed interest rates and floating or adjustable interest rates.

                                                      Due After December 31, 1997
                                     Fixed Rates             Variable Rates                  Total
                                     -----------             --------------                  -----
                                                             (In thousands)
Real estate mortgage loans:
   Residential loans.............       $40,914                  $15,923                    $56,837
   Multi-family loans............         5,699                    5,221                     10,920
   Commercial loans..............         1,405                    2,183                      3,588
Construction loans...............           993                      147                      1,140
Installment loans................           ---                      ---                        ---
Loans secured by deposits........           ---                      ---                        ---
Home improvement loans...........            97                      ---                         97
                                        -------                  -------                    -------
   Total.........................       $49,108                  $23,474                    $72,582
                                        =======                  =======                    =======

         One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in our primary market area. We generally do not originate one- to four-family residential mortgage loans if the ratio of the loan amount to the lesser of the current cost or appraised value of the property (the "Loan-to-Value Ratio") exceeds 95%. We require private mortgage insurance on loans with a Loan-to-Value Ratio in excess of 80%. The cost of such insurance is factored into the annual percentage rate on such loans. We originate and retain fixed rate loans which provide for the payment of principal and interest over a 15- or 20-year period, or balloon loans having terms of up to 15 years with principal and interest payments calculated using a 30-year amortization period.

         We also offer adjustable-rate mortgage ("ARM") loans. The interest rate on ARM loans is indexed to the one-year U.S. Treasury securities yields adjusted to a constant maturity. We may offer discounted initial interest rates on ARM loans, but we require that the borrower qualify for the ARM loan at the fully-indexed rate (the index rate plus the margin). A substantial portion of the ARM loans in our portfolio at June 30, 1997 provide for maximum rate adjustments per year and over the life of the loan of 1% and 5%, respectively. Our residential ARMs are amortized for terms up to 25 years.

         ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower also increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 1997, approximately 28.3% of our one- to four-family residential loans had adjustable rates of interest.

         All of the one- to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. However, we occasionally permit assumptions of existing residential mortgage loans on a case-by-case basis.

         At June 30, 1997, approximately $58.7 million, or 77.9% of our portfolio of loans, consisted of one- to four-family residential loans.
Approximately $122,000, or .21% of total residential loans, were included in non-performing assets as of that date. See "--Non-Performing and Problem Assets."

         Multi-Family Loans. At June 30, 1997, approximately $10.2 million, or 13.6% of our total loan portfolio, consisted of mortgage loans secured by multi-family dwellings (those consisting of more than four units). Our multi-family loans are generally written as one-year adjustable rate loans indexed to the one-year U.S. Treasury rate with an original term of up to 20 years. We write multi-family loans with maximum Loan-to-Value ratios of 80%. Our largest multi-family loan as of June 30, 1997 had a balance of approximately $1.1 million and was secured by 28 duplexes located in Crawfordsville, Indiana. On the same date, none of our multi-family loans were included in non-performing assets.

         Multi-family loans, like commercial real estate loans, involve a greater risk than do residential loans. See "-- Commercial Real Estate Loans" below.

         Commercial Real Estate Loans. Our commercial real estate loans are secured by churches, office buildings, and other commercial properties. We generally originate commercial real estate loans as one-year adjustable rate loans indexed to the one-year U.S. Treasury securities yield adjusted to a constant maturity, and are written for maximum terms of 20 years with maximum Loan-to-Value ratios of 80%. At June 30, 1997, our largest commercial loan had an outstanding balance of $500,000 and was secured by a nursing home in Richmond, Indiana. At June 30, 1997, approximately $3.5 million, or 4.7% of our total loan portfolio, consisted of commercial real estate loans. On the same date, there were no commercial real estate loans included in non-performing assets.

         Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve a greater degree of risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate.


         Construction Loans. We offer construction loans with respect to residential and commercial real estate and, in certain cases, to builders or developers constructing such properties on a speculative basis (i.e., before the builder/developer obtains a commitment from a buyer). We provide construction loans only to borrowers who commit to permanent financing with us on the finished project. At June 30, 1997, approximately $2.8 million, or 3.7% of our total loan portfolio, consisted of construction loans. The largest construction loan had a balance of $600,000 on June 30, 1997 and was secured by a condominium project and golf course in Pittsboro. None of our construction loans were included in non-performing assets on that date.


         Construction  loans  generally  match  the  term  of  the  construction contract and are written as fixed-rate loans with interest calculated on the amount disbursed under the loan and payable monthly. The maximum Loan-to-Value Ratio for a construction loan is based upon the nature of the construction project. For example, a construction loan for a one- to four-family residence may be written with a maximum Loan-to-Value Ratio of 95%, while a construction loan for a multi-family project may be written with a maximum Loan-to-Value Ratio of 80%. Inspections are made prior to any disbursement under a construction loan, and we do not normally charge commitment fees for construction loans.

         While providing us with a comparable, and in some cases higher, yield than conventional mortgage loans, construction loans involve a higher level of risk. For example, if a project is not completed and the borrower defaults, we may have to hire another contractor to complete the project at a higher cost. Also, a project may be completed, but may not be salable, resulting in the borrower defaulting and our taking title to the project.

         Consumer Loans. Our consumer loans, consisting of passbook loans and home improvement loans, aggregated approximately $143,000 at June 30, 1997, or
 .2% of our total loan portfolio. Our home improvement loans generally have a fixed rate and a term of up to seven years. Our passbook loans are made up to 90% of the deposit account balance and, at June 30, 1997, accrued at a rate of 8.6%. This rate may change but will always be at least 3% over the underlying passbook or certificate of deposit rate. Interest on loans secured by deposits is paid semi-annually. At June 30, 1997, none of our consumer loans were included in non-performing assets. See "-- Non-Performing and Problem Assets."

         Origination, Purchase and Sale of Loans. We historically have originated our mortgage loans pursuant to our own underwriting standards which do not conform with the standard criteria of the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). In the event that we begin originating fixed-rate residential mortgage loans for sale to the FHLMC in the secondary market, such loans will be originated in accordance with the guidelines established by the FHLMC and will be sold promptly after they are originated. We have no intention to originate loans for sale to the FHLMC at this time, however.

         We confine our loan origination activities primarily to Montgomery County and the surrounding counties of Boone, Hendricks, Putnam, Parke and Fountain. We have also originated several loans in Marion County. At June 30, 1997, we also had seven loans which we originated, totaling approximately $740,000, secured by property located outside of Indiana. Our loan originations are generated from referrals from existing customers, real estate brokers, and newspaper and periodical advertising. Loan applications are underwritten and processed at our office.

         Our loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we study the employment and credit history and information on the historical and projected income and expenses of our mortgagors. All mortgage loans are approved or ratified by our board of directors.

         We generally require appraisals on all real property securing our loans and require an attorney's opinion and a valid lien on the mortgaged real estate. Appraisals for all real property securing mortgage loans are performed by independent appraisers who are state-licensed. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan and also require flood insurance to protect the property securing our interest if the property is in a flood plain. We also generally require private mortgage insurance for all residential mortgage loans with Loan-to-Value Ratios of greater than 80%. We require escrow accounts for insurance premiums and taxes for loans that require private mortgage insurance.

         Our underwriting standards for consumer loans are intended to protect against some of the risks inherent in making consumer loans. Borrower character, paying habits and financial strengths are important considerations.


         We occasionally purchase participation interests in loans originated by other financial institutions in order to diversify our portfolio, supplement local loan demand and to obtain more favorable yields. The participations that we purchase normally represent a portion of residential or commercial real estate loans originated by other Indiana financial institutions, most of which are secured by property located in Indiana. As of June 30, 1997, we held in our loan portfolio participations in mortgage loans aggregating $6.7 million that we purchased, all of which were serviced by others. Included within this amount were participations in the aggregate amount of $746,000 which were secured by property located outside of Indiana. The largest participation loan in our portfolio at June 30, 1997 was a $600,000 interest in a loan secured by a condominium project and golf course located in Pittsboro, Indiana.

         The following table shows our loan origination and repayment activity during the periods indicated:

                                                      Six Months Ended
                                                           June 30,                            Year Ended December 31,
                                                     1997          1996             1996                1995             1994
                                                    -------      -------          -------             -------           -------
                                                                      (In thousands)
Gross loans receivable
   at beginning of period.......................... $73,630      $63,024          $63,024             $61,880           $56,430
                                                    -------      -------          -------             -------           -------
Loans Originated:
     Real estate mortgage loans:
       One-to-four family loans....................   8,112       10,325           19,332               9,655            12,373
       Multi-family loans..........................     304        1,532            1,532                 ---             2,889
       Commercial loans............................      13           45               45                 139               361
     Construction loans............................   1,953        1,507            2,220               2,135             2,513
     Loans secured by deposits.....................      42          116              322                  95               153
     Home improvement loans........................      50           23               36                  50                69
                                                    -------      -------          -------             -------           -------
         Total originations........................  10,474       13,548           23,487              12,074            18,358
Purchases (sales) of participation loans, net......     500        1,000            1,350                 742             1,352
Reductions:
     Principal loan repayments.....................   9,087        7,636           14,211              11,672            14,260
     Transfers from loans to real estate owned.....     203           20               20                 ---               ---
                                                    -------      -------          -------             -------           -------
         Total reductions..........................   9,290        7,656           14,231              11,672            14,260
                                                    -------      -------          -------             -------           -------
Total gross loans receivable at
   end of period................................... $75,314      $69,916          $73,630             $63,024           $61,880
                                                    =======      =======          =======             =======           =======

         Our residential loan originations during the year ended December 31, 1996 totaled $19.3 million, compared to $9.7 million and $12.4 million in the years ended December 31, 1995 and 1994, respectively.

         Origination and Other Fees. We realize income from late charges, checking account service charges, and fees for other miscellaneous services. We currently charge a commitment fee of $200 on all loans and an additional $500 origination fee on construction loans. We also may charge points on a mortgage loan as consideration for a lower interest rate, although we do so infrequently. Late charges are generally assessed if payment is not received within a specified number of days after it is due. The grace period depends on the individual loan documents.

Non-Performing and Problem Assets

         After a mortgage loan becomes 30 days past due, we deliver a delinquency notice to the borrower. When loans are 30 to 60 days in default, we send additional delinquency notices and make personal contact by telephone with the borrower to establish acceptable repayment schedules. When loans become 60 days in default, we again contact the borrower, this time in person, to establish acceptable repayment schedules. When a mortgage loan is 90 days delinquent, we will have either entered into a workout plan with the borrower or referred the matter to our attorney for collection. Management is authorized to commence foreclosure proceedings for any loan upon making a determination that it is prudent to do so.

         We review mortgage loans on a regular basis and place such loans on a non-accrual status when they become 90 days delinquent. Generally, when loans are placed on a non-accrual status, unpaid accrued interest is written off, and further income is recognized only to the extent received.

         Non-performing Assets. At June 30, 1997, $203,000, or .24% of our total assets, were non-performing (non-performing loans and non-accruing loans) compared to $489,000, or .59%, of our total assets at December 31, 1996. At June 30, 1997, residential loans accounted for $122,000 of our non-performing assets. We had real estate owned ("REO") properties in the amount of $81,000 as of June 30, 1997.

         The table below sets forth the amounts and categories of our non-performing assets (non-performing loans, foreclosed real estate and troubled debt restructurings) for the last three years. It is our policy that all earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due in excess of 90 days. Delinquent loans that are 90 days or more past due are considered non-performing assets.

                                           At June 30,                               At December 31,
                                              1997                      1996              1995             1994
                                              ----                      ----              ----             ----
                                                               (Dollars in thousands)
Non-performing assets:
   Non-performing loans..................      $122                     $ 489            $ 156             $ 143
   Foreclosed real estate................        81                       ---              ---               ---
                                                 --
     Total non-performing assets.........      $203                      $489            $ 156             $ 143
                                               ====                      ====            =====             =====

Non-performing loans to total loans......       .17%                      .67%             .25%              .24%
                                               ====                      ====            =====             =====
Non-performing assets to total assets....       .24%                      .59%             .21%              .20%
                                               ====                      ====            =====             =====

         Interest  income of $3,000,  $10,000,  $14,000  and $14,000 for the six
months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, was recognized on the non-performing loans summarized above. Interest income of $6,000, $33,000, $17,000 and $15,000 for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995, and 1994, respectively, would have been recognized under their original loan terms.

         At June 30, 1997, we held loans delinquent from 30 to 89 days totaling approximately $269,000. Other than these loans and the other delinquent loans disclosed elsewhere in this section, we were not aware of any other loans, the borrowers of which were experiencing financial difficulties.

         Delinquent Loans. The following table sets forth certain information at June 30, 1997, and at December 31, 1996, 1995, and 1994, relating to delinquencies in our portfolio. Delinquent loans that are 90 days or more past due are considered non-performing assets.

                                      At June 30, 1997                   At December 31, 1996
                           -------------------------------------  -----------------------------------
                                30-89 Days      90 Days or More       30-89 Days      90 Days or More
                           -------------------- ----------------- ------------------- ----------------
                                      Principal         Principal           Principal        Principal
Number                     Balance     Number    Balance Number    Balance   Number  Balance  Number
                           of Loans   of Loans  of Loansof Loans  of Loans  of Loansof Loans of Loans
                                                      (Dollars in thousands)
One- to four-
   family loans............     6       $264        6     $122         7     $226        8     $377
Commercial
   real estate loans.......   ---        ---      ---      ---       ---      ---      ---      ---
Multi-family
   loans...................   ---        ---      ---      ---       ---      ---        1      112
Loans secured
   by deposits.............   ---        ---      ---      ---       ---      ---      ---      ---
Home improvement loans.....     1          5      ---      ---       ---      ---      ---      ---
                                -       ----        -     ----         -     ----        -     ----
   Total...................     7       $269        6     $122         7     $226        9     $489
                                =       ====        =     ====         =     ====        =     ====
Delinquent loans to
   total loans.............                                .53%                                 .98%
                                                           ===                                  ===




                                At December 31, 1995                 At December 31, 1994
                           -------------------------------------  -----------------------------------
                               30-89 Days     90 Days or More       30-89 Days       90 Days or More
                           ------------------ ------------------  ---------------- ------------------
                                    Principal          Principal         Principal          Principal
                           Balance  Number  Balance    Number   Balance  Number   Balance    Number
                           of Loans of Loansof Loans   of Loans of Loans of Loans of Loans  of Loans

One- to four-
   family loans............     9     $280        7     $153         6     $171        5      $140
Commercial
   real estate loans.......   ---      ---      ---      ---       ---      ---      ---       ---
Multi-family
   loans...................     1      109      ---      ---       ---      ---      ---       ---
Loans secured
   by deposits.............   ---      ---      ---      ---       ---      ---      ---       ---
Home improvement loans.....   ---      ---        1        3       ---      ---        1         3
                               --     ----        -     ----         -     ----        -      ----
   Total...................    10     $389        8     $156         6     $171        6      $143
                               ==     ====        =     ====         =     ====        =      ====
Delinquent loans to
   total loans.............                              .89%                                  .52%
                                                         ===                                   ===

         Classified assets. Federal regulations and our Asset Classification Policy provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.

         At June 30, 1997, the aggregate amount of our classified assets, and of our general and specific loss allowances were as follows:

                                At June 30, 1997
                                   (Unaudited)
                                 (In thousands)

  Substandard assets........................................      $203
  Doubtful assets...........................................       ---
  Loss assets...............................................       ---
      Total classified assets...............................      $203
  General loss allowances...................................      $198
  Specific loss allowances..................................       ---
      Total allowances......................................      $198

         We regularly review our loan portfolio to determine whether any loans require classification in accordance with applicable regulations. All of our classified assets constitute non-performing assets.

Allowance for Loan Losses

         The allowance for loan losses is maintained through the provision for loan losses, which is charged to earnings. The allowance for loan losses is determined in conjunction with our review and evaluation of current economic conditions (including those of our lending area), changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio. In our opinion, our allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio at June 30, 1997. However, there can be no assurance that regulators, when reviewing our loan portfolio in the future, will not require increases in our allowances for loan losses or that changes in economic conditions will not adversely affect our loan portfolio.

         Summary of Loan Loss Experience. The following table analyzes changes in the allowance during the past three fiscal years ended December 31, 1996, and the six-month periods ended June 30, 1997, and June 30, 1996.


                                                 Six Months Ended
                                                     June 30,                              Year Ended December 31,
                                                1997         1996              1996              1995                1994
                                                ----         ----              ----              ----                ----
                                                                                        (Dollars in thousands)
Balance at beginning of period..............      $159       $ 111              $111          $    87                   $63
Gross charge-offs - Multi-family loans......      (72)
Provision for losses on loans...............       111          24                48               24                    24
                                                  ----        ----              ----             ----                   ---
   Balance end of period....................      $198        $135              $159             $111                   $87
                                                  ====        ====              ====             ====                   ===
Allowance for loan losses as a percent of
   total loans outstanding..................       .27%        .20%              .22%               .18%                .15%
Ratio of net charge-offs to average
   loans outstanding........................       .10         ---               ---                ---                 ---

         Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of our allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other categories.

                                             At June 30,                                           At December 31,
                                     1997                  1996                   1996                 1995              1994
                                         Percent              Percent                 Percent              Percent           Percent
                                        of loans             of loans                of loans             of loans          of loans
                                         in each              in each                 in each              in each           in each
                                        category             category                category             category          category
                                        to total               total                 to total             to total            total
                              Amount      loans      Amount    loans         Amount    loans     Amount     loans    Amount   loans
                              ------      -----      ------    -----         ------    -----     ------     -----    ------   -----
                                                                         (Dollars in thousands)
Balance at end of
period applicable to:
   Real estate mortgage loans:
     Residential...............   $65   77.90%          $50  75.82%            $60    77.46%        $57   76.64%       $43   76.44%
     Commercial................    28    4.66            10   4.64              13     4.88          11    4.46          9    4.85
     Multi-family..............    82   13.56            71  15.62              75    14.83          39   15.26         28   13.96
   Construction loans..........     7    3.69             4   3.53              11     2.36           4    3.34          7    4.44
   Loans secured by deposits...           .07                  .16                      .33                 .13                .16
   Home improvement loans......           .12                  .23                      .14                 .17                .15
   Unallocated.................    16
                                 ----  ------          ---- ------            ----   ------        ----  ------        ---  ------
   Total.......................  $198  100.00%         $135 100.00%           $159   100.00%       $111  100.00%       $87  100.00%
                                 ====  ======          ==== ======            ====   ======        ====  ======        ===  ======

Investments

     Investments. Our investment portfolio consists of U.S. Treasury and federal agency securities, FHLB stock and an investment in Pedcor Investments - 1993 - XVI, L.P. See "--Service Corporation Subsidiary." At June 30, 1997, approximately $7.8 million, or 9.3%, of our total assets consisted of such investments. We also had $2.2 million in interest-earning deposits as of that date.

         The following table sets forth the amortized cost and the market value of our investment portfolio at the dates indicated.


                                           At June 30,                                  At December 31,
                                              1997                   1996                    1995                   1994
                                        Amortized   Market     Amortized   Market     Amortized    Market     Amortized   Market
                                          Cost       Value       Cost       Value       Cost        Value       Cost       Value
                                           (Unaudited)                        (In thousands)
Investment securities held to maturity:
   U.S. Treasury....................... $   350     $   349    $   350    $   348       $1,050     $1,051    $  1,056     $1,023
   Federal agencies....................   3,146       3,122      2,645      2,611        2,950      2,944       2,850      2,688
   Mortgage-backed securities..........   2,424       2,597      2,752      2,933        3,423      3,668       4,079      4,138
     Total investment securities
       held to maturity................  $5,920      $6,068     $5,747     $5,892       $7,423     $7,663    $  7,985     $7,849
Investment in limited partnership......   1,220          (1)     1,334         (1)       1,506         (1)      1,756         (1)
FHLB stock (2).........................     708         708        580        580          563        563         562        562
                                         ------                 ------                  ------                -------
Total investments......................  $7,848                 $7,661                  $9,492                $10,303
                                         ======                 ======                  ======                =======

(1)  Market values are not available

(2) Market value is based on the price at which stock may be resold to the FHLB of Indianapolis.

         The  following  table sets forth the  amount of  investment  securities
(excluding mortgage-backed securities, FHLB stock and investment in limited partnership) which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 1997.


                                         Amount at June 30, 1997 which matures in
                                   One Year             One Year                Five Years
                                    or Less           to Five Years            to Ten Years
                              ------------------   ------------------      -------------------
                              Amortized   Average  Amoritzed  Average      Amortized   Average
                                Cost       Yield     Cost      Yield         Cost       Yield
                                ----       -----     ----      -----         ----       -----
                                                          (Dollars in thousands)
U.S. Treasury securities.....   $350      5.14%  $     ---       ---%       $  ---        ---%
Federal agency securities....    500      5.02       2,346      5.85           300       7.03
                                ----                ------                    ----
                                $850      5.07%     $2,346      5.85%         $300       7.03%
                                ====                ======                    ====

Mortgage-backed Securities

         The following table sets forth the composition of our mortgage-backed securities portfolio at the dates indicated.


                                                                                    December 31,
                            June 30,            -----------------------------------------------------------------------------------
                              1997                          1996                        1995                        1994
                  ---------------------------   --------------------------  -------------------------    --------------------------
                  Amortized   Percent  Market   Amortized  Percent  Market  Amortized  Percent Market    Amortized  Percent  Market
                    Cost     of Total   Value     Cost    of Total   Value    Cost    of Total  Value      Cost    of Total   Value
                    ------    -----   ------     ------   -----      ------  ------   -----   ------      ------   -----     ------
Governmental
   National Mortgage
   Corporation..... $1,307     53.9%  $1,425     $1,391    50.5%     $1,511  $1,707    49.9%   $1,856     $2,009    49.2%    $2,066
Federal Home
   Loan Mortgage
   Corporation.....    818     33.8      877      1,039    37.8       1,103   1,338    39.1     1,431      1,651    40.5      1,675
Federal National
   Mortgage
   Corporation.....    274     11.3      270        294    10.7         291     341     9.9       343        375     9.2        355
Other..............     25      1.0       25         28     1.0          28      37     1.1        38         44     1.1         42
                    ------    -----   ------     ------   -----      ------  ------   -----   ------      ------   -----     ------
   Total mortgage-
   backed
   securities...... $2,424    100.0%  $2,597     $2,752   100.0%     $2,933  $3,423   100.0%  $3,668      $4,079   100.0%    $4,138
                    ======    =====   ======     ======   =====      ======  ======   =====   ======      ======   =====     ======

         The following table sets forth the amount of mortgage-backed securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 1996.


                                                                        Amount at December 31, 1996 which matures in
                                                          One Year                    One Year to                 After
                                                           or Less                     Five Years               Five Years
                                                                  Weighted                     Weighted                  Weighted
                                                   Amortized       Average      Amortized       Average    Amortized      Average
                                                     Cost           Yield         Cost           Yield       Cost          Yield
                                                     ----           -----         ----           -----       ----          -----
                                                                             (Dollars in thousands)
Mortgage-backed securities......................      $177          7.70%          $422           8.05%     $2,153         8.50%
                                                      ====          ====           ====           ====      ======         ====

         The following table sets forth the changes in the Union Federal's mortgage-backed securities portfolio for the six-month periods ended June 30, 1997 and 1996 and for the years ended December 31, 1995, 1994 and 1993.


                           For the Six Months                          For the Year Ended
                             Ended June 30,                               December 31,
                         1997              1996             1996              1995             1994
                         --------------------------------------------------------------------------
                                                   (In thousands)
Beginning balance.....    $2,752           $3,423            $3,423           $4,079            $5,841
Repayments/sales......      (330)            (341)             (676)            (663)           (1,769)
Premium and discount
   amortization, net..         2                2                 5                7                 7
                          ------           ------            ------           ------            ------
Ending balance........    $2,424           $3,084            $2,752           $3,423            $4,079
                          ======           ======            ======           ======            ======

Sources of Funds

         General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. In addition to deposits, we derive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and borrowings. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the FHLB of Indianapolis may be used in the short-term to compensate for reductions in deposits or deposit inflows at less than projected levels.

         Deposits. We attract deposits principally from within Montgomery County through the offering of a broad selection of deposit instruments, including fixed-rate passbook accounts, NOW accounts, variable rate money market accounts, fixed-term certificates of deposit, individual retirement accounts and savings accounts. We do not actively solicit or advertise for deposits outside of Montgomery County, and substantially all of our depositors are residents of that county. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate.
We do not pay broker fees for any deposits we receive.

         We establish the interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and applicable regulations. We rely, in part, on customer service and long-standing relationships with customers to attract and retain our deposits. We also closely price our deposits to the rates offered by our competitors.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. We manage the pricing of our deposits in keeping with our asset/liability management and profitability objectives. Based on our experience, we believe that our passbook, NOW and MMDAs are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates we pay on these deposits, have been and will continue to be significantly affected by market conditions.

         An analysis of our deposit accounts by type, maturity, and rate at June 30, 1997, is as follows:


                                                                    Minimum        Balance at                          Weighted
                                                                    Opening         June 30,            % of            Average
Type of Account                                                     Balance           1997            Deposits           Rate
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in thousands)
Withdrawable:
   Fixed rate, passbook accounts..............................  $      10            $  3,821            6.16%            4.00%
   Variable rate, money market................................         10               9,212           14.84             4.58
   NOW accounts...............................................        500               1,140            1.84             2.00
                                                                                      -------          ------
     Total withdrawable.......................................                         14,173           22.84             4.22
                                                                                      -------          ------

Certificates (original terms):
   3 months or less...........................................      1,000                 133             .21             4.23
   6 months...................................................      1,000               4,132            6.66             4.94
   12 months..................................................      1,000               6,041            9.73             5.51
   18 months..................................................      1,000               7,627           12.29             5.76
   24 months..................................................      1,000               5,483            8.84             5.99
   30 months..................................................      1,000               6,216           10.02             6.04
   36 months .................................................      1,000               4,082            6.58             6.16
   48 months..................................................      1,000                 344             .55             5.73
   60 months..................................................      1,000               6,297           10.15             5.98
Jumbo certificates - $100,000 and over........................    100,000               7,527           12.13             6.12
                                                                                      -------          ------
Total certificates............................................                         47,882           77.16             5.84
                                                                                      -------          ------
Total deposits................................................                        $62,055          100.00%            5.47%
                                                                                      =======          ======

         The following table sets forth by various interest rate categories the composition of time deposits of Union Federal at the dates indicated:


                       At June 30,                               At December 31,
                          1997                  1996                  1995                 1994
                          ---------------------------------------------------------------------
                                                    (In thousands)
3.00 to 3.99%......  $       ---          $       ---             $     ---                $3,697
4.00 to 4.99%......        4,149                4,760                 5,432                17,929
5.00 to 5.99%......       19,728               19,400                11,330                10,368
6.00 to 6.99%......       23,428               20,954                21,991                 7,615
7.00 to 7.99%......          577                1,941                 6,516                   650
8.00 to 8.99%......          ---                  ---                   ---                 1,114
                         -------              -------              --------               -------
   Total...........      $47,882              $47,055              $ 45,269               $41,373
                         =======              =======              ========               =======

     The following table represents, by various interest rate categories, the amounts of time deposits maturing during each of the three years following June 30, 1997. Matured certificates, which have not been renewed as of June 30, 1997, have been allocated based upon certain rollover assumptions.

                                          Amounts at June 30, 1997 Maturing In
                      One Year                 Two                  Three             Greater Than
                       or Less                Years                 Years              Three Years
                       -------              -------                ------                ------
                                                     (In thousands)

3.00 to 3.99%....  $       ---            $     ---             $     ---             $     ---
4.00 to 4.99%....        4,149                  ---                   ---                   ---
5.00 to 5.99%....       10,815                7,482                 1,046                   386
6.00 to 6.99%....       10,825                8,476                 2,271                 1,855
7.00 to 7.99%....          551                   10                    16                   ---
                       -------              -------                ------                ------
   Total.........      $26,340              $15,968                $3,333                $2,241
                       =======              =======                ======                ======


         The following table indicates the amount of our other certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1997.

                                                        At June 30, 1997
   Maturity Period                                       (In thousands)
   Three months or less..............................       $    933
   Greater than three months through six months......            407
   Greater than six months through twelve months.....          3,252
   Over twelve months................................          2,935
        Total........................................         $7,527

         The following table sets forth the dollar amount of savings deposits in the various types of deposits that we offer at the dates indicated, and the amount of increase or decrease in such deposits as compared to the previous period.

                                                                      DEPOSIT ACTIVITY
                                    Balance                  Increase      Balance             Increase    Balance
                                      at                    (Decrease)       at               (Decrease)     at
                                   June 30,       % of         from     December 31, % of        from   December 31,   % of
                                     1997       Deposits       1996         1996   Deposits      1995       1995     Deposits
                                     ----       --------       ----         ----   --------      ----       ----     --------
                                                                   (Dollars in thousands)
Withdrawable:
   Fixed rate, passbook accounts... $3,821         6.16%       $(46)        $3,867      6.40%     $356      $3,511      6.11%
   Variable rate, money market.....  9,212        14.84         597          8,615     14.25       218       8,397     14.63
   NOW accounts....................  1,140         1.84         241            899      1.49       669         230       .40
                                   -------       ------      ------        -------    ------    ------     -------    ------
     Total withdrawable............ 14,173        22.84         792         13,381     22.14     1,243      12,138     21.14
Certificates (original terms):
   3 months........................    133          .21         (16)           149       .25        19         130       .23
   6 months........................  4,132         6.66        (135)         4,267      7.06      (265)      4,532      7.89
   12 months.......................  6,041         9.73         808          5,233      8.66      (131)      5,364      9.34
   18 months.......................  7,627        12.29        (563)         8,190     13.55     1,152       7,038     12.26
   24 months.......................  5,483         8.84         987          4,496      7.44       (94)      4,590      8.00
   30 months.......................  6,216        10.02         734          5,482      9.07       273       5,209      9.07
   36 months ......................  4,082         6.58      (1,116)         5,198      8.60       113       5,085      8.86
   48 months.......................    344          .55         (32)           376       .62       (29)        405       .71
   60 months.......................  6,297        10.15        (311)         6,608     10.93        79       6,529     11.37
Other certificates.................
Jumbo certificates.................  7,527        12.13         471          7,056     11.68       669       6,387     11.13
                                   -------       ------      ------        -------    ------    ------     -------    ------
Total certificates................. 47,882        77.16         827         47,055     77.86     1,786      45,269     78.86
                                   -------       ------      ------        -------    ------    ------     -------    ------
Total deposits.....................$62,055       100.00%     $1,619        $60,436    100.00%   $3,029     $57,407    100.00%
                                   =======       ======      ======        =======    ======    ======     =======    ======

                                    Increase     Balance
                                   (Decrease)      at
                                      from    December 31,   % of
                                      1994        1994     Deposits
                                    ------       -------    ------
Withdrawable:
   Fixed rate, passbook accounts...  $(599)       $4,110      7.49%
   Variable rate, money market.....   (833)        9,230     16.82
   NOW accounts....................     57           173       .31
                                    ------       -------    ------
     Total withdrawable............ (1,375)       13,513     24.62
Certificates (original terms):
   3 months........................      1           129       .23
   6 months........................   (895)        5,427      9.89
   12 months.......................  1,953         3,411      6.21
   18 months....................... (1,855)        8,893     16.20
   24 months.......................  2,380         2,210      4.03
   30 months.......................    347         4,862      8.86
   36 months ......................    587         4,498      8.20
   48 months.......................    (43)          448       .82
   60 months.......................    190         6,339     11.55
Other certificates.................    (49)           49       .09
Jumbo certificates.................  1,280         5,107      9.30
                                    ------       -------    ------
Total certificates.................  3,896        41,373     75.38
                                    ------       -------    ------
Total deposits..................... $2,521       $54,886    100.00%
                                    ======       =======    ======

         Total deposits at June 30, 1997 were approximately $62.1 million, compared to approximately $54.9 million at December 31, 1994. Our deposit base is somewhat dependent upon the manufacturing sector of Montgomery County's economy. Although Montgomery County's manufacturing sector is relatively diversified and not significantly dependent upon any industry, a loss of a material portion of the manufacturing workforce could adversely affect our ability to attract deposits due to the loss of personal income attributable to the lost manufacturing jobs and the attendant loss in service industry jobs.

         In the unlikely event of our liquidation after the Conversion, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would be paid first followed by distribution of the liquidation account to certain deposit account holders, with any assets remaining thereafter distributed to the Holding Company as the sole shareholder of Union Federal. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights."

         Borrowings. We focus on generating high quality loans and then seek the best source of funding from deposits, investments or borrowings. At June 30, 1997, we had borrowings in the amount of $5.9 million from the FHLB of Indianapolis which bear fixed and variable interest rates and are due at various dates through 2004. We are required to maintain eligible loans in our portfolio of at least 170% of outstanding advances as collateral for advances from the FHLB of Indianapolis. We do not anticipate any difficulty in obtaining advances appropriate to meet our requirements in the future. We also owe Pedcor
Investments 1993-XVI,L.P. ("Pedcor") $1.2 million under a note payable that is not included in the following table. See "--Service Corporation Subsidiary."

         The following table presents certain information relating to our borrowings at or for the six months ended June 30, 1997 and 1996 and at or for the years ended December 31, 1996, 1995 and 1994.


                                                                 At or for the
                                                                  Six Months                         At or for the Year
                                                                Ended June 30,                       Ended December 31,
                                                            1997             1996              1996          1995        1994
                                                            -----------------------------------------------------------------
                                                                             (Dollars in thousands)
FHLB Advances:
     Outstanding at end of period....................       $5,873          $2,982             $6,482        $1,065      $3,189
     Average balance outstanding for period..........        5,956           1,483              3,566         1,857       1,261
     Maximum amount outstanding at any
       month-end during the period...................        6,373           2,982              6,482         3,065       3,189
     Weighted average interest rate
       during the period.............................         5.67  %         4.72%              5.36  %       6.03%       4.68%
     Weighted average interest rate
       at end of period..............................         5.76  %         5.57%              5.52  %       5.46%       5.74%

Properties

         The following table provides certain information with respect to our office as of June 30, 1997:

                                                                                     Net Book
                                                                                     Value of
                                                                                     Property,            Approximate
    Description                  Owned or           Year            Total           Furniture &             Square
    and Address                   leased           Opened         Deposits           Fixtures               Footage
                                                           (Dollars in thousands)
221 East Main Street               Owned            1913           $62,055             $365                 19,065
Crawfordsville, Indiana 47933

         We own computer and data processing equipment which we use for transaction processing, loan origination, and accounting. The net book value of our electronic data processing equipment was approximately $4,000 at June 30, 1997.

         We have also contracted for the data processing and reporting services of On-Line Financial Services, Inc. in Oak Brook, Illinois. The cost of these data processing services is approximately $5,000 per month.

         We have also executed a Correspondent Services Agreement with the FHLB of Indianapolis under which we receive item processing and other services for a fee of approximately $1,100 per month.

         We also receive income from leasing office space on the second floor of our building and parking spaces located behind our building. Our gross income from renting the office space was $27,000 for fiscal year ended December 31, 1996 and $14,000 for the six-month period ended June 30, 1997. Our gross income from renting the parking spaces was approximately $9,000 for the fiscal year ended December 31, 1996 and approximately $8,000 for the six-month period ended June 30, 1997.

Service Corporation Subsidiary

         OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. A savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, must give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specified activities if it determines such activities pose a serious threat to the SAIF. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).

         We currently own one subsidiary, UFS Service Corp. ("UFS"), whose sole asset is its investment in Pedcor, which is an Indiana limited partnership that was established to organize, build, own, operate and lease a 48-unit apartment complex in Crawfordsville, Indiana known as Shady Knoll II Apartments (the "Project"). We own the limited partner interest in Pedcor. The general partner is Pedcor Investments, A Limited Liability Company. The Project, operated as a multi-family, low- and moderate-income housing project, is completed and is performing as planned. Because UFS engages exclusively in activities that are permissible for a national bank, OTS regulations permit us to include our investment in UFS in our calculation of regulatory capital.

          A low- and moderate-income housing project qualifies for certain federal income tax credits if (i) it is a residential rental property, (ii) the units are used on a nontransient basis, and (iii) 20% or more of the units in the project are occupied by tenants whose incomes are 50% or less of the area median gross income, adjusted for family size, or alternatively, at least 40% of the units in the project are occupied by tenants whose incomes are 60% of the area median gross income. Qualified low income housing projects generally must comply with these and other rules for fifteen years, beginning with the first year the project qualified for the tax credit, or some or all of the tax credit together with interest may be recaptured. The tax credit is subject to the limitations on the use of general business credit, but no basis reduction is required for any portion of the tax credit claimed.

         UFS committed to invest approximately $1.8 million in Pedcor at the inception of the project in November, 1993. Through June 30, 1997, UFS had invested cash of approximately $610,000 in Pedcor with seven additional annual capital contributions remaining to be paid in January of each year through January, 2004, totaling $1,200,000. The additional contributions will be used for operating and other expenses of the partnership. In addition, Union Federal borrowed funds from the FHLB of Indianapolis to advance to Pedcor, and Pedcor currently owes Union Federal $873,000 pursuant to a promissory note payable in installments through January 1, 2004 and bearing interest at an annual rate of 9%.

          UFS transfers the tax credits resulting from Pedcor's operation of the Project to us. These tax credits will be available to us through 2003. Although we have reduced income tax expense by the full amount of the tax credit available each year, we have not been able to fully utilize available tax credits to reduce income taxes payable because we may not use tax credits that would reduce our regular corporate tax liability below our alternative minimum tax liability. We may carry forward unused tax credits for a period of fifteen years and we believe that we will be able to utilize available tax credits during the carry forward period. Additionally, Pedcor has incurred operating losses in the early years of its operations primarily due to its accelerated depreciation of assets. UFS has accounted for its investment in Pedcor on the equity method and, accordingly, has recorded its share of these losses as reductions to its investment in Pedcor, which at June 30, 1997, was $1.2 million. As of June 30, 1997, 92% of the units in the Project were occupied, and all of the tenants met the income test required for the tax credits. UFS does not engage in any activity or hold any assets other than its investment in Pedcor.

         The following summarizes UFS's equity in Pedcor's losses and tax credits recognized in Union Federal's consolidated financial statements.

                                                  Six Months
                                                     Ended
                                                   June 30,              Year Ended December 31,
                                                     1997            1996         1995        1994
                                                  --------         -------      -------     -------
                                                                       (In Thousands)
Investment in Pedcor:
   Initial investment.......................    $      ---      $      ---   $      ---      $1,810
   Net of equity in losses..................         1,220           1,334        1,506       1,756

Equity in losses, net
   of income tax effect.....................      $    (69)        $  (104)       $(150)     $  (33)
Tax credit..................................            89             178          178          75
                                                  --------         -------      -------     -------
Increase in after-tax net income from
   Pedcor investment........................      $     20         $    74      $    28     $    42
                                                  ========         =======      =======     =======

Employees

         As of June 30, 1997, we employed 12 persons on a full-time basis. We do not have any part-time employees. None of our employees is represented by a collective bargaining group and we consider our employee relations to be good.

         Employee benefits for our full-time employees include, among other things, a Pentegra Group (formerly known as Financial Institutions Retirement
Fund) defined benefit pension plan, a noncontributory, multiple-employer comprehensive pension plan (the"Pension Plan"), and hospitalization/major
medical  insurance,   dental  and  eye  care  insurance,   long-term  disability
insurance, life insurance, and participation in the Financial Institutions Thrift Plan.

         We consider our employee benefits to be competitive with those offered by other financial institutions and major employers in our area. See "Executive Compensation and Related Transactions of Union Federal."

Legal Proceedings

         Although we are involved, from time to time, in various legal proceedings in the normal course of business, there are no material legal proceedings to which we presently are a party or to which any of our property is subject.

                      MANAGEMENT OF UNION COMMUNITY BANCORP

Directors and Executive Officers of the Holding Company

         The Board of Directors of the Holding Company consists of the same individuals who serve as directors of Union Federal. The Holding Company's Articles of Incorporation and Bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. The Holding Company's officers will be elected annually by its Board of Directors and will serve at the Board's discretion. The terms of the present directors expire at the Holding Company's first shareholders' meeting, which is anticipated to be held in June, 1998. At that meeting, it is anticipated that the directors will be nominated to serve for the following terms: the terms of Joseph E. Timmons, Marvin L. Burkett and Phillip E. Grush will expire in 1999, the terms of Harry A. Siamas and Samuel H. Hildebrand will expire in 2000 and the terms of John M. Horner and Philip L. Boots will expire in 2001. See "Management of Union Federal Savings and Loan Association of Crawfordsville."

         The Holding Company's Bylaws provide that directors must (1) be residents of Montgomery County, Indiana, (2) have had a loan or deposit relationship with us which they have maintained for twelve months prior to their nomination to the Board, and (3) with respect to nonemployee directors, must have served as a member of a civic or community organization based in Montgomery County for at least 12 months during the five years prior to their nomination to the Board. See "Restrictions on Acquisition of the Holding Company -- Provisions of the Holding Company's Articles and Bylaws."

         The executive officers of the Holding Company are identified below.

         Name                        Position with Holding Company
         ----                        -----------------------------
         Joseph E. Timmons           Chairman of the Board, President and
                                        Chief Executive Officer
         Ronald Keeling              Vice President
         Denise Swearingen           Secretary and Treasurer

            MANAGEMENT OF UNION FEDERAL SAVINGS AND LOAN ASSOCIATION

Directors of Union Federal

         Our Board of Directors currently consists of seven persons with one additional person who serves as a director emeritus. Our director emeritus attends the Board's regular meetings but does not vote on matters presented to the Board. Each director holds office for a term of three years, and one-third of the Board is elected at each annual meeting of our members.

         Our Board of Directors met 13 times during the fiscal year ended December 31, 1996. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Board's committees in the past 12 months.

         Listed below are the current directors of Union Federal:


                           Director of                                      Position
                          Union Federal            Expiration                 with
Director                      Since                  of Term              Union Federal

Philip L. Boots             1991                      1998                Director
Marvin L. Burkett           1975                      1999                Director
Phillip E. Grush            1982                      1999                Director, Vice Chairman
                                                                             of the Board and
                                                                             Vice President
Samuel H. Hildebrand        1995                      2000                Director
John M. Horner              1979                      1998                Director,  Chairman of the
Board and
Vice President
Harry A. Siamas             1994                      2000                Director
Joseph E. Timmons           1973                      1999                Director, President and
                                                                            Chief Executive Officer


Presented  below  is  certain  information  concerning  the  directors  of Union
Federal:

         Philip L. Boots (age 50) has served since 1985 as President of Boots Brothers Oil Company, Inc., a petroleum marketer that operates gasoline outlets, convenience grocery stores and car washes in the Crawfordsville area.

         Marvin L. Burkett (age 69) has worked as a self-employed farmer in Montgomery County since 1956. He currently is semi-retired from farming.

         Phillip E. Grush (age 66) worked as a self-employed optometrist in Crawfordsville from 1960 until September, 1996 when he sold his practice. He currently works for Dr. Michael Scheidler in Crawfordsville as a full-time employee/consultant.

         Samuel H. Hildebrand, II (age 58) was Executive Vice President of Atapco Custom Products Division, a manufacturer of custom decorated looseleaf ring binders in Crawfordsville from 1987-1995. Since 1995, he has served as President of Village Traditions, Inc., a home builder located in Crawfordsville.

         John M. Horner (age 60) has served as the president of Horner Pontiac Buick, Inc. in Crawfordsville since 1974.

         Harry A. Siamas (age 47) has practiced law in Crawfordsville since 1976 and has served as Union Federal's attorney for 18 years.

         Joseph E. Timmons (age 63) has served as President and Chief Executive Officer of Union Federal since 1974 and of UFS Service Corp. since its inception in 1994. He has been an employee of Union Federal since 1954.

         We also have a director emeritus program pursuant to which our former directors may continue to serve as advisors to the Board of Directors upon their retirement or resignation from the Board. Currently, Lester B. Sommer serves as a director emeritus. Mr. Sommer receives the same directors' fees as the other directors of Union Federal. See "Executive Compensation and Related Transactions of Union Federal -- Compensation of Directors."

Executive Officers of Union Federal Who Are Not Directors

         Presented below is certain information regarding our executive officers who are not directors:

          Name                    Position
Ronald L. Keeling            Senior Loan Officer, Vice President and
                             Assistant Secretary

Denise E. Swearingen         Secretary, Controller/Treasurer

         Ronald L. Keeling (age 46) has served as Union Federal's Vice President and Assistant Secretary since 1984 and as Senior Loan Officer since 1979. He has worked for Union Federal since 1971.

         Denise E. Swearingen (age 39) has served as Union Federal's Secretary and Controller/Treasurer since 1995. She has worked for Union Federal since 1983.

Committees of the Boards of Directors of Union Federal and the Holding Company

         Our Board of Directors has two committees. The Salary Committee, which is comprised of John M. Horner, Phillip E. Grush and Harry A. Siamas, establishes the compensation for our employees and officers. The Budget Committee, which is comprised of Marvin L. Burkett, Samuel H. Hildebrand and Philip L. Boots, reviews and approves our operating budget for the following fiscal year.

        EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF UNION FEDERAL

Remuneration of Named Executive Officer

         The following table sets forth information as to annual, long-term and other compensation for services in all capacities to our President and Chief Executive Officer for the fiscal year ended December 31, 1996. Other than Mr. Timmons, we had no other executive officers who earned over $100,000 in salary and bonuses during that fiscal year.


                                                          Summary Compensation Table
                                                              Annual Compensation
     Name and Principal          Fiscal                                           Other Annual            All Other
          Position                Year            Salary             Bonus      Compensation (1)        Compensation
Joseph E. Timmons, President      1996         $105,000 (1)(2)      $20,000             --                     --
  and Chief Executive Officer

(1) Mr. Timmons received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.

(2)  This column includes $5,000 directors fees paid to Mr. Timmons.

Employment Contract

         We have entered into a three-year employment contract with Mr. Timmons. The contract with Mr. Timmons, effective as of the effective date of the Conversion, extends annually for an additional one-year term to maintain its three-year term if our Board of Directors determines to so extend it, unless notice not to extend is properly given by either party to the contract. Mr. Timmons receives an initial salary under the contract equal to his current salary subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to our employees. Mr. Timmons may terminate his employment upon 60 days' written notice to us. We may discharge Mr. Timmons for cause (as defined in the contract) at any time or in certain specified events. If we terminate Mr. Timmons' employment for other than cause or if Mr. Timmons terminates his own employment for cause (as defined in the contract), Mr. Timmons will receive his base compensation under the contract for an additional three years if the termination follows a change of control in the Holding Company, and for the balance of the contract if the termination does not follow a change in control. In addition, during such period, Mr. Timmons will continue to participate in our group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, Mr. Timmons will have the right to cause us to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to Mr. Timmons by us, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause us to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to Mr. Timmons if the contract were terminated either after a change of control of the Holding
Company, without cause by us, or for cause by Mr. Timmons, would be $300,000. For purposes of this employment contract, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act.

         The employment contract protects our confidential business information and protects us from competition by Mr. Timmons should he voluntarily terminate his employment without cause or be terminated by us for cause.

Compensation of Directors

         We pay our directors and director emeritus a monthly retainer of $250 plus $300 for each month in which they attend one or more meetings. Total fees paid to our directors and advisory directors for the year ended December 31, 1996 were approximately $38,800. Beginning in July, 1997, we began paying our directors a monthly retainer of $500 plus $250 for each monthly meeting attended.

         Directors of the Holding Company and UFS are not currently paid directors' fees. The Holding Company may, if it believes it is necessary to attract qualified directors or is otherwise beneficial to the Holding Company, adopt a policy of paying directors' fees.

Benefits

         Insurance Plans. Our officers and employees are covered by non-contributory medical, dental, eyecare and disability insurance plans. This coverage is provided pursuant to group plans sponsored by the Indiana League of Savings Institutions Group Insurance Trust.

         Thrift Plan. Our full-time salaried employees who are over 21 years of age with at least one year of service may also participate in the Financial Institutions Thrift Plan (the "Thrift Plan"), a contributory multiple employer tax-exempt trust and savings plan. Participants may elect to make monthly contributions up to 15% of their salary. We make a matching contribution of 50% of the employee's contribution that does not exceed 5% of the employee's salary. Contributions may be invested in an equity fund which invests in widely traded stocks, a fixed income fund which invests in fixed income instruments including group annuity contracts, an equity growth fund that invests in higher risk stocks, a fund which invests in obligations issued by the U.S. government or agencies and a fund which invests in treasury, agency, corporate and asset/mortgage-backed securities. The normal distribution is a lump sum upon termination of employment. Other payment options may be elected. During fiscal 1996, Mr. Timmons received employer contributions of $3,000 under the Thrift Plan.

         Pension Plan. Our full-time employees are included in the Pension Plan. Separate actuarial valuations are not made for individual employer members of the Pension Plan. Our employees are eligible to participate in the plan once they have attained the age of 21 and completed one year of service for us and provided that the employee is expected to complete a mimimum of 1,000 hours of service in the 12 consecutive months following his enrollment date. An employee's pension benefits are 100% vested after five years of service.

         The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for the employee's highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. We expensed approximately $47,000 for the Pension Plan during the fiscal year ended December 31, 1996.

         The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).


Highest 5-Year                                Years of Service
    Average       -------------------------------------------------------------------------
 Compensation         15        20          25         30          35        40       45
$  40,000         $  9,000    $12,000     $15,000    $18,000    $21,000   $24,000   $27,000
$  60,000          $13,500    $18,000     $22,500    $27,000    $31,500   $36,000   $40,500
$  80,000          $18,000    $24,000     $30,000    $36,000    $42,000   $48,000   $54,000
 $100,000          $22,500    $30,000     $37,500    $45,000    $52,500   $60,000   $67,500
 $120,000          $27,000    $36,000     $45,000    $54,000    $63,000   $72,000   $81,000

         Benefits are currently subject to maximum Code limitations of $120,000 per year. The years of service credited to Mr. Timmons under the Pension Plan as of December 31, 1996 were 41.

Transactions With Certain Related Persons

         We have followed a policy of offering to our directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. All of our loans to our directors, officers and employees are made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions, and do not involve more than minimal risk of collectibility. Loans to directors, executive officers and their associates totaled approximately $1.8 million, or approximately 12.7% of consolidated retained earnings at June 30, 1997.

         Current law authorizes us to make loans or extensions of credit to our executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of our employees. At present, our loans to executive officers, directors, principal shareholders and employees are made on the same terms generally available to the public. We may in the future, however, adopt a program under which we may waive loan application fees and closing costs with respect to loans made to such persons. Loans made to a director or executive officer in excess of the greater of $25,000 or 5% of our capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. Our policy regarding loans to directors and all employees meets the requirements of current law.

Employee Stock Ownership Plan and Trust


         The Holding Company has established for our eligible employees an ESOP effective January 1, 1997, subject to our conversion to stock form. Employees with at least one year of employment with us and who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and use those funds to purchase a number of shares equal to 8% of the Common Stock to be issued in the Conversion, up to a maximum of 184,000 shares. Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from our discretionary contributions to the ESOP over a period of twenty-five years. It is anticipated that the initial interest rate for the loan will be approximately 8.5%. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.


         Contributions to the ESOP and shares released from the suspense accounts in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for service prior to the effective date of the ESOP. Benefits generally become 100% vested after five years of credited service. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement, or disability will not receive any benefits under the ESOP. Forfeitures will be reallocated among remaining participating employees upon the earlier of the forfeiting participant's death or after the expiration of at least three years from the date on which such participant's employment was terminated. Benefits will be payable in the form of Common Stock or cash for fractional shares upon death, retirement, early retirement, disability or separation from service. Our contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. In November 1993, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 93-6, which requires us to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

         In connection with the establishment of the ESOP, the Holding Company will establish a committee of our employees to administer the ESOP. Home Federal Savings Bank will serve as corporate trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Stock Option Plan

         At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors intends to submit for shareholder approval the Stock Option Plan for directors and officers of Union Federal and of the Holding Company. If approved by the shareholders, Common Stock in an aggregate amount equal to 10.0% of the shares issued in the Conversion would be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. Assuming the issuance of 2,300,000 shares in the Conversion, an aggregate of 230,000 shares would be reserved for issuance under the Stock Option Plan. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received. At that time, it is anticipated that options for the following number of shares will be granted to the following directors, executive officers and employees of Union Federal and the Holding Company:

                                                         Percentage of Shares
         Optionee                                        Issued in Conversion
      Joseph E. Timmons....................................          2.5%
      Other Executive Officers as a group .................          2.5
      Directors ...........................................          3.0
          Total............................................          8.0%

         It is anticipated that these options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. If the Stock Option Plan is adopted within one year following the Conversion, options will become exercisable at a rate of 20% at the end of each twelve (12) months of service with us after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan are adjusted for capital changes such as stock splits and stock dividends. Unless the Holding Company decides to call an earlier special meeting of shareholders, the date of grant of these options is expected to be the date of the Holding Company's annual meeting of shareholders to be held at least six months after the Conversion.

         The Stock Option Plan would be administered by a Committee of non-employee members of the Holding Company's Board of Directors. Options granted under the Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Holding Company. Non-qualified stock options could also be granted under the Stock Option Plan, and will be granted to the non-employee directors to receive grants of stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

RRP

         At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors also intends to submit the RRP for shareholder approval. The RRP will provide our directors and officers with an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with us. Union Federal will contribute funds to the RRP from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 4% of the shares of Common Stock issued in the Conversion, either directly from the Holding Company or on the open market. Four percent of the shares issued in the Conversion would amount to 78,200 shares, 92,000 shares, 105,800 or 121,670 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. In the event that additional authorized but unissued shares would be acquired by the RRP after the Conversion, the interests of existing shareholders would be diluted. Our executive officers and directors will be awarded Common Stock under the RRP without having to pay cash for the shares.

         No awards under the RRP would be made until the date the RRP is approved by the Holding Company's shareholders. At that time, it is anticipated that awards of the following number of shares would be made to the following directors and executive officers of the Holding Company and Union Federal:

                                                   Percentage of Shares
                  Recipient of                  Issued in Conversion to be
                     Awards                          Awarded Under RRP
  Joseph E. Timmons..................................         1.0%
  Other Executive Officers as a group ...............          .8
  Directors..........................................         1.2
      Total..........................................         3.0%

         Awards would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by and made to him or her. If the RRP is adopted within one year following the Conversion, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve (12) months of service with us after the date of grant of the award. Awards are adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability. If employment or service were to terminate for other reasons, the grantee would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the RRP), or if conduct would have justified termination or removal for cause, shares not already delivered under the RRP, whether or not vested, could be forfeited by resolution of the Board of Directors of the Holding Company.

         When shares become vested and could actually be distributed in accordance with the RRP, the participants would also receive amounts equal to accrued dividends and other earnings or distributions payable with respect thereto. When shares become vested under the RRP, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under ss. 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Holding Company. Shares not yet vested under the RRP will be voted by the Trustee of the RRP, taking into account the best interests of the recipients of the RRP awards.

                                   REGULATION

General

         As a federally chartered, SAIF-insured savings association, we are subject to extensive regulation by the OTS and the FDIC. For example, we must obtain OTS approval before we may engage in certain activities and must file reports with the OTS regarding our activities and financial condition. The OTS periodically examines our books and records and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. Our semi- annual assessment owed to the OTS, which is based upon a specified percentage of assets, is approximately $13,875.

         We are also subject to federal and state regulation as to such matters as loans to officers, directors, or principal shareholders, required reserves, limitations as to the nature and amount of our loans and investments, regulatory approval of any merger or consolidation, issuance or retirements of our securities, and limitations upon other aspects of banking operations. In addition, our activities and operations are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-In-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Community Reinvestment Act, anti-redlining legislation and antitrust laws.

         The United States Congress is considering legislation that would require all federal savings associations, such as Union Federal, to either convert to a national bank or a state-chartered bank by a specified date to be determined. In addition, under the legislation, the Holding Company likely would not be regulated as a savings and loan holding company but rather as a bank holding company. This proposed legislation would abolish the OTS and transfer its functions among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and, therefore, no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Holding Company and Union Federal.

Savings and Loan Holding Company Regulation

         As the holding company for Union Federal, the Holding Company will be regulated as a "non-diversified savings and loan holding company" within the meaning of the Home Owners' Loan Act of 1933, as amended ("HOLA"), and subject to regulatory oversight of the Director of the OTS. As such, the Holding Company is registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, we are subject to certain restrictions in our dealings with the Holding Company and with other companies affiliated with the Holding Company.

         In general, the HOLA prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from acquiring control of another savings association or savings and loan holding company or retaining more than 5% of the voting shares of a savings association or of another holding company which is not a subsidiary. The HOLA also restricts the ability of a director or officer of the Holding Company, or any person who owns more than 25% of the Holding Company's stock, from acquiring control of another savings association or savings and loan holding company without obtaining the prior approval of the Director of the OTS.

         The Holding Company's Board of Directors presently intends to operate the Holding Company as a unitary savings and loan holding company. There are generally no restrictions on the permissible business activities of a unitary savings and loan holding company.

         Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the Qualified Thrift Lender ("QTL") test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. (Additional restrictions on securing advances from the FHLB also apply.) See "--Qualified Thrift Lender." At June 30, 1997, our asset composition was in excess of that required to qualify us as a Qualified Thrift Lender.

         If the Holding Company were to acquire control of another savings association other than through a merger or other business combination with Union Federal, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Holding Company and any of its subsidiaries (other than Union Federal or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association, (iv) holding or managing properties used or occupied by a subsidiary savings association, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the Federal Reserve Board (the "FRB") as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS before a multiple holding company may engage in such activities.

         The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the association to be acquired is located specifically permit associations to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

         Indiana law permits federal and state savings association holding companies with their home offices located outside of Indiana to acquire savings associations whose home offices are located in Indiana and savings association holding companies with their principal place of business in Indiana ("Indiana Savings Association Holding Companies") upon receipt of approval by the Indiana Department of Financial Institutions. Moreover, Indiana Savings Association Holding Companies may acquire savings associations with their home offices located outside of Indiana and savings association holding companies with their principal place of business located outside of Indiana upon receipt of approval by the Indiana Department of Financial Institutions.

         No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without giving notice shall be invalid.

Federal Home Loan Bank System

         We are a member of the FHLB of Indianapolis, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board ("FHFB"), an
independent   agency,   controls  the  FHLB  System,   including   the  FHLB  of
Indianapolis.

         As a member, we are required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At June 30, 1997, our investment in stock of the FHLB of Indianapolis was $708,000. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended December 31, 1996, dividends paid by the FHLB of Indianapolis to us totaled approximately $45,000, for an annual rate of 7.8%.

Insurance of Deposits

         Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations such as Union Federal and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. As of September 30, 1996, the reserves of the SAIF were below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. However, on September 30, 1996, provisions designed to recapitalize the SAIF and eliminate the premium disparity between the BIF and SAIF were signed into law. See "-- Assessments" below.

         Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital level and the FDIC's level of supervisory concern about the institution.

         On September 30, 1996, President Clinton signed into law legislation which included provisions designed to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under the new law, we were charged a one-time special assessment equal to $.657 per $100 in assessable deposits at March 31, 1995. We recognized this one-time assessment as a non-recurring operating expense of $362,000 ($219,000 after tax) during the three-month period ending September 30, 1996, and we paid this assessment on November 27, 1996. The assessment was fully deductible for both federal and state income tax purposes. Beginning January 1, 1997, our annual deposit insurance premium was reduced from .23% to .0644% of total assessable deposits. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate paid by SAIF institutions on their deposits with respect to obligations issued by the federally-chartered corporation which provided some of the financing to resolve the thrift crisis in the 1980's ("FICO"). The 1996 law also provides for the merger of the SAIF and the BIF by 1999, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits into the BIF system without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

Savings Association Regulatory Capital

         Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 3% of total assets. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At June 30, 1997, we were in compliance with all capital requirements imposed by law.

         The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework. If the OTS were to implement this regulation, we would be exempt from its provisions because we have less than $300 million in assets and our risk-based capital ratio exceeds 12%. We nevertheless measure our interest rate risk in conformity with the OTS regulation and, as of June 30, 1997, we would have been required to deduct $1.05 million from our total capital available to calculate our risk-based capital requirement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Union Federal Savings and Loan Association -- Asset/Liability Management."

         If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operations activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

Prompt Corrective Regulatory Action

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FedICIA") requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to institutions that do not meet minimum capital requirements. For these purposes, FedICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At June 30, 1997, we were categorized as "well capitalized," meaning that our total risk-based capital ratio exceeded 10%, our Tier I risk-based capital ratio exceeded 6%, our leverage ratio exceeded 5%, and we were not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

         The FDIC may order savings associations which have insufficient capital to take corrective actions. For example, a savings association which is categorized as "undercapitalized" would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings association would be required to guarantee that the savings association complies with the restoration plan. "Significantly undercapitalized" savings associations would be subject to additional restrictions. Savings associations deemed by the FDIC to be "critically undercapitalized" would be subject to the appointment of a receiver or conservator.

Dividend Limitations

         An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an association to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility being afforded to well-capitalized associations. A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements would be a Tier 1 institution ("Tier 1
Institution"). An association that has total capital at least equal to its minimum capital requirements, but less than its fully phased-in capital requirements, would be a Tier 2 institution ("Tier 2 Institution"). An institution having total capital that is less than its minimum capital requirements would be a Tier 3 institution ("Tier 3 Institution"). However, an institution which otherwise qualifies as a Tier 1 Institution may be designated by the OTS as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is "in need of more than normal supervision." We are currently a Tier 1 Institution.

         A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the greater of (a) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the smallest excess over its capital requirements), or (b) 75% of its net income over the most recent four-quarter period. Any additional amount of capital distributions would require prior regulatory approval. Accordingly, at June 30, 1997, we had available approximately $5,970,000 for distribution, without consideration of any capital infusion from the Conversion and without consideration of the restrictions on our capital distributions as a result of the establishment of a liquidation account in connection with the Conversion. See "The Conversion -- Effect on Liquidation Rights."

         The OTS has proposed revisions to these regulations which would permit savings associations to declare dividends in amounts which would assure that they remain adequately capitalized following the dividend declaration. Savings associations in a holding company system which are rated Camel 1 or 2 and which are not in troubled condition would need to file a prior notice with the OTS concerning such dividend declaration.

         Pursuant to the Plan of Conversion, we will establish a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "The Conversion -- Principal Effects of Conversion." We will not be permitted to pay dividends to the Holding Company if our net worth would be reduced below the amount required for the liquidation account. We must also must file a notice with the OTS 30 days before declaring a dividend to the Holding Company.

Limitations on Rates Paid for Deposits

         Regulations promulgated by the FDIC pursuant to FedICIA place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FedICIA. We do not believe that these regulations will have a materially adverse effect on our current operations.

Safety and Soundness Standards

         On February 2, 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. On August 27, 1996, the federal banking agencies added asset quality and earning standards to the safety and soundness guidelines.

Real Estate Lending Standards

         OTS regulations require savings associations to establish and maintain written internal real estate lending policies. Each association's lending policies must be consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its operations. The policies must establish loan portfolio diversification standards; establish prudent underwriting standards, including loan-to-value limits, that are clear and measurable; establish loan administration procedures for the association's real estate portfolio; and establish documentation, approval, and reporting requirements to monitor compliance with the association's real estate lending policies. The association's written real estate lending policies must be reviewed and approved by the association's Board of Directors at least annually. Further, each association is expected to monitor conditions in its real estate market to ensure that its lending policies continue to be appropriate for current market conditions.

Loans to One Borrower

         Under OTS regulations, we may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of our unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30 percent of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. At June 30, 1997, we did not have any loans or extensions of credit to a single or related group of borrowers in excess of our lending limits. We do not believe that the loans-to-one-borrower limits will have a significant impact on our business operations or earnings following the Conversion.

Qualified Thrift Lender

         Savings associations must meet a QTL test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Indianapolis. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months. As of June 30, 1997, we were in compliance with our QTL requirement, with approximately 98.7% of our assets invested in QTIs.

         A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall not be eligible for any new FHLB advances; and (iv) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

Acquisitions or Dispositions and Branching

         The Bank Holding Company Act specifically authorizes a bank holding company, upon receipt of appropriate regulatory approvals, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may acquire control of a bank. Moreover, federal savings associations may acquire or be acquired by any insured depository institution. Regulations promulgated by the FRB restrict the branching authority of savings associations acquired by bank holding companies. Savings associations acquired by bank holding companies may be converted to banks if they continue to pay SAIF premiums, but as such they become subject to branching and activity restrictions applicable to banks.

         Subject to certain exceptions, commonly-controlled banks and savings associations must reimburse the FDIC for any losses suffered in connection with a failed bank or savings association affiliate. Institutions are commonly controlled if one is owned by another or if both are owned by the same holding company. Such claims by the FDIC under this provision are subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates.

         The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute. Federal statutes permit federal savings associations to branch outside of their home state if the association meets the domestic building and loan test in ss.7701(a)(19) of the Code or the asset composition test of ss.7701(c) of the Code. Branching that would result in the formation of a multiple savings and loan holding company controlling savings associations in more than one state is permitted if the law of the state in which the savings association to be acquired is located specifically authorizes acquisitions of its state-chartered associations by state-chartered associations or their holding companies in the state where the acquiring association or holding company is located. Moreover, Indiana banks and savings associations are permitted to acquire other Indiana banks and savings associations and to establish branches throughout Indiana.

         Finally, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de novo expansion. The State of Indiana enacted legislation establishing interstate branching provisions for Indiana state-chartered banks consistent with those established by the Riegle-Neal Act (the "Indiana Branching Law"). The Indiana Branching Law authorizes Indiana banks to branch interstate by merger or de novo expansion, provided that such transactions are not permitted to out-of-state banks unless the laws of their home states permit Indiana banks to merge or establish de novo banks on a reciprocial basis. The Indiana Branching Law became effective March 15, 1996.

Transactions with Affiliates

         We are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank or savings association and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

Federal Securities Law

         The shares of Common Stock of the Holding Company will be registered with the SEC under the 1934 Act. The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the SEC thereunder. After three years following our conversion to stock form, if the Holding Company has fewer than 300 shareholders, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

         Shares of Common Stock held by persons who are affiliates of the Holding Company may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act. If the Holding Company meets the current public information requirements under Rule 144, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Community Reinvestment Act Matters

         Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating -- outstanding, satisfactory, needs to improve, and substantial noncompliance -- and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first-time home buyers. The OTS has designated our record of meeting community credit needs as satisfactory.

                                    TAXATION

Federal Taxation

         Historically, savings associations, such as Union Federal, have been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings association may use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings associations are required to compute their allowable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. Union Federal will recapture approximately $55,000 over a six-year period that began with the year ended December 31, 1996. In addition, the pre-1988 reserve, for which no deferred taxes have been recorded, need not be recaptured into income unless (i) the savings association no longer qualifies as a bank under the Code, or (ii) the savings association pays out excess dividends or distributions.

         Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

         For federal income tax purposes, we have been reporting our income and expenses on the accrual method of accounting. Our federal income tax returns have not been audited in recent years.

State Taxation

         We are subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

         Our state income tax returns have not been audited in recent years.

         For further information relating to the tax consequences of the Conversion, see "The Conversion -- Principal Effects of Conversion -- Tax Effects."

               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

General

         Although the Boards of Directors of Union Federal and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after the Conversion, the Boards of Directors believe that it is appropriate to include certain provisions in the Holding Company's Articles of Incorporation (the "Articles") to protect the interests of the Holding Company and its shareholders from unsolicited changes in the control of the Holding Company in circumstances that the Board of Directors of the Holding Company concludes will not be in the best interests of Union Federal, the Holding Company or the Holding Company's shareholders.

         Although the Holding Company's Board of Directors believes that the restrictions on acquisition described below are beneficial to shareholders, the provisions may have the effect of rendering the Holding Company less attractive to potential acquirors, thereby discouraging future takeover attempts which would not be approved by the Board of Directors but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

         The following general discussion contains a summary of the material provisions of the Articles, the Holding Company's Code of By-Laws (the "By-Laws"), and certain other regulatory provisions, that may be deemed to have an effect of delaying, deferring or preventing a change in the control of the Holding Company. The following description of certain of these provisions is general and not necessarily complete, and with respect to provisions contained in the Articles and By-Laws, reference should be made in each case to the document in question, each of which is part of our application for approval of the Conversion or the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Articles and By-Laws

         Directors. Certain provisions in the Articles and By-Laws will impede changes in majority control of the Board of Directors of the Holding Company. The Articles provide that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of the Holding Company's Board. Moreover, the Holding Company's By-laws provide that directors of the Holding Company must be residents of Montgomery County, Indiana, must have had a loan or deposit relationship with us which they have maintained for twelve (12) months prior to their nomination to the Board, and, if nonemployee directors, must have served as a member of a civic or community organization based in Montgomery County, Indiana for at least twelve
(12) months during the five years prior to their nomination to the Board (or in the case of existing directors, prior to September 11, 1997). Therefore, the ability of a shareholder to attract qualified nominees to oppose persons nominated by the Board of Directors may be limited.

         The Articles also provide that the size of the Board of Directors shall range between five and fifteen directors, with the exact number of directors to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors of the Holding Company.

         The Articles provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors then in office. Finally, the By-Laws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

         The Articles provide that a director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares eligible to vote generally in the election of directors. Removal for "cause" is limited to the grounds for termination in the OTS regulation relating to employment contracts of federally-insured savings associations.

         Restrictions on Call of Special Meetings. The Articles provide that a special meeting of shareholders may be called only by the Chairman of the Board of the Holding Company or pursuant to a resolution adopted by a majority of the total number of directors of the Holding Company. Shareholders are not authorized to call a special meeting.

         No Cumulative Voting. The Articles provide that there shall be no cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The Articles authorize 2,000,000 shares of preferred stock, without par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company not approved by the Board of Directors, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Holding Company and its shareholders.

         Limitations on 10% Shareholders. The Articles provide that: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Holding Company, if the plan or plans beneficially own no more than 25% of any class of such equity security of the Holding Company); and that
(ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of shareholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

         Evaluation of Offers. The Articles of the Holding Company provide that the Board of Directors of the Holding Company, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Holding Company's shareholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Holding Company, Union Federal and the shareholders of the Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Holding Company's customers and Union Federal's present and future account holders, borrowers, employees and suppliers; the effect on the communities in which the Holding Company and Union Federal operate or are located; and the effect on the ability of the Holding Company to fulfill the objectives of a holding company and of us or future financial institution subsidiaries to fulfill the objectives of a financial institution under applicable statutes and regulations. The Articles of the Holding Company also authorize the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of the Holding Company or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the Articles of the Holding Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Holding Company.

         Procedures for Certain Business Combinations. The Articles require that certain business combinations between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or greater shareholder either be approved (i) by at least 80% of the total number of outstanding voting shares of the Holding Company or (ii) by a majority of certain directors unaffiliated with such 10% or greater shareholder or involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% shareholder or its affiliates in acquiring any shares of the Common Stock or (B) the "Fair Market Value" (generally, the highest closing bid paid for the Common Stock during the thirty days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater shareholder became such, whichever is higher).

         Amendments to Articles and Bylaws. Amendments to the Articles must be approved by a majority vote of the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting shares; provided, however, that approval by at least 80% of the outstanding voting shares is required for certain provisions (i.e., provisions relating to number, classification, and removal of directors; provisions relating to the manner of amending the By-Laws; call of special shareholder meetings; criteria for evaluating certain offers; certain business combinations; and amendments to provisions relating to the foregoing). The provisions concerning limitations on the acquisition of shares may be amended only by an 80% vote of the Holding Company's outstanding shares unless at least two-thirds of the Holding Company's Continuing Directors (directors of the Holding Company on September 11, 1997, or directors recommended for appointment or election by a majority of such directors) approve such amendments in advance of their submission to a vote of shareholders (in which case only a majority vote of shareholders is required).

         The By-Laws may be amended only by a majority vote of the total number of directors of the Holding Company.

         Purpose and Effects of the Anti-Takeover Provisions of the Holding Company Articles and By-Laws. The Holding Company's Board of Directors believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of Union Federal and the Holding Company and its shareholders. In the judgment of the Board of Directors, the Holding Company's Board of Directors will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of the Holding Company and its shareholders. The Board of Directors believes that these provisions will encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflecting the true value of the Holding Company and which is in the best interests of all shareholders.

         Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for the Holding Company and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining shareholders of the benefits of certain protective provisions of the 1934 Act, if the number of beneficial owners becomes less than 300 and the Holding Company terminates its registration under the 1934 Act.

         Despite the belief of the Holding Company's Board of Directors in the benefits to shareholders of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts which would not be approved by the Board of Directors, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Other Restrictions on Acquisition of the Holding Company and Union Federal

         State Law. Several provisions of the Indiana Business Corporation Law, as amended (the "IBCL"), could affect the acquisition of shares of the Common Stock or otherwise affect the control of the Holding Company. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as the Holding Company (assuming that it has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in the Holding Company Articles and described in " -- Provisions of the Holding Company's Articles and By-Laws -- Procedures for Certain Business Combinations." In general, the price requirements contained in the IBCL may be more stringent than those imposed in the Holding Company Articles. However, the procedural restraints imposed by the Holding Company Articles are somewhat broader than those imposed by the IBCL. Also, the provisions of the IBCL may change at some future date, but the relevant provisions of the Holding Company Articles may only be amended by an 80% vote of the shareholders of the Holding Company.

         In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its Articles of Incorporation or By-Laws. The Holding Company, however, will be subject to this statute following the Conversion because of its desire to discourage non-negotiated hostile takeovers by third parties.

         The IBCL specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.

         The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. As described above, the Holding Company Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed".

         In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

         Because of the foregoing provisions of the IBCL, the Board will have flexibility in responding to unsolicited proposals to acquire the Holding Company, and accordingly it may be more difficult for an acquiror to gain control of the Holding Company in a transaction not approved by the Board.

         Federal Limitations. For three years following the Conversion, OTS regulations prohibit any person (including entities), without the prior approval of the OTS, from offering to acquire or acquiring more than 10% of any class of equity security, directly or indirectly, of a converted savings association or its holding company. This restriction does not apply to the acquisition by any one or more tax-qualified employee stock benefit plans maintained by Union Federal or the Holding Company, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Holding Company. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

         The Change in Bank Control Act provides that no "person," acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a savings association or a savings and loan holding company unless at least 60 days prior written notice is given to the OTS and the OTS has not objected to the proposed acquisition.

         The Savings and Loan Holding Company Act also prohibits any "company," directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured savings institution without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company by the OTS.

         The term "control" for purposes of the Change in Bank Control Act and the Savings and Loan Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the savings association or to control, in any manner, the election of a majority of the directors of the savings association. It also includes a determination by the OTS that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the savings association.

         OTS regulations also set forth certain "rebuttable control determinations" which arise (i) upon an acquisition of more than 10% of any class of voting stock of a savings association; or (ii) upon an acquisition of more than 25% of any class of voting or nonvoting stock of a savings association; provided that, in either case, the acquiror is subject to any of eight enumerated "control factors," which are: (1) the acquiror would be one of the two largest holders of any class of voting stock of the association; (2) the acquiror would hold more than 25% of the total shareholders' equity of the association; (3) the acquiror would hold more than 35% of the combined debt securities and shareholders' equity of the savings association; (4) the acquiror is a party to any agreement pursuant to which the acquiror possesses a material economic stake in the savings association or which enables the acquiror to influence a material aspect of the management or policies of the association;
(5) the acquiror would have the ability, other than through the holding of revocable proxies, to direct the votes of more than 25% of a class of the voting stock or to vote in the future more than 25% of such voting stock upon the occurrence of a future event; (6) the acquiror would have the power to direct the disposition of more than 25% of the association's voting stock in a manner other than a widely dispersed or public offering; (7) the acquiror and/or his representative would constitute more than one member of the association's board of directors; or (8) the acquiror would serve as an executive officer or in a similar policy-making position with the association. For purposes of determining percentage share ownership, a person is presumed to be acting in concert with certain specified persons and entities, including members of the person's immediate family, whether or not those family members share the same household with the person.

         The regulations also specify the criteria which the OTS uses to evaluate control applications. The OTS is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.

                          DESCRIPTION OF CAPITAL STOCK

         The Holding Company is authorized to issue 5,000,000 shares of Common Stock, without par value, all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, without par value. The Holding Company expects to issue up to 3,041,750 shares of Common Stock and no shares of preferred stock in the Conversion. The Holding Company has received an opinion of its counsel that the shares of Common Stock issued in the Conversion will be validly issued, fully paid, and not liable for further call or assessment. This opinion was filed with the SEC as an exhibit to the Holding Company's Registration Statement under the 1933 Act.

         Shareholders of the Holding Company will have no preemptive rights to acquire additional shares of Common Stock which may be subsequently issued. The Common Stock will represent nonwithdrawable capital, will not be of an insurable type and will not be federally insured by the FDIC or any government entity.

         Under Indiana law, the holders of the Common Stock will possess exclusive voting power in the Holding Company, unless preferred stock is issued and voting rights are granted to the holders thereof. Each shareholder will be entitled to one vote for each share held on all matters voted upon by shareholders, subject to the limitations discussed under the caption "Restrictions on Acquisition of the Holding Company." Shareholders may not cumulate their votes in the election of the Board of Directors. Holders of Common Stock will be entitled to payment of dividends as may be declared from time to time by the Holding Company's Board of Directors.

         In the unlikely event of the liquidation or dissolution of the Holding Company, the holders of the Common Stock will be entitled to receive after payment or provision for payment of all debts and liabilities of the Holding Company, all assets of the Holding Company available for distribution, in cash or in kind. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         The Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed elsewhere herein, the Holding Company has no specific plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, the Holding Company's Board of Directors without shareholder approval can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         The offering and sale of Common Stock in the Conversion will be registered under the 1933 Act. The subsequent sale or transfer of Common Stock is governed by the 1934 Act, which requires that sales or exchanges of subject securities be made pursuant to an effective registration statement or qualified for an exemption from registration requirements of the 1933 Act. Similarly, the securities laws of the various states also require generally the registration of shares offered for sale unless there is an applicable exemption from registration.

         The Holding Company, as a newly organized corporation, has never issued capital stock, and, accordingly, there is no market for the Common Stock. See "Market for the Common Stock." See "Restrictions on Acquisition of the Holding Company -- Provisions of the Holding Company's Articles and By-Laws" for a description of certain provisions of the Holding Company's Articles and By-Laws which may affect the ability of the Holding Company's shareholders to participate in certain transactions relating to acquisitions of control of the Holding Company. Also, see "Dividends" for a description of certain matters relating to the possible future payment of dividends on the Common Stock.

                                 TRANSFER AGENT

         The Fifth Third Bank will act as transfer agent and registrar for the Common Stock. The Fifth Third Bank's phone number is (513) 579-5320 or (800) 837-2755.

                            REGISTRATION REQUIREMENTS

         Upon the Conversion, the Holding Company's Common Stock will be registered pursuant to Section 12(g) of the 1934 Act and may not be deregistered for a period of at least three years following the Conversion. As a result of the registration under the 1934 Act, certain holders of Common Stock will be subject to certain reporting and other requirements imposed by the 1934 Act. For example, beneficial owners of more than 5% of the outstanding Common Stock will be required to file reports pursuant to Section 13(d) or Section 13(g) of the 1934 Act, and officers, directors and 10% shareholders of the Holding Company will generally be subject to reporting requirements of Section 16(a) and to the liability provisions for profits derived from purchases and sales of Holding Company Common Stock occurring within a six-month period pursuant to Section 16(b) of the 1934 Act. In addition, certain transactions in Common Stock, such as proxy solicitations and tender offers, will be subject to the disclosure and filing requirements imposed by Section 14 of the 1934 Act and the regulations promulgated thereunder.

                              LEGAL AND TAX MATTERS

         Barnes & Thornburg, 11 South Meridian Street, Indianapolis, Indiana 46204, special counsel to Union Federal, will pass upon the legality and validity of the shares of Common Stock being issued in the Conversion. Barnes & Thornburg has issued an opinion concerning certain federal and state income tax aspects of the Conversion and that the Conversion, as proposed, constitutes a tax-free reorganization under federal and Indiana law. Barnes & Thornburg have consented to the references herein to their opinions. Certain legal matters related to this offering will be passed upon for Trident Securities by Luse Lehman Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, N.W., Suite 400, Washington, D.C. 20015.

                                     EXPERTS

         Our consolidated financial statements at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Geo. S. Olive & Co, LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         RP Financial has consented to the publication of the summary herein of its appraisal report as to the estimated pro forma market value of the Common Stock of the Holding Company to be issued in the Conversion, to the reference to its opinion relating to the value of the subscription rights, and to the filing of the appraisal report as an exhibit to the registration statement filed by the Holding Company under the 1933 Act.

                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a registration statement under the 1933 Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 00048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This information can also be found on the SEC's website, located at www.sec.gov.

         Union Federal has filed with the OTS an Application for Conversion from a federal mutual savings and loan association to a federal stock savings and loan association, and the Holding Company has filed with the OTS an Application to become a savings and loan holding company. This Prospectus omits certain information contained in such Applications. The Applications may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606.

            UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
                                Table of Contents








                                                                            Page
Report of Geo. S. Olive & Co. LLC.........................................   F-2

Consolidated balance sheet--June 30, 1997 (unaudited) and
     December 31, 1996 and 1995...........................................   F-3

Consolidated statement of income--for the
     six months ended June 30, 1997
     and 1996 (unaudited) and the years
     ended December 31, 1996, 1995 and 1994...............................   F-4

Consolidated statement of changes in retained
     earnings for the six months ended
     June 30, 1997 (unaudited) and for the
     years ended December 31, 1996, 1995 and 1994.........................   F-5

Consolidated statement of cash flows--for the
     six months ended June 30, 1997 and 1996
     (unaudited) and the years ended
     December 31, 1996, 1995 and 1994.....................................   F-6

Notes to consolidated financial statements................................   F-8








All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

Union Community Bancorp, the Holding Company, has not commenced operations as of June 30, 1997 and will not commence operations prior to the conversion of Union Federal Savings and Loan Association from a federal mutual savings and loan association to a federal stock savings and loan association. Accordingly, the financial statements of the Holding Company have been omitted and are not required.

                          Independent Auditor's Report


Board of Directors
Union Federal Savings and Loan Association
Crawfordsville, Indiana



We have audited the consolidated balance sheet of Union Federal Savings and Loan Association (formerly Union Federal Savings and Loan Association of Crawfordsville, Indiana) and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Union Federal Savings and Loan Association and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Geo. S. Olive & Co. LLC

Geo. S. Olive & Co. LLC

Indianapolis, Indiana
September 12, 1997

            UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
                           Consolidated Balance Sheet


                                                                     June 30,                       December 31,
                                                                       1997                  1996                  1995
                                                                  ---------------------------------------------------------
                                                                    (Unaudited)
Assets

     Cash                                                         $       38,229       $       29,297        $      25,300
     Interest-bearing deposits in other banks                          2,220,067            1,435,893             1,968,177
                                                                  ---------------------------------------------------------
              Total cash and cash equivalents                          2,258,296            1,465,190             1,993,477
     Investment securities held to maturity
          (market value-$6,068,000 at June 30, 1997 and
          $5,892,000 and $7,663,000 at December 31, 1996 and
          1995)                                                        5,920,226            5,747,347             7,422,737
     Loans                                                            73,365,481           72,856,009            61,389,595
         Allowance for loan losses                                      (198,258)            (159,000)             (111,000)
                                                                  ---------------------------------------------------------
              Net loans                                               73,167,223           72,697,009            61,278,595
     Premises and equipment                                              365,410              371,364               394,675
     Federal Home Loan Bank stock                                        707,700              580,100               562,600
     Foreclosed real estate                                               81,377
     Investment in limited partnership                                 1,220,179            1,333,909             1,506,461
     Interest receivable
         Loans                                                           342,046              385,530               278,124
         Mortgage-backed securities                                       20,140               23,600                29,512
         Other investment securities and interest-
              bearing deposits                                            57,088               44,474                62,509
     Deferred income tax                                                  71,062               75,424                61,514
     Other assets                                                         80,198               64,813                40,613
                                                                  ---------------------------------------------------------
              Total assets                                           $84,290,945          $82,788,760           $73,630,817
                                                                  =========================================================
Liabilities
     Deposits
         Noninterest-bearing                                       $     386,071        $     321,523
         Interest-bearing                                             61,668,992           60,114,919           $57,407,222
                                                                  ---------------------------------------------------------
              Total deposits                                          62,055,063           60,436,442            57,407,222
     Federal Home Home Bank advances                                   5,873,051            6,482,478             1,065,209
     Note payable                                                      1,200,042            1,397,892             1,576,492
     Interest payable                                                    110,171               91,452                93,416
     Other liabilities                                                   579,684              470,663               464,341
                                                                  ---------------------------------------------------------
              Total liabilities                                       69,818,011           68,878,927            60,606,680
Commitments and contingencies                                                ---                  ---                   ---
Retained Earnings--substantially restricted                           14,472,934           13,909,833            13,024,137
                                                                  ---------------------------------------------------------
              Total liabilities and retained earnings                $84,290,945          $82,788,760           $73,630,817
                                                                  =========================================================



See notes to consolidated financial statements.

            UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
                        Consolidated Statement of Income


                                                   Six Months Ended
                                                       June 30,                           Year Ended December 31,
                                                 1997               1996             1996             1995              1994
                                                       (Unaudited)
                                               ---------------------------------------------------------------------------------
Interest and Dividend Income

   Loans, including fees                        $2,994,235       $2,625,754        $5,561,735       $5,065,944        $4,533,050
   Investment securities
     Mortgage-backed securities                    110,509          139,325           262,711          321,262           389,790
     Other investment securities                    95,561           92,879           175,332          227,154           232,664
   Dividends on Federal Home
     Loan Bank stock                                24,969           22,134            45,027           44,291            31,593
   Deposits with financial institutions             50,053           39,685            66,886           70,575            61,554
                                               ---------------------------------------------------------------------------------
         Total interest and
              dividend  income                   3,275,327        2,919,777         6,111,691        5,729,226         5,248,651
                                               ---------------------------------------------------------------------------------
Interest Expense
   Deposits                                      1,653,754        1,592,387         3,232,877        3,036,215         2,447,864
   Federal Home Loan Bank advances                 168,945           34,461           190,800          111,569            59,190
                                               ---------------------------------------------------------------------------------
         Total interest expense                  1,822,699        1,626,848         3,423,677        3,147,784         2,507,054
                                               ---------------------------------------------------------------------------------
Net Interest Income                              1,452,628        1,292,929         2,688,014        2,581,442         2,741,597
   Provision for loan losses                       111,000           24,000            48,000           24,000            24,000
                                               ---------------------------------------------------------------------------------
Net Interest Income After
   Provision for Loan Losses                     1,341,628        1,268,929         2,640,014        2,557,442         2,717,597
                                               ---------------------------------------------------------------------------------
Other Income (Losses)
   Equity in losses of limited partnership        (113,730)         (78,558)         (172,552)        (249,092)          (54,239)
   Other income                                     18,792           20,703            56,457           31,346            14,238
                                               ---------------------------------------------------------------------------------
         Total other income (losses)               (94,938)         (57,855)         (116,095)        (217,746)          (40,001)
                                               ---------------------------------------------------------------------------------
Other Expenses
   Salaries and employee benefits                  252,272          229,697           460,615          480,770           488,745
   Net occupancy expenses                           15,924           11,959            39,103           65,698            44,003
   Equipment expenses                               11,379           10,108            19,886           20,460            16,867
   Deposit insurance expense                        12,068           65,463           494,679          127,053           126,482
   Other expenses                                  157,090          127,359           287,654          328,184           207,718
                                               ---------------------------------------------------------------------------------
         Total other expenses                      448,733          444,586         1,301,937        1,022,165           883,815
                                               ---------------------------------------------------------------------------------
Income Before Income Tax                           797,957          766,488         1,221,982        1,317,531         1,793,781
   Income tax expense                              234,856          230,637           336,286          326,018           638,769
                                               ---------------------------------------------------------------------------------
Net Income                                  $      563,101     $    535,851       $   885,696       $   991,513       $1,155,012
                                               =================================================================================


See notes to consolidated financial statements.

            UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
             Consolidated Statement of Changes in Retained Earnings




Balance, January 1, 1994                                      $10,877,612
Net income for 1994                                             1,155,012
                                                              -----------
Balance, December 31, 1994                                     12,032,624
Net income for 1995                                               991,513
                                                              -----------
Balance, December 31, 1995                                     13,024,137
Net income for 1996                                               885,696
                                                              -----------
Balance, December 31, 1996                                     13,909,833
Net income for the six months ended June 30, 1997 (unaudited)     563,101
                                                              -----------
Balance, June 30, 1997 (unaudited)                            $14,472,934
                                                              -----------
                                                              ===========



See notes to consolidated financial statements.

            UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
                      Consolidated Statement of Cash Flows


                                                Six Months Ended
                                                    June 30,                            Year Ended December 31,
                                               1997           1996               1996             1995            1994
                                          ---------------------------------------------------------------------------------
                                                  (Unaudited)
Operating Activities
   Net income                             $   563,101         $535,851       $   885,696       $   991,513       $1,155,012
   Adjustments to reconcile net
     income to net cash provided by
     operating activities
   Provision for loan losses                  111,000           24,000            48,000            24,000           24,000
   Depreciation                                13,364           12,913            25,913            25,005           21,577
   Deferred income tax                          4,362           10,181           (13,910)           40,462           29,224
   Investment securities accretion, net        (3,362)          (2,798)           (6,181)             (812)            (405)
   Equity in losses of limited partnership    113,730           78,558           172,552           249,092           54,239
   Net change in
     Interest receivable                       34,330           17,506           (83,459)         (103,132)        (109,578)
     Interest payable                          18,719          (10,932)           (1,964)           12,260           (1,824)
     Other assets                             (15,385)         (21,883)          (24,199)           59,003          (73,106)
     Other liabilities                         94,064          152,852            85,879          (137,157)        (158,455)
                                          ---------------------------------------------------------------------------------
     Net cash provided by
       operating activities                   933,923          796,248         1,088,327         1,160,234          940,684
                                          ---------------------------------------------------------------------------------
Investing Activities
   Investment securities
   Purchases of other investment
     securities held to maturity             (700,000)        (494,342)         (994,342)         (100,000)        (799,492)
   Proceeds from maturities and
     paydowns of mortgage-backed
     securities held to maturity              330,483          341,407           675,913           663,446        1,769,250
   Proceeds from maturities of other
     investment securities
     held to maturity                         200,000        1,500,000         2,000,000                            400,000
Purchases of loans                           (500,000)      (1,000,000)       (1,350,000)         (742,000)      (1,522,700)
   Proceeds from loan sales                                                                                         171,000
   Other net change in loans                 (162,591)      (5,687,855)      (10,116,414)         (501,891)      (3,474,715)
   Purchases of premises
     and equipment                             (7,410)                            (2,602)          (38,381)         (36,352)
   Purchase of FHLB of Indianapolis
     stock                                   (127,600)         (17,500)          (17,500)           (1,000)         (58,500)
                                          ---------------------------------------------------------------------------------
     Net cash used by
       investing activities                  (967,118)      (5,358,290)       (9,804,945)         (719,826)      (3,551,509)
                                          ---------------------------------------------------------------------------------

            UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
                Consolidated Statement of Cash Flows (continued)


                                                Six Months Ended
                                                    June 30,                            Year Ended December 31,
                                               1997           1996               1996             1995            1994
                                                  (Unaudited)
                                          ---------------------------------------------------------------------------------
Financing Activities
   Net change in
     Interest-bearing demand and
       savings deposits                       791,375          634,790         1,243,027        (1,375,313)        (571,706)
     Certificates of deposit                  827,246          476,355         1,786,193         3,896,285          382,018
   Proceeds from borrowings                 1,000,000        2,000,000        10,500,000         2,500,000        3,200,000
   Repayment of borrowings                 (1,807,277)        (261,331)       (5,261,331)       (4,801,291)         (66,800)
   Net change in advances by
     borrowers for taxes and insurance         14,957           97,233           (79,558)            4,201           33,660
                                          ---------------------------------------------------------------------------------
     Net cash provided by
       financing activities                   826,301        2,947,047         8,188,331           223,882        2,977,172
                                          ---------------------------------------------------------------------------------
Net Change in
Cash and Cash Equivalents                     793,106       (1,614,995)         (528,287)          664,290          366,347

Cash and Cash Equivalents,
Beginning of Year                           1,465,190        1,993,477         1,993,477         1,329,187          962,840
                                          ---------------------------------------------------------------------------------
Cash and Cash Equivalents,
End of Year                                $2,258,296         $378,482        $1,465,190         1,993,477       $1,329,187
                                          =================================================================================
Additional Cash Flows Information
   Interest paid                           $1,803,980       $1,634,780        $3,425,641        $3,135,524       $2,508,878
   Income tax paid                            230,033          191,000           375,405           227,747          800,543
   Investment in limited partnership                                                                              1,809,792
   Loans transferred to foreclosed
     real estate                              203,120



See notes to consolidated financial statements.

            UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


o    Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Union Federal Savings and Loan Association ("Association") and its wholly owned subsidiary, UFS Service Corp. ("UFS"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Association operates under a federal thrift charter and provides full banking services. As a federally-chartered thrift, the Association is subject to regulation by the Office of Thrift Supervision.

The Association generates mortgage and consumer loans and receives deposits from customers located primarily in Montgomery County, Indiana and surrounding counties. The Association's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. UFS invests in a low income housing partnership.

Consolidation--The consolidated financial statements include the accounts of the Association and UFS after elimination of all material intercompany transactions and accounts.

Investment Securities--The Association adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994. At adoption, all investment securities were classified as held to maturity.

Debt securities are classified as held to maturity when the Association has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Association will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Association considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1997 (unaudited) and December 31, 1996 and 1995, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Association operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 5 to 31.5 years.
Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank ("FHLB") system. The required investment in the common stock is based on a predetermined formula.

Foreclosed real estate is carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.


Investment in limited partnership is recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.



Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Association files consolidated income tax returns with its subsidiary.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

o    Investment Securities Held to Maturity

                                                                                 June 30, 1997
                                                                              Gross            Gross
                                                      Amortized            Unrealized       Unrealized           Fair
                                                        Cost                  Gains           Losses             Value
                                                       ----------------------------------------------------------------
                                                                                   (Unaudited)
U.S. Treasury                                         $   350                                  $  1             $   349
Federal agencies                                        3,146                 $    3             27               3,122
Mortgage-backed securities                              2,424                    179              6               2,597
                                                       ----------------------------------------------------------------
         Total investment securities                   $5,920                   $182            $34              $6,068
                                                       =================================================================



                                                                               December 31, 1996
                                                                              Gross            Gross
                                                      Amortized            Unrealized       Unrealized           Fair
                                                        Cost                  Gains           Losses             Value
                                                       ----------------------------------------------------------------
U.S. Treasury                                         $   350                                  $  2              $  348
Federal agencies                                        2,645                  $   1             35               2,611
Mortgage-backed securities                              2,752                    186              5               2,933
                                                       ----------------------------------------------------------------
         Total investment securities                   $5,747                   $187            $42              $5,892
                                                       ================================================================

                                                                               December 31, 1995
                                                                              Gross            Gross
                                                      Amortized            Unrealized       Unrealized           Fair
                                                        Cost                  Gains           Losses             Value
                                                       ----------------------------------------------------------------
U.S. Treasury                                          $1,050                  $   2           $  1              $1,051
Federal agencies                                        2,950                     10             16               2,944
Mortgage-backed securities                              3,423                    249              4               3,668
                                                       ----------------------------------------------------------------
         Total investment securities                   $7,423                   $261            $21              $7,663
                                                       ================================================================

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities held to maturity at June 30, 1997 (unaudited) and December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                June 30, 1997                   December 31, 1996
                                      Amortized               Fair           Amoritzed           Fair
                                        Cost                  Value            Cost              Value
                                       ----------------------------------------------------------------
                                                 (Unaudited)

Within one year                       $   850                $   847        $   300             $   300
One to five years                       2,346                  2,324          2,695               2,659
Five to ten years                         300                    300
                                       ----------------------------------------------------------------
                                        3,496                  3,471          2,995               2,959
Mortgage-backed securities              2,424                  2,597          2,752               2,933
                                       ----------------------------------------------------------------
         Totals                        $5,920                 $6,068         $5,747              $5,892
                                       ================================================================

Securities with a carrying value of $2,502,000 and $2,832,000 were pledged at June 30, 1997 (unaudited) and December 31, 1996 to secure Federal Home Loan Bank advances.

Mortgage-backed securities included in investment securities held to maturity above consist of the following:

                                                                                 June 30, 1997
                                                                              Gross            Gross
                                                      Amortized            Unrealized       Unrealized           Fair
                                                        Cost                  Gains           Losses             Value
                                                      ------------------------------------------------------------------
                                                                                   (Unaudited)
Government National Mortgage Corporation               $1,307                   $118                             $1,425
Federal Home Loan Mortgage Corporation                    818                     59                                877
Federal National Mortgage Corporation                     274                      2             $6                 270
Other                                                      25                                                        25
                                                      ------------------------------------------------------------------
         Total mortgage-backed securities              $2,424                   $179             $6              $2,597
                                                      ==================================================================

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                                                               December 31, 1996
                                                                              Gross            Gross
                                                      Amortized            Unrealized       Unrealized           Fair
                                                        Cost                  Gains           Losses             Value
                                                       ----------------------------------------------------------------
Government National Mortgage Corporation               $1,391                   $120                             $1,511
Federal Home Loan Mortgage Corporation                  1,039                     64                              1,103
Federal National Mortgage Corporation                     294                      2             $5                 291
Other                                                      28                                                        28
                                                       ----------------------------------------------------------------
         Total mortgage-backed securities              $2,752                   $186             $5              $2,933
                                                       ================================================================

                                                                               December 31, 1995
                                                                              Gross            Gross
                                                      Amortized            Unrealized       Unrealized           Fair
                                                        Cost                  Gains           Losses             Value
                                                       ----------------------------------------------------------------
Government National Mortgage Corporation               $1,707                   $149                             $1,856
Federal Home Loan Mortgage Corporation                  1,338                     93                              1,431
Federal National Mortgage Corporation                     341                      6             $4                 343
Other                                                      37                      1                                 38
                                                       ----------------------------------------------------------------
         Total mortgage-backed securities              $3,423                   $249             $4              $3,668
                                                       ================================================================


o    Loans and Allowance

                                         June 30,          December 31,
                                           1997         1996           1995
                                       --------------------------------------
                                       (Unaudited)
Real estate mortgage loans
     One-to-four family                    $58,664      $57,031       $48,295
     Multi-family                           10,212       10,920         9,617
     Commercial                              3,513        3,593         2,814
Real estate construction loans               1,162        1,322           852
Individuals' loans for household and
     other personal expenditures               143          346           191
                                           ----------------------------------
                                            73,694       73,212        61,769
Deferred loan fees                            (329)        (356)         (379)
                                           ----------------------------------
         Total loans                       $73,365      $72,856       $61,390
                                           ==================================

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                        Six Months Ended
                                            June 30,                   Year Ended December 31,
                                        1997        1996          1996         1995         1994
                                       ---------------------------------------------------------
                                           (Unaudited)
Allowance for loan losses
     Balances, Beginning of Period     $159        $111           $111         $  87        $63
     Provision for losses               111          24             48            24         24
     Loans charged off                  (72)
                                       --------------------------------------------------------
     Balances, End of Period           $198        $135           $159          $111        $87
                                       ========================================================


On January 1, 1995, the Association adopted SFAS Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. At June 30, 1997, (unaudited) the Association had no impaired loans. At December 31, 1996, the Association had an impaired loan of $112,000 and had recorded an allowance for losses of $37,000. The average balance of impaired loans for the six months ended June 30, 1997 (unaudited) and the year ended December 31, 1996 was $66,000 and $110,000. The Association had no interest income or cash receipts on impaired loans during the six months ended June 30, 1997 (unaudited) and during the year ended December 31, 1997.

In addition, at June 30, 1997 (unaudited) and December 31, 1996, the Association had nonaccrual loans of $122,000 and $377,000, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $3,000 and $14,000 for the six months ended June 30, 1997 (unaudited) and for the year ended December 31, 1996.

The Association has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

Nonaccruing loans totaled $156,000 and $143,000 at December 31, 1995 and 1994. Additional interest income of approximately $3,000 for 1995 and $1,000 for 1994 would have been recorded had income on those loans been considered collectible and accounted for on the accrual basis under the original terms of the loans.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Association has entered into transactions with certain directors and officers. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties was as follows:

Balances, December 31, 1995                                              $1,316
     Changes in composition of related parties                              (57)
     New loans, including renewals                                          378
     Payments, etc. including renewals                                     (109)
                                                                         ------
Balances, December 31, 1996                                               1,528
     New loans, including renewals (unaudited)                              460
     Payments, etc. including renewals (unaudited)                         (151)
                                                                         ------
Balances, June 30, 1997 (unaudited)                                      $1,837
                                                                         ======


o    Premises and Equipment

                                 June 30,               December 31,
                                   1997              1996            1995
                                ------------------------------------------
                               (Unaudited)
Land                              $146              $146              $146
Buildings                          538               538              538
Equipment                          142               134              133
                                ------------------------------------------
         Total cost                826               818              817
Accumulated depreciation          (461)             (447)            (422)
                                ------------------------------------------
         Net                      $365              $371             $395
                                ==========================================

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Investment in Limited Partnership

The investment in limited partnership of $1,220,000, $1,334,000 and $1,506,000 at June 30, 1997 (unaudited), December 31, 1996 and 1995 represents a 99 percent equity in Pedcor Investments - 1993-XVI, LP ("Pedcor"), a limited partnership organized to build, own and operate a 48-unit apartment complex. In addition to recording its equity in the losses of Pedcor, the Association has recorded the benefit of low income housing tax credits of $89,000 (unaudited) for the six months ended June 30, 1997 and 1996 and $178,000 for the years ended December 31, 1996 and 1995 and $75,000 for the year ended December 31, 1994. Condensed financial statements for Pedcor are as follows:


                                                         June 30,               December 31,
                                                           1997              1996            1995
                                                       -----------------------------------------------
                                                       (Unaudited)
Condensed statement of financial condition
Assets
     Cash                                                  $     5          $     29          $    21
     Land and property                                       2,321             2,350            2,408
     Other assets                                               57                30               76
                                                            -----------------------------------------
              Total assets                                  $2,383            $2,409           $2,505
                                                            =========================================
Liabilities
     Notes payable--Association                             $  873          $    982           $1,065
     Notes payable--other                                    1,282             1,290            1,304
     Other liabilities                                         129               173              135
                                                            -----------------------------------------
              Total liabilities                              2,284             2,445            2,504
Partners' equity                                                99               (36)               1
                                                            -----------------------------------------
              Total liabilities and partners' equity        $2,383            $2,409           $2,505
                                                            =========================================


                                       Six Months Ended
                                            June 30,                    Year Ended December 31,
                                       1997         1996          1996         1995          1994
                                      -------------------------------------------------------------
                                          (Unaudited)
Condensed statement of operations
Total revenue                          $110           $107         $219          $222          $96
Total expenses                          172            220          435           454          151
                                      -------------------------------------------------------------
Net loss                              $ (62)         $(113)       $(216)        $(232)        $(55)
                                      =============================================================

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Deposits

                                           June 30,          December 31,
                                             1997         1996         1995
                                          -----------------------------------
                                         (Unaudited)

Interest-bearing demand                      $10,352    $   9,514    $  8,627
Savings deposits                               3,821        3,867       3,511
Certificates and other time deposits
     of $100,000 or more                       7,527        7,056       6,387
Other certificates and time deposits          40,355       39,999      38,882
                                          -----------------------------------
Total deposits                               $62,055      $60,436     $57,407
                                          ===================================

Certificates maturing in years ending    June 30            December 31
                                        -------------------------------
                                        (Unaudited)

1997                                                           $28,545
1998                                      $26,340               12,844
1999                                       15,968                3,742
2000                                        3,333                1,292
2001                                        1,517                  632
2002                                          724
                                          ----------------------------
                                          $47,882              $47,055
                                          ============================
The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $7,527,000 (unaudited), $7,056,000, and $6,387,000 at
June 30, 1997 and December 31, 1996 and 1995. Deposits in excess of $100,000 are not federally insured.

                                       Six Months Ended
                                           June 30,                              Year Ended December 31,
                                     1997            1996              1996             1995            1994
                                   ---------------------------------------------------------------------------
                                          (Unaudited)
Interest expense on deposits
     Interest-bearing demand       $   186           $   160          $   369           $   385        $   364
     Savings deposits                   76                73              148               146            159
     Certificates                    1,392             1,359            2,716             2,505          1,925
                                   ---------------------------------------------------------------------------
                                    $1,654            $1,592           $3,233            $3,036         $2,448
                                   ===========================================================================

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Federal Home Loan Advances

                                    June 30, 1997            December 31, 1996
                                -----------------------------------------------
                                               Weighted               Weighted
                                                Average                Average
                                 Amount          Rate        Amount     Rate
                                -----------------------------------------------
                                         (Unaudited)
Advances from FHLB
  Maturities in years ending
         1997                                                $5,609       5.50%
         1998                    $5,101           5.77%         101       5.14
         1999                       114           5.33          114       5.33
         2000                       123           5.49          123       5.49
         2001                       129           5.67          129       5.67
         2002                       138           5.80          138       5.80
         2003                       147           5.90          147       5.90
         2004                       121           6.03          121       6.03
                                 ------                      ------
                                 $5,873           5.76%      $6,482       5.52%
                                 ======                      ======

The FHLB advances are secured by first-mortgage loans and investment securities totaling $59,019,000 and $57,954,000 at June 30, 1997 (unaudited) and December 31, 1996. Advances are subject to restrictions or penalties in the event of prepayment.

o    Note Payable


The note payable to Pedcor dated February 1, 1994 in the original amount of $1,809,792 bears no interest so long as there exists no event of default. In the instances where an event of default has occurred, interest shall be calculated at a rate equal to the lesser of 14% per annum or the highest amount permitted by applicable law. The amount payable represents the remaining unconditional annual capital contributions due to Pedcor.


                                      June 30, 1997      December 31, 1996
                                    -------------------------------------------
                                        (Unaudited)
Note payable to Pedcor
Maturities in years ending:
     1997                                                       $   198
     1998                                $   179                    179
     1999                                    184                    184
     2000                                    183                    183
     2001                                    177                    177
     2002                                    174                    174
     Thereafter                              303                    303
                                          -----------------------------
                                          $1,200                 $1,398
                                          =============================

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Association has an available line of credit with the FHLB totaling $1,000,000. The line of credit expires September 16, 1997 and bears interest at a rate equal to the current variable advance rate. There were no drawings on this line of credit at June 30, 1997 (unaudited) and December 31, 1996.


o    Income Tax

                                                         Six Months Ended
                                                             June 30,                    Year Ended December 31,
                                                        1997         1996          1996         1995          1994
                                                       -------------------------------------------------------------
                                                           (Unaudited)
Income tax expense
   Currently payable
     Federal                                            $161           $156         $246          $184         $461
     State                                                70             65          104           102          149
   Deferred
     Federal                                               4              6          (20)           32           23
     State                                                                4            6             8            6
                                                       -------------------------------------------------------------
        Total income tax expense                        $235           $231         $336          $326         $639
                                                       =============================================================
Reconciliation of federal statutory
   to actual tax expense
   Federal statutory income tax at 34%                  $271           $261         $415          $448         $610
   Effect of state income taxes                           46             45           73            73          102
   Tax credits                                           (89)           (89)        (178)         (178)         (75)
   Other                                                   7             14           26           (17)           2
                                                       -------------------------------------------------------------
        Actual tax expense                              $235           $231         $336          $326         $639
                                                       =============================================================
Effective tax rate                                      29.4%          30.1%        27.5%         24.7%        35.6%

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The components of the cumulative net deferred tax asset are as follows:

                                              June 30,         December 31,
                                                1997          1996      1995
                                             ---------------------------------
                                             (Unaudited)

Differences in depreciation methods              $(28)       $(28)       $(34)
FHLB stock dividend                               (23)        (23)        (23)
Differences in accounting for loan fees            51          66          95
Differences in accounting for loan losses          70          49          28
Equity in partnership losses                      (59)        (67)        (25)
Business income tax credits                        62          68          27
State income tax                                   (2)         (2)         (4)
Other                                                          13          (2)
                                                ------------------------------
                                                  $71         $76         $62
                                                ==============================
Assets                                           $183        $196        $150
Liabilities                                      (112)       (120)        (88)
                                                ------------------------------
                                                $  71       $  76       $  62
                                                ==============================

At June 30, 1997 (unaudited) and December 31, 1996, the Association had an unused business income tax credit carryforward of $62,000 and $68,000 expiring in 2011.

Retained earnings at June 30, 1997 (unaudited) and December 31, 1996 and 1995 include approximately $2,632,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $1,043,000 at June 30, 1997 (unaudited) and December 31, 1996 and 1995.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Association uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk were as follows:

                                             June 30,           December 31,
                                               1997         1996           1995
                                             -----------------------------------
                                            (Unaudited)
Mortgage loan commitments
     At variable rates                           $57                         $28
     At fixed rates ranging from
         7.50 to 9.25% for June 30, 1997,
         7.38 to 9.00% for 1996 and
         7.75 to 8.50% for 1995                  397       $386              295
Standby letters of credit                      2,018      1,500            1,500
Commitments to purchase loans                    300                         500

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Association upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party.

The Association and UFS are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Association.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Regulatory Capital

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

At June 30, 1997 (unaudited) and December 31, 1996, the management of the Association believes that it meets all capital adequacy requirements to which it is subject. The most recent notification from the regulatory agency categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that notification that management believes have changed this categorization.

The Association's actual and required capital amounts and ratios are as follows:

                                                                                        June 30, 1997
                                                                                         Required for              To Be Well
                                                          ------------------------------------------------------------------------
                                                                 Actual              Adequate Capital (1)        Capitalized (1)
                                                           Amount        Ratio       Amount        Ratio        Amount     Ratio
                                                          ------------------------------------------------------------------------
                                                                                          (Unaudited)
Total risk-based capital  (1)
   (to risk weighted assets)                              $14,671        34.6%       $3,390         8.0%        $4,238      10.0%

Core capital (1)  (to adjusted tangible assets)            14,473        17.2         2,529         3.0          5,057       6.0

Core capital (1) (to adjusted total assets)                14,473        17.2         2,529         3.0          4,215       5.0

(1) As defined by regulatory agencies

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

                                                                                      December 31, 1996
                                                                                         Required for              To Be Well
                                                          ------------------------------------------------------------------------
                                                                 Actual              Adequate Capital (1)        Capitalized (1)
                                                           Amount        Ratio       Amount        Ratio        Amount     Ratio
                                                          ------------------------------------------------------------------------
Total risk-based capital  (1)
   (to risk-weighted assets)                              $14,069        33.6%       $3,346         8.0%        $4,183      10.0%

Core capital  (1) (to adjusted tangible assets)            13,910        16.8         2,484         3.0          4,967       6.0

Core capital  (1) (to adjusted total assets)               13,910        16.8         2,484         3.0          4,139       5.0

(1) As defined by regulatory agencies

The Association's tangible capital at June 30, 1997 (unaudited) and December 31, 1996 was $14,473,000 and $13,910,000, which amount was 17.2% and 16.8% of tangible assets and exceeded the required ratio of 1.5%.

Reconciliation of capital for financial statement purposes to regulatory capital was as follows:

                                                  June 30, 1997                                 December 31, 1996
                                        Core        Tangible        Risk-Based          Core        Tangible      Risk-Based
                                       Capital       Capital          Capital          Capital       Capital        Capital
                                      --------------------------------------------------------------------------------------
                                                   (Unaudited)
Capital for financial
   statement purposes                 $14,473         $14,473         $14,473          $13,910       $13,910        $13,910
Add
   General loan
     valuation allowance                                                  198                                           159
                                      --------------------------------------------------------------------------------------
   Regulatory capital                 $14,473         $14,473         $14,671          $13,910       $13,910        $14,069
                                      ======================================================================================

o    Employee Benefit Plans

The Association provides pension benefits for substantially all of its employees, and is a participant in a pension fund known as the Pentegra Group (formerly known as the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. Pension expense was $20,000 and $26,000 for the six months ended June 30, 1997 and 1996 (unaudited) and $47,000, $53,000 and $56,000 for 1996, 1995 and 1994.

The Association has a retirement savings 401(k) plan in which substantially all employees may participate. The Association matches employees' contributions at the rate of 50% for the first 5% of base salary contributed by participants. The Association's expense for the plan was $5,000 for the six months ended June 30, 1997 and 1996 (unaudited) and $10,000, $11,000 and $9,000 for 1996, 1995 and
1994.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Investment Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Interest    Receivable/Payable--The    fair    value   of    accrued    interest
receivable/payable approximates carrying values.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Note Payable--Limited Partnership--The fair value of the borrowing is estimated using a discounted cash flow calculation, based on current rates for similar debt.

Advance  Payments  by  Borrowers  for  Taxes  and   Insurance--The   fair  value
approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage and consumer loans, and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The estimated fair values of the Association's financial instruments are as follows:

                                                     June 30, 1997          December 31, 1996          December 31, 1995
                                                ----------------------------------------------------------------------------
                                                 Carrying       Fair       Carrying        Fair       Carrying       Fair
                                                  Amount        Value       Amount         Value       Amount        Value
                                                ----------------------------------------------------------------------------
                                                       (Unaudited)
Assets
   Cash and cash equivalents                      $2,258         $2,258     $1,465         $1,465       $1,993       $1,993
   Investment securities held to maturity          5,920          6,068      5,747          5,892        7,423        7,663
   Loans, net                                     73,167         73,633     72,697         73,220       61,279       62,038
   Stock in FHLB                                     708            708        580            580          370          370
   Interest receivable                               419            419        454            454          563          563

Liabilities
   Deposits                                       62,055         61,985     60,436         60,683       57,407       58,091
   Borrowings
     FHLB advances                                 5,873          5,831      6,482          6,587        1,065        1,043
     Note payable--limited partnership             1,200          1,142      1,398          1,343        1,577        1,547
   Interest payable                                  110            110         91             91           93           93
   Advances by borrowers for
     taxes and insurance                             216            216        201            201          280          280

o    Subsequent Event--Plan of Conversion

On June 2, 1997, the Board of Directors adopted a Plan of conversion ("Plan") whereby the Association will convert from a Federally chartered mutual institution to a Federally chartered stock savings and loan association. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of the Association will be issued to Union Community Bancorp ("Union"), a holding company formed in connection with the conversion, and the Association will become a wholly-owned subsidiary of Union. Pursuant to the Plan, shares of capital stock of Union are expected to be offered initially for subscription to eligible members of the Association and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the subscription price. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in a community offering expected to be commenced following the subscription offering.

UNION FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Plan provides that when the conversion is completed, a "liquidation account" will be established in an amount equal to the retained income of the Association as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is established to provide a limited priority claim to the assets of the Association to qualifying depositors ("eligible account holders") at December 31, 1995 and other depositors ("supplemental eligible account holders") as of September 30, 1997 who continue to maintain deposits in the Association after conversion. In the unlikely event of a complete liquidation of the Association, and only in such event, eligible account holders would receive from the liquidation account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

Current regulations allow the Association to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account. Also, capital distribution regulations limit the Association's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on its capital level and supervisory condition. Under regulations in effect at June 30, 1997, no repurchase of bank or holding company stock may be made during the first year following conversion. For the second and third years following conversion, subject to the demonstration of a valid business purpose and approval by the Office of Thrift Supervision, annual repurchases of up to 5 percent of outstanding stock can be made.

Costs of conversion will be netted from proceeds of sale of common stock and recorded as a reduction of additional paid-in capital or common stock. If the conversion is not competed, such costs, totalling $7,500 at June 30, 1997 (unaudited), would be charged to expense.


o    Unaudited Financial Statements

The accompanying consolidated balance sheet as of June 30, 1997, and the consolidated statements of income, changes in retained earnings and cash flows for the six months ended June 30, 1997 and 1996 are unaudited, but management is of the opinion that all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of the periods reported, have been included in the accompanying financial statements. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of those expected for the remainder of the year.

                                                     GLOSSARY

1933 Act                      Securities Act of 1933, as amended

1934 Act                      Securities Exchange Act of 1934, as amended

APY                           Annual Percentage Yield

Associate                     The term  "Associate"  of a person is  defined  to
                              mean (i) any  corporation or  organization  (other
                              than  Union  Federal  or its  subsidiaries  or the
                              Holding   Company)  of  which  such  person  is  a
                              director,  officer,  partner  or 10%  shareholder;
                              (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Holding Company or Union Federal in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Union Federal or its subsidiaries or the Holding Company. ATM Automated Teller Machine

BIF                           Bank Insurance Fund of the FDIC

Code                          The Internal Revenue Code of 1986, as amended

Community Offering            Offering for sale to members of the general public
                              of any shares of Common Stock not subscribed for in the Subscription Offering, with preference given to residents of Montgomery County

Common Stock                  Up to 3,041,750  shares of Common  Stock,  with no
                              par value, offered by Union Community Bancorp in connection with the Conversion

Conversion                    Simultaneous  conversion of Union Federal  Savings
                              and Loan  Association  to stock form, the issuance
                              of Union  Federal's  outstanding  capital stock to
                              Union   Community   Bancorp  and  Union  Community
                              Bancorp's offer and sale of Common Stock

Eligible Account Holders      Savings  account  holders  of Union  Federal  with
                              account balances of at least $50 as of the close of business on December 31, 1995

ERISA Employee Retirement Income Security Act of 1974, as amended

ESOP                          The  Union   Community   Bancorp   Employee  Stock
                              Ownership Plan and Trust

Estimated Valuation Range     Estimated  pro forma  market  value of the  Common
                              Stock ranging from $19,550,000 to $26,450,000


Expiration Date               12:00 noon,  Crawfordsville Time, on December 10,
                              1997


FASB                          Financial Accounting Standards Board

FDIC                          Federal Deposit Insurance Corporation

FHLB                          Federal Home Loan Bank

FHLMC                         Federal Home Loan Mortgage Corporation

FNMA                          Federal National Mortgage Association

FedICIA                       Federal Deposit Insurance Corporation  Improvement
                              Act of 1991, as amended

Holding Company               Union Community Bancorp

IRA                           Individual retirement account or arrangement

IRS                           Internal Revenue Service

RP Financial                  RP Financial, LC

MMDA                          Money Market Demand Account

NASD                          National Association of Securities Dealers, Inc.

Nasdaq National               National   Association   of   Securities   Dealers
Market System                 Automated Quotation System--National Market

NOW account                   Negotiable Order of Withdrawal Account

NPV                           Net portfolio value

OCC                           Office of the Comptroller of the Currency

Order Form                    Form  for   ordering   stock   accompanied   by  a
                              certification concerning certain matters

Other Members                 Savings   account  holders  (other  than  Eligible
                              Account Holders and Supplemental  Eligible Account
                              Holders)  who are  entitled to vote at the Special
                              Meeting due to the existence of a savings account on the Voting Record Date for the Special Meeting and borrowers as of July 30, 1997 who remain borrowers on the Voting Record Date

OTS                           Office of Thrift Supervision

Pension Plan                  Multiple-employer, noncontributory defined benefit
                              retirement  plan adopted by Union  Federal for its
                              full-time   employees   through   Pentegra   Group
                              (formerly   known   as   Financial    Institutions
                              Retirement Fund)

Plan or Plan of Conversion    Plan of Union Federal Savings and Loan Association
                              to  convert  from  a  federally  chartered  mutual
                              savings  and  loan   association  to  a  federally
                              chartered stock savings and loan association and the issuance of all of Union Federal's outstanding capital stock to Union Community Bancorp and the issuance of Union Community Bancorp's Common Stock to the public

Purchase Price                $10.00 per share price of the Common Stock

QTI                           Qualified thrift investment

QTL                           Qualified thrift lender

REO                           Real Estate Owned

RRP Management Recognition and Retention Plan to be submitted for approval at a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion

SAIF                          Savings Association Insurance Fund of the FDIC

SFAS                          Statement of Financial Accounting Standard

SEC                           Securities and Exchange Commission

Special Meeting               Special Meeting of members of Union Federal called
                              for the purpose of approving the Plan

Stock Option Plan             The Union Community  Bancorp Stock Option Plan for
                              directors   and  officers  to  be  submitted   for
                              approval at a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion Subscription
                              Offering Offering of non-transferable rights to subscribe for the Common Stock, in order of priority, to Eligible Account Holders, the ESOP,
                              Supplemental  Eligible  Account  Holders and Other
                              Members Supplemental  Eligible Depositors of Union
                              Federal Savings and Loan Association who are not Eligible Account Account Holders Holders, with account balances of at least $50 on September 30, 1997 Trident Securities Trident Securities, Inc.
                              UFS UFS Service Corp., a wholly-owned subsidiary of Union Federal Savings and Loan Association

Union Federal                 Union  Federal  Savings  and Loan  Association  of
                              Crawfordsville, Indiana

Voting Record Date            The close of  business on October  31,  1997,  the
                              date for determining members entitled to vote at the Special Meeting

     No person has been authorized to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Holding Company or Union Federal. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.



                             Union Community Bancorp
                          (Proposed Holding Company for
                   Union Federal Savings and Loan Association)




                             Up to 3,041,750 Shares




                                  Common Stock
                               (without par value)




                                SUBSCRIPTION AND
                               COMMUNITY OFFERING
                                   PROSPECTUS



                            TRIDENT SECURITIES, INC.




                               November 12, 1997




                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                   AND ARE NOT FEDERALLY INSURED OR GUARANTEED



Until December 7, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution(1).
         Blue Sky Legal Services and Registration Fees                 $  5,000
         OTS Filing Fees                                               $  8,400
         NASD Filing Fee                                               $  3,542
         Securities and Exchange Commission Registration Fee           $  9,217
         NASDAQ National Market System Listing Fee                     $ 20,209
         Legal Services and Disbursements - Issuer's counsel           $105,000
         Accounting Services                                           $ 70,500
         Appraisal fees and expenses                                   $ 20,000
         Business plan fees and expenses                               $  5,500
         Conversion agent fees and expenses                            $  7,500
         Printing costs (including Desktop Publishing and EDGAR fees)  $ 75,000
         Postage and mailing                                           $ 30,000
         Commissions and other offering fees (2)                       $287,354
         Expenses of Sales Agents
             (Including Counsel Fees and Disbursements)                $ 28,000
         Advertising                                                   $  2,000
         Transfer agent fees                                           $  2,000
         Other expenses                                                $  2,898
                                                                       --------
             TOTAL (3)                                                 $682,120
                                                                       ========

     (1) Costs represented by salaries and wages of regular employees and officers of the Registrant are excluded.

     (2) Assumes that the Common Stock is sold for $23,000,000, the midpoint of the Estimated Valuation Range, that no shares of stock will be sold through brokers, that all shares are sold in the Subscription Offering, and that executive officers and directors of the Registrant and of Union Federal Savings and Loan Association and their Associates and the Union Community Bancorp Employee Stock Ownership Plan acquire 318,250 shares.

     (3) All the above items, except the Registration, OTS and NASD Filing Fees, are estimated.

Item 14.      Indemnification of Directors and Officers.

     Section 21 of the Indiana Business Corporation Law, as amended (the "BCL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Section 10.05 and Article 13 of the Articles of Incorporation of the Registrant state as follows:

         Section 10.05. Limitation of Liability and Reliance on Corporate Records and Other Information.

         Clause 10.051. General Limitation. No Director, member of any committee of the Board of Directors, or of another committee appointed by the Board, Officer, employee or agent of the Corporation ("Corporate Person") shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause 10.051(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

         Clause 10.052. Reliance on Corporate Records and Other Information. Any "Corporate Person" shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or
     (D) the Board of Directors, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.

                                   ARTICLE 13

                                 Indemnification

         Section 13.01. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

         Section 13.02. Authorization of Indemnification. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 13.01 of this Article, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 13.01 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision (1), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding; or (3) by special legal counsel: (A) selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2), or (B) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (4) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

         Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) to select counsel.

         Section 13.03. Good Faith Defined. For purposes of any determination under Section 13.01 of this Article 13, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 13.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (1) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (3) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 13.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 13.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 13.01 of this Article 13.

         Section 13.04. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 13.02 of this Article, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 13.01 of this Article and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in this Article 13, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article13.

         Section 13.05. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the Corporation's Code of By-Laws, any resolution of the Board of Directors or Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all Voting Stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 13.06. Vested Right to Indemnification. The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 13.01 of this Article 13 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article 13, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

         Section 13.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

         Section 13.08. Additional Definitions. For purposes of this Article, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         For purposes of this Article, serving an employee benefit plan at the request of the Corporation shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

         For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

         For  purposes  of this  Article,  "official  capacity,"  when used with respect to a Director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

         Section 13.09. Payments a Business Expense. Any payments made to any indemnified party under this Article under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action.

     Under the Act, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Act. The Registrant has purchased insurance designed to protect and indemnify the Registrant and its officers and directors in case they are required to pay any amounts arising from certain claims, including claims under the Securities Act of 1933, which might be made against the officers and directors by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect, or breach of duty while acting in their respective capacities as officers or directors of the Registrant.

Item 15.      Recent Sales of Unregistered Securities.

     Because the Registrant was only recently incorporated to act as a holding company upon the completion of the offering registered by means of this Registration Statement, the Registrant has not yet issued any shares of its capital stock or other securities.

Item 16.      Exhibits and Financial Statement Schedules.

           (a) The exhibits furnished with this Registration Statement are listed beginning on page E-l.

           (b)  No financial statement schedules are required.

Item 17.      Undertakings.

     (1) The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Crawfordsville, State of Indiana, on November 10, 1997.

                                               UNION COMMUNITY BANCORP



                                               By  /s/ Joseph E. Timmons
                                                   -----------------------------
                                                   Joseph E. Timmons
                                                   President and Chief Executive
                                                       Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures                     Title                          Date
-------------------------------------------------------------------------------
(1)  Principal Executive Officer and Director:

     /s/ Joseph E. Timmons       President and           )
     Joseph E. Timmons           Chief Executive Officer )
                                                         )
                                                         )
(2)  Principal Financial and                             )
     Accounting Officer:                                 )
                                                         )
                                                         )
     /s/ Denise Swearingen       Treasurer and           )
     Denise E. Swearingen        Secretary               )
                                                         )
                                                         )    November 10, 1997
                                                         )
(3)  The Board of Directors:                             )
                                                         )
     PHILIP L. BOOTS             Director                )
                                                         )
                                                         )
     MARVIN L. BURKETT           Director                )
                                                         )
                                                         )
     PHILLIP E. GRUSH            Director                )
                                                         )
                                                         )
     SAMUEL H. HILDEBRAND        Director                )
                                                         )
                                                         )
     JOHN M. HORNER              Director                )
                                                         )
                                                         )
     HARRY A. SIAMAS             Director                )
                                                         )
                                                         )
     JOSEPH E. TIMMONS           Director                )
                                                         )
By: /s/ Joseph E. Timmons
     Joseph E. Timmons
     Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No.                      Description                                Page

1 Form of Agency Agreement to be entered into among Registrant, Union Federal Savings and Loan Association, and Trident Securities, Inc.*

2        Plan of Conversion*

3(1)     Registrant's Articles of Incorporation*

(2)      Registrant's Code of By-Laws*

4        Form of Stock Certificate*

5        Opinion  of  Barnes  &  Thornburg  re  legality  of  securities   being
         registered*

8(1)     Opinion of Barnes & Thornburg re tax matters*

(2)      Opinion of RP Financial, LLC re economic value of Subscription Rights

10(1) Letter Agreements entered into between Registrant and RP Financial, LLC relating to appraisal and business plan* (2) Union Community Bancorp Stock Option Plan*

(3) Union Federal Savings and Loan Association Recognition and Retention Plan and Trust*

(4)      Union  Community  Bancorp  Employee  Stock  Ownership  Plan  and  Trust
         Agreement*

(5) Employment Agreement between Union Federal Savings and Loan Association and Joseph E. Timmons*

(6) Exempt Loan and Share Purchase Agreement between Trust under Union Community Bancorp Employee Stock Ownership Plan and Trust Agreement and Union Community Bancorp*

21       Subsidiaries of the Registrant*

23(1)    Consent of RP Financial, LLC*

(2)      Consent of Geo. S. Olive & Co. LLC*

(3)      Consent of Barnes & Thornburg (included in Exhibit 5)*

24       Power of Attorney included on page S-6 of the Registration Statement*

27       Financial Data Schedule (filed electronically)*

99(1)    Appraisal Report of RP Financial, LLC*

(2)      Stock Order Form*

(3)      Appraisal Update*
-----------------
*Previously Filed